As filed with the Securities and Exchange Commission on June 18, 2014

Registration No.: 333-193315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MICROLIN BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-3896989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

135 E. 57th St., 12th Floor
New York, NY 10022
(646) 829-1281

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Joseph Hernandez, Chief Executive Officer
302 W. 12th St., Suite 114
New York, NY 10014
(646) 829-1281

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:

Faith L. Charles, Esq. Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, NY 10017 (212) 908-3905 (212) 344-6101 — Facsimile	Robert E. Puopolo, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1393 (617) 523-1231 — Facsimile

As soon as practicable after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this Form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.000001 per share	4,928,571	(1)	$7.50	$36,964,283	$4,761.00
Representative’s Warrants to Purchase Common Stock(4)	—		N/A	—	—
Common Stock Underlying Representative’s Warrants	214,286		$9.00	$1,928,574	$248.00
Total Registration Fee	N/A		N/A	N/A	$5,009.00

(1)	Includes 642,857 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of determining the amount of the registration fee.
(3)	Registrant previously paid $3,864.00 with the Form S-1 filed on January 10, 2014 and $1,237.00 with the Form S-1/A filed on April 15, 2014.
(4)	Pursuant to Rule 457(g) under the Securities Act, no registration fee is required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 18, 2014

4,285,714 Shares
Common Stock

This is the initial public offering of our common stock. No public market currently exists for our common stock. We are offering all of the shares of common stock offered by this prospectus. We expect the public offering price to be between $6.50 and $7.50 per share.

Our common shares have been approved for listing on the NASDAQ Capital Market under the symbol “MCLB.”

We effected a 2-for-1 stock split of our common stock on June 16, 2014.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Offering proceeds to us, before expenses	$	$
(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 109.

The underwriters may also purchase up to an additional 642,857 shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 45 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $         and our total proceeds, after deducting underwriting discounts and commissions but before expenses, will be $         .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about           , 2014.

Joint Book-Running Managers

Brean Capital	Summer Street Research Partners

Co-Manager

Meyers Associates

           , 2014.

MICROLIN BIO, INC.

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the underwriters are making an offer to sell or seeking offers to buy shares of our common stock in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospectus may have changed since those dates.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read this entire prospectus carefully, especially the section in this prospectus entitled “Risk Factors” beginning on page 7 and our financial statements and the related notes thereto appearing at the end of this prospectus.

As used in this prospectus, references to “we,” “us,” “our,” “our company” and “Microlin” refer to MicroLin Bio, Inc.

Our Company

We are a development stage emerging therapeutic and diagnostic company focusing on microRNA and its role in oncology. We were incorporated in Delaware in July 2013. In September 2013, we entered into agreements with the Ohio State Innovation Foundation (OSIF), an affiliate of the Ohio State University (OSU), to exclusively license a portfolio of approximately 138 pending patent applications and 132 granted patents covering numerous microRNAs. In addition, we licensed a novel delivery technology for potential use in the development of our therapeutic product candidates. MicroRNAs are recently discovered naturally-occurring RNA molecules (composed of 19 to 25 nucleotides) that do not encode proteins but instead regulate gene expression and various biological pathways. The improper balance of microRNAs is believed to be linked to many diseases, including cancer. We believe that microRNAs represent a new class of therapeutics and diagnostics that may be more effective in the diagnosis and treatment of cancer, with the potential for mitigated side effects in comparison with conventional small molecule drugs or biologics.

We believe that we will build a strong position in the microRNA field, with not only a strong intellectual property portfolio, but also with a management team, board of directors and scientific advisory board with the experience and expertise in early stage biotechnology, therapeutic development, nanoparticle delivery and microRNA biology to maximize the potential of our company and our intellectual property.

Since our inception, our operations have focused primarily on acquiring and in-licensing critical intellectual property rights from OSIF, recruiting a management team and board of directors, who have agreed to serve upon consummation of this offering, and scientific advisory board. Additionally, we have been engaging in preclinical development activities, developing strategic company plans to identify and develop our therapeutic and diagnostic product candidates and initiating preclinical studies on our lead therapeutic product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies. We have not yet initiated any clinical trials or validated our candidate diagnostic tests. Our delivery technology, if successfully developed, is expected to be used with other applications for our product candidates.

Potential of microRNA Biology

MicroRNAs (miRNAs or miRs) are non-coding RNAs (ncRNAs) that regulate the expression of genes. Scientists have so far identified over 2,000 potential microRNAs and more than one-third of all human genes are predicted to be regulated by microRNAs. Since a single microRNA can regulate an entire network of genes, microRNAs operate as master regulators of the genome. Because levels of miRNAs are altered in many diseases, they can act as biomarkers for these diseases for the diagnosis, prognosis, prediction of response to therapy, and post-treatment monitoring. In addition, pathological changes caused by dysregulation of microRNA changes can potentially be reversed by microRNA-based therapy.

There are multiple approaches for microRNA-based therapy. One is microRNA-replacement therapy (MRT), in which an exogenous “microRNA mimic” for a microRNA with low levels of expression is introduced. Another approach is antimicroRNA therapy (AMT), in which a microRNA inhibitor for a microRNA that is overexpressed is introduced. These microRNA-modulating agents are synthetic oligonucleotides with sequences that are identical or complementary to the targeted microRNAs.

MicroRNAs expression patterns are altered in all types of cancer, with each cancer type displaying a distinctive signature microRNA expression pattern. A microRNA profile can therefore be an independent prognostic marker for cancer. In addition, it has been shown that changes in miRNAs can promote tumor development by increasing the expression of oncogenes that promote tumor growth and by decreasing the expression of tumor-suppressor genes. MicroRNAs have been linked to tumor development, invasion, metastasis, new blood vessel generation, and tumor resistance to chemotherapy and radiotherapy. Because microRNA mimics and antimiRs are sequence specific, compared to the conventional small molecule chemotherapy, fewer adverse sides effects are expected along with much greater probability of hitting their targets.

Our microRNA Product Platform

We intend to develop a series of miR-based AMT and MRT therapeutics and diagnostic microRNA panel tests (MPTs) for lung, ovarian, colorectal and prostate cancers. The initial clinical development candidates are listed in the table below:

Therapeutic Candidate	Related MPT	miR Target	Modality	Cancer Targets
LumiralinTM	LumiraTM	miR-21	AMT	Lung
OmiralinTM	OmiraTM	miR-484	MRT	Ovarian
ColomiralinTM	ColomiraTM	miR-17-5p	AMT	Colorectal
ProstamiralinTM	ProstamiraTM	miR-34a	MRT	Prostate

Since miR-21 and miR-17-5p are elevated in many types of cancer, LumiralinTM and ColomiralinTM may be useful in treating multiple tumor types. MicroRNA-based therapeutics can potentially be used in combination with each other in a common delivery vehicle. Furthermore, because of their ability to decrease therapeutic resistance, microRNA-based therapies could potentially be combined with standard chemotherapy or radiotherapy and could potentially produce a synergistic effect. Compared to conventional therapy such as small molecule chemotherapeutics, miR-based therapy is biomarker-driven and its miR targets are expected to affect entire gene-regulatory networks that are believed to serve as the master switches of tumor survival. The networks control several different points in the course of cancer development. We believe that miR-based therapy is likely to result in a more effective therapy with fewer side effects than conventional therapy.

A significant challenge to the clinical development of miR-based therapeutics is the need for an effective delivery system. We have licensed QTsomeTM technology from OSIF, a proprietary lipid nanoparticle-based microRNA delivery technology for AMT and MRT, which we believe will provide us with an advantage in addressing the problem of drug delivery. QTsomeTM is a proprietary lipid nanoparticle-based delivery platform developed by Dr. Robert Lee, a member of our scientific advisory board, at the OSU College of Pharmacy. The QTsomeTM technology has been validated in Dr. Lee’s laboratory at OSU. QTsomesTM comprise an optimum combination of two cationic lipids, one with a quaternary amine headgroup and the other with a tertiary amine headgroup. These components can provide a stable nanoparticle and facilitate efficient delivery of the antimicroRNA into the cytoplasm of the target cell. The benefits of QTsomesTM include high efficiency, low toxicity and rational design. QTsomesTM utilize off-the-shelf cationic lipids and helper lipid components that are available in current good manufacturing practices (cGMP) grade from commercial suppliers.

We have in-licensed a portfolio of approximately 138 pending patent applications and 132 granted patents covering various aspects of applications of miRNAs in cancer from OSIF. The subject matter covered by these patents was developed, whole or in part, by Dr. Carlo Croce, a recognized leader in the field of miRNA, and by Dr. Lee, a recognized expert on nanoparticle-based miRNA delivery technology, both of whom are members of our scientific advisory board. The other members of our scientific advisory board also have extensive experience in miRNA biology and in oligonucleotide therapeutics design and development.

Rather than screening a large library of hundreds of thousands of compounds for lead identification in traditional drug discovery, miR-based drug discovery is relatively straightforward since the sequence is defined by that of the miR target. The therapy directly targets the microRNA based on sequence complementarity. If successfully developed, manufactured and commercialized with all the required regulatory approvals, we believe miR-based drugs have the potential to alter the landscape of the oncology market.

Our Outsourcing-Based Product Development Strategy

A trend in the biotechnology industry is to outsource developmental functions. This avoids the need to establish a sizeable research and development facility, which is time consuming and capital intensive. By outsourcing our developmental functions, we expect to be able to keep fixed costs to a minimum and maximize flexibility. Under this outsourcing model, we believe we will be able to leverage the established expertise of consultants and capabilities at partner academic institutions and contract research organizations (CROs) resulting in an overall efficient process for drug development. Our management plans to execute the strategic plan and carry out operational management and coordinate activities at sites of contractors and CROs. As of the date of this prospectus, we are engaged in discussions with CROs covering all stages of preclinical development and clinical trials with the objective of reaching agreements after the closing of this offering. In addition, we expect to enter into a contract with OSU and Dr. Lee, Professor of Pharmaceutics at the OSU College of Pharmacy, pursuant to which Dr. Lee will serve as the Principal Investigator for our preclinical studies. We can provide no assurance, however, that we will enter into agreements with these parties on favorable terms, or at all.

Our Leadership

Our leadership team has many years of collective experience in clinical development and in microRNA biology, including experience in early stage biotechnology companies.

•	Joseph Hernandez, M.S., MBA, our current Chief Executive Officer, Executive Chairman and sole member of our board of directors, has been involved in the management and founding of several early stage biotechnology companies, including Affymetrix, Inc. (AFFX), Digene Corp. (now Qiagen NV (QGEN)), Innovative Biosensors, Inc., Prolias Technologies, Inc. and Signal Genetics, LLC.

Upon the consummation of this offering, the following individuals have agreed to serve as our executive officers, employees or consultants:

•	Nicholas Dean, Ph.D., Chief Scientific Officer, has worked extensively in the antisense and oligonucleotide space. He founded Excaliard Pharmaceuticals, Inc. in 2006 and served as its Chief Science Officer and as a member of its board of directors from March 2006 through March 2012. Prior to 2006, he was the Executive Director and Vice President of Functional Genomics and Oncology at Isis Pharmaceuticals, Inc. (ISIS). Dr. Dean has also agreed to serve as a member of our board of directors upon the consummation of this offering.
•	Christopher Lowe, MBA, President and Chief Financial Officer, has previously served as the Chief Business Officer and Chief Financial Officer of Anthera Pharmaceuticals, Inc. (ANTH). Prior to his time at Anthera Pharmaceuticals, Inc., he was the Vice President of Finance and Administration and Chief Financial Officer at Asthmatx, Inc. He is currently serving as the interim Chief Financial Officer of Hansen Medical, Inc. (HNSN). Mr. Lowe began serving as our President and Chief Financial Officer on May 23, 2014. Mr. Lowe has also agreed to serve as a member of our board of directors upon the consummation of this offering.
•	Eric Marcusson, Ph.D., Head of Preclinical Drug Discovery, has extensive experience as a scientific director in preclinical drug discovery. In 2007, he co-founded Regulus Therapeutics Inc. (RGLS), a publicly-held biopharmaceutical company, and served as its Director of Oncology. Mr. Marcusson previously served as Director of Antisense Drug Discovery at Isis Pharmaceuticals, Inc. (ISIS) and as a scientist at Immusol, Inc.
•	Jeffrey Jensen, Head of Clinical Development, has broad experience in clinical operations and has overseen hundreds of clinical trials. He also has significant experience interacting with regulatory agencies such as the U.S. Food and Drug Administration (FDA) and the European Medicines Agency. Mr. Jensen previously served as Executive Director and Vice President of Clinical Operations at Pfizer, Inc. (PFE), and as Head of Clinical Development at Excaliard Pharmaceuticals, Inc.

Our executive team is supported by our scientific advisory board members, who are experienced scientists in the fields of microRNA and cancer biology:

•	Carlo Croce, M.D., Professor and Chairman of the Department of Molecular Virology, Immunology and Medical Genetics at the OSU College of Medicine, is a leading scientist and inventor in the area of microRNA, with approximately 100 patents in this field. Dr. Croce, a member of the National Academy of Sciences, has over 1,000 scientific publications.
•	Robert Lee, Ph.D., Professor of Pharmaceutics at the OSU College of Pharmacy, has experience in developing novel targeted drug delivery systems for cancer based on lipid and polymer nanoparticles, including novel nanocarrier formulations of oligonucleotides. Dr. Lee also has previous experience in the private sector, having served as the Vice President of Research and Development at Endocyte, Inc. (ECYT).
•	Philip Tsichlis, M.D., Professor of Hematology and Oncology at the Tufts University School of Medicine, serves as the Executive Director of the Molecular Oncology Research Institute at the Tufts Medical Center. Dr. Tsichlis is an expert in various molecular pathways involved in cancer.
•	Sakari Kauppinen, Ph.D., Professor at the Department of Haematology, Aalborg University Hospital in Denmark, is an expert in miRNA research and discovery and development of miRNA therapeutics. Dr. Kauppinen also owns a firm which provides consulting services to pharmaceutical companies and previously served as the Senior Director of microRNA Research at Santaris Pharma. Dr. Kauppinen has published 90 scientific papers and is co-inventor on 60 patent applications.
•	George Calin, M.D., Ph.D., is both a Professor for the Department of Experimental Therapeutics and Co-Director of The RNA Interference and non-coding RNA Center at The University of Texas MD Anderson Cancer Center. Dr. Calin has hundreds of scientific publications and a strong focus on microRNA biology.

Risk Factors Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include the following:

•	We have a very limited operating history, have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future. Even with the proceeds from this offering, we will require additional funding, which may not be available on acceptable terms, or at all.
•	We are subject to certain financial commitments in our license agreements with OSIF. If we fail to meet such commitments, OSIF may terminate the license agreements and rescind our intellectual property rights.
•	We have minimal assets, have never generated any revenue, and we may never achieve or sustain profitability.
•	We are highly dependent on the success of microRNA technology and we may not be able to successfully obtain regulatory or marketing approval for, or successfully commercialize, any of our product candidates.
•	We have not yet begun any clinical trials for our product candidates and have only begun preclinical studies on our lead therapeutic product candidate. We may never validate any of our diagnostic product candidates. If we do achieve validation or if the FDA were to begin regulating our clinical diagnostics, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval.
•	We plan to rely on third parties to conduct our preclinical testing and clinical trial design and management for our potential therapeutic products, and these third parties may not perform satisfactorily.

•	We may be involved in lawsuits relating to intellectual property, either to protect or enforce our patents or the patents of our licensors, or to defend against third party claims of intellectual property infringement, or due to failure to comply with our obligations in our licensing agreements.
•	The commercial success of our product candidates will depend upon the degree of market acceptance by the medical community, including physicians, patients and third party payors.
•	We face significant competition in the therapeutic and diagnostic space in the United States and internationally. We are aware of several other companies with microRNA-based therapeutics and diagnostics, and such companies could succeed in developing a micro-RNA-based therapeutic or diagnostic product which they can commercialize and market sooner than us.
•	The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the public offering price.
•	We do not currently have product liability coverage in place. Our insurance coverage, once in place, may not be sufficient to reimburse us for any expenses or losses we may suffer.
•	We may become subject to litigation, including claims relating to our operations, security offerings and otherwise in the ordinary course of business.

Corporate Information

Our executive offices are located at 135 E. 57th St., 12th Floor, New York, NY 10022 and our telephone number is (646) 829-1281. Our Web site is http://www.microlinbio.com, and we can be reached at info@microlinbio.com. Information contained on or accessible through our Web site is not a part of this prospectus, and the inclusion of our Web site address in this prospectus is an inactive textual reference only.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

, LumiralinTM, OmiralinTM, ColomiralinTM, ProstamiralinTM, LumiraTM, OmiraTM, ColomiraTM, ProstamiraTM and QTsomeTM are our trademarks that is used in this prospectus. This prospectus may also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear with the ® and TM symbols, but these references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

OFFERING SUMMARY

Common stock offered by us
4,285,714 shares, par value $0.000001 per share.
Common stock to be outstanding after this offering
8,423,464 shares.
Option to purchase additional shares
We have granted the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to 642,857 additional shares of common stock to cover over-allotments, if any.
Offering price
$7.00 per share, which represents the mid-point of the price range set forth on the cover page of this prospectus.
Use of proceeds
We estimate that we will receive net proceeds of approximately $26,038,000 (or approximately $30,200,000 if the underwriters’ option to purchase additional shares is exercised in full) from the sale of common stock offered by us in this offering, based on an assumed initial offering price of $7.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. See “Use of Proceeds” for a description of how we intend to use the net proceeds from this offering.
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
NASDAQ symbol
“MCLB”

Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

The number of shares of our common stock to be outstanding after the consummation of this offering is based on 4,030,258 shares of common stock outstanding as of March 31, 2014 and 107,492 common shares to be issued to OSIF to fulfill the remaining anti-dilution provisions in the license agreements between the company and OSIF (assuming an initial public offering price of $7.00 per share), excluding:

•	402,000 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2014, at a weighted average exercise price of $4.75 per share;
•	198,000 shares of additional common stock reserved for future issuance under the Microlin Bio, Inc. 2013 Equity Incentive Plan;
•	642,857 shares of common stock issuable upon the full exercise of the underwriters’ over-allotment option; and
•	214,286 shares of common stock issuable upon the exercise of the representatives’ warrants, at an exercise price of $8.40 per share (based on an assumed initial offering price of $7.00 per share, the mid-point of the price range on the cover page of this prospectus).

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information contained in this prospectus, including our financial statements and the related notes thereto, before deciding to invest in our common stock. If any of these risks or events actually occur, our business, financial condition, results of operations and prospects would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment in our company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business, financial condition, results of operations and prospects. Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

Risks Related to Our Financial Condition and Capital Requirements

We have a very limited operating history, have minimal assets, have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a developmental stage emerging therapeutics and diagnostics company with minimal assets and a very limited operating history. Since our inception in July 2013, our operations have focused primarily on acquiring and in-licensing critical intellectual property rights from the Ohio State Innovation Foundation (OSIF), recruiting a management team and board of directors, who have agreed to serve upon the consummation of this offering, and a scientific advisory board, preclinical development activities, as well as developing strategic company plans to identify and develop our therapeutics and diagnostics and bring them to market. We have only initiated preclinical studies on our lead therapeutic product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies, and have not yet initiated any clinical trials or obtained regulatory approvals for any of our commercial product candidates, validated our diagnostic tests or generated any revenue. We expect to continue incurring significant expenses and increasing operating losses for the foreseeable future. Our prior losses, combined with expected future losses, may have a material adverse effect on business, results of operations and financial condition.

We are unable to predict the timing and amount of additional expenses that we will incur in our efforts to generate revenue and become profitable, if we are successful at all. We anticipate that our expenses will continue to increase significantly in the foreseeable future due to the high costs associated with developing therapeutic and diagnostic product candidates. We intend to devote a significant amount of our capital to preclinical research and development of product candidates, acquisitions or in-licensing of intellectual property, if necessary, initiating clinical trials and seeking regulatory approval, complying with federal and state regulatory requirements, developing our intellectual property portfolio and hiring additional personnel to support our growth as a public company. Even if we obtain regulatory approval to market a product candidate, or obtain or develop critical intellectual property rights, our future revenues will depend on our ability to achieve sufficient market acceptance and adequate market share for our product candidates and companion diagnostics in those markets. If we continue to incur significant operating losses without the ability to offset such losses with revenue streams or the raising of additional capital, our business, results of operations and financial condition will be materially adversely affected.

We may be unable to fulfill our contractual commitments to OSIF. As a result, we may incur significant financial fees and may be required to terminate our license agreements with OSIF, which would have a material adverse effect on our business, results of operations and financial condition.

In September 2013, we entered into five patent and technology license agreements with OSIF, whereby we obtained the exclusive, worldwide rights and license to use, develop, manufacture, market and commercialize certain intellectual property rights. Each agreement requires us to make payments to OSIF upon the achievement of certain developmental and commercialization milestones relating to the licensed intellectual property rights. In addition, we will be required to pay to OSIF a royalty on the net sales of products and services whether or not they utilize the intellectual property rights, and, beginning in 2015, we must make minimum annual royalty payments to OSIF. As we develop our product candidates, we expect to incur significant expenses and increasing operating losses for the foreseeable future without the ability to generate enough revenue to offset such expenses and losses. In addition, we may be unable to develop or commercialize a viable product candidate by 2015. If we are unable to satisfy our milestone and royalty payment obligations to OSIF, we would be in default under the license agreements and may be required to return the licensed intellectual property rights to OSIF, which would have a material adverse effect on our business, results of operations and financial condition.

We have the right to terminate any of the license agreements upon prior written notice to OSIF. However, if we terminate any of the four miR-related license agreements prior to September 6, 2015, we will be required to pay a termination fee of $2,500,000 to OSIF. In addition, upon our breach of certain provisions in the license agreements, OSIF has the option to terminate the applicable agreement, change the applicable field of use or territory or change the license granted from an exclusive license to a non-exclusive license. We may be unable to pay the termination fee required under the agreements if we terminate one of the four miR-related agreements, which could cause OSIF to pursue a claim against us in court and cause us to incur additional costs. In addition, if we commit a breach and OSIF decides to terminate an agreement or modify the applicable field of use or territory in a license agreement, we may be unable to continue developing our product candidates and may never generate any revenue. If OSIF changes a license or all of the licenses to a non-exclusive license, our competitors may be able to license the same intellectual property rights on more favorable terms. Any of these events would have a material adverse effect on our business, results of operations and financial condition.

The terms of the license agreements, as amended, also require us to reimburse OSIF pursuant to a scheduled payment plan for patent costs, which amount to approximately $2,446,000 in the aggregate (including $200,000 in scheduled payments we have yet to make) as well as future patent costs to maintain the patents, which can be substantial. The unpaid patent costs accrue interest at a rate of 3.5% per annum. The entire balance of the patent costs, as amended, will become immediately due and payable upon the consummation of this offering. If we are unable to make the scheduled payments on time, or at all, or pay the entire unpaid balance of the patent costs when they become immediately due and payable, we could be considered in default under the license agreements with OSIF and the intellectual property rights licensed under the agreements would revert back to OSIF, which would have a material adverse effect on our business, results of operations and financial condition.

We have minimal assets and have never generated any revenue. As a result, our ability to reduce our losses and reach profitability is unproven, and we may never achieve or sustain profitability.

Our company has three potential sources for revenue: out-licensing of our intellectual property, therapeutic and clinical diagnostics revenue, and long-term partnership deals. As an emerging growth company with minimal assets and a limited operating history, we have yet to generate any revenue from these potential sources and do not expect to be profitable in the foreseeable future, if ever. Our ability to generate future revenues depends on our success in:

•	building our intellectual property portfolio by acquiring or in-licensing critical intellectual property rights;
•	completing research and preclinical development of our product candidates;
•	obtaining clinical diagnostics;
•	collecting a sufficient quantity of samples to validate our product candidates;
•	seeking and obtaining regulatory approvals of our clinical diagnostics and therapeutic product candidates on a timely basis;
•	entering into and maintaining long-term relationships with strategic partners on favorable terms;
•	establishing the analytical validity of our candidate tests in accordance with the Clinical Laboratory Improvement Amendments of 1988 (CLIA) and the implementing CLIA regulations;
•	solidifying a commercialization process or producing a product at a reasonable cost by scaling up our manufacturing process;
•	launching a product candidate for which we obtain regulatory and marketing approval and obtaining market acceptance of such product;

•	building a sales force that can adequately create a distribution for our product;
•	addressing regulatory changes and market developments in a cost-efficient manner;
•	receiving appropriate reimbursement for diagnostic tests;
•	identifying and testing new product candidates;
•	attracting, hiring and retaining qualified personnel; and
•	addressing competing businesses and products in the market.

Due to the uncertainties of diagnostic validation, clinical trials and pharmaceutical development, we may never generate revenue from product sales, or be able to predict the amount of additional expense we will incur in our efforts to achieve product sales. We may never become profitable if our product candidates or diagnostics fail in clinical trials or do not gain regulatory approval or market acceptance. If we are able to obtain regulatory approval of a product candidate and bring it to market, we will incur significant costs that may substantially offset any revenue generated from the sale of such product. In addition, the market may not accept our product candidates or another competing business may infringe on our intellectual property and develop a similar and more cost efficient product. Even if we are able to successfully commercialize any potential product, we may never become profitable and may need to turn to alternative sources of funding to continue our operation, which may have a material adverse effect on our business, results of operations and financial condition.

Even if this offering is successful, we will require additional funding, which may not be available on acceptable terms, or at all.

We are currently undergoing preclinical research and development of product candidates and will need to raise additional capital in our efforts to advance such product candidates through clinical trials and ultimately bring them to market. Developing therapeutics is expensive and, as products move through the regulatory process to commercialization, unpredictable costs often arise. Even with the proceeds from this offering, we will likely be unable to generate revenue to cover our operating expenses and will need to raise additional capital to continue our clinical development and operations. We may need to seek additional funding sources and potentially change our business model or operation plans, which may prevent commercialization of our product candidates and be detrimental to the long term profitability of the company. Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments will enable us to fund our operating expenses and capital expenditures through 2015. We expect that the cost for preclinical development of our four therapeutic product candidates up to Phase 1 will be approximately $10 to $14 million and that the cost to validate each of our four diagnostic product candidates will be approximately $1 million per product candidate.

The process of raising additional capital could divert the attention of our management from the day-to-day operations of the company, which could delay or detract our ability to commercialize our product candidates, out-license our intellectual property or form strategic partnerships that are critical to our business. We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party arrangements and other collaborations, strategic alliances and licensing arrangements. We may be forced to accept additional capital on non-ideal or onerous terms, which could adversely affect the holdings or the rights of our stockholders. If we are unable to obtain additional capital on a timely basis, on favorable terms, or at all, we may be required to significantly delay or discontinue one or more of our research or development programs, which could have a material adverse effect on the company. We may also be required to relinquish rights to some of our technologies or product candidates. Any of these events may have a material adverse effect on our business, results of operations and financial condition.

Our common stock could become diluted and the market price of our common stock could decline if we raise additional capital through equity or debt that converts into equity.

We may raise additional funds through the issuance of equity or debt securities which convert into equity. The issuance of these securities could substantially dilute the holdings of our stockholders. Furthermore, the terms of these securities may contain liquidation preferences or other preferences that adversely affect the rights of stockholders. The market price of our common stock may also decline if we issue additional securities, whether equity or debt. If we incur additional debt by issuing debt securities, a significant portion of our cash flow may be committed to the payment of principal and interest to cover such indebtedness, and we may be subject to restrictive financial covenants which inhibit our ability to incur additional debt, issue additional equity or license, acquire or dispose of strategic assets or intellectual property rights. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

Our recurring losses from operations may raise substantial doubt regarding our ability to continue as a going concern.

Our recurring losses from operations and lack of funding through March 31, 2014 raise substantial doubt about our ability to continue as a going concern. As of September 30, 2013, we had not funded the company and as of March 31, 2014, we only had $995 in our bank account, which was advanced by Joseph Hernandez, our founder, Executive Chairman and Chief Executive Officer. Joseph Hernandez has paid, and continues to pay, certain bills on our behalf. As of the date of this prospectus, there are minimal funds in our bank account. If not funded, we will not be able to meet certain obligations, including our obligations to OSIF under license agreements (including certain patent costs which remain unpaid), as they become due. Sufficient financing may not be available to us when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Development of Our Product Candidates

We are highly dependent on the success of microRNA technology and we may not be able to develop the technology, successfully obtain regulatory or marketing approval for, or successfully commercialize, our therapeutic product candidates.

Our therapeutic focus is entirely based on microRNA technology, including the application of microRNA technology in cancer, and the success of our company is based on the viability of this technology and the development of our product candidates. Since our inception, we have focused our efforts on acquiring strategic intellectual property related to microRNA technology, recruiting a management team and board of directors, who have agreed to serve upon consummation of this offering, and establishing a scientific advisory board with substantial experience working with microRNA. Neither we nor any other company has received FDA regulatory approval to market therapeutics or diagnostics targeting microRNAs. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. The evidence that these microRNAs will work as a therapeutic is limited to mostly animal data and in vitro data, which does not reflect the full human in vivo condition. The effect of microRNAs as a therapeutic in humans has not been extensively tested and, as a result, the long-term safety, toxicology and efficacy of the therapy with respect to humans remains unknown. If our microRNA technology is found to be unsafe in humans, or if it never receives regulatory approval for commercialization, we will never be able bring our product candidates to market and may never become profitable.

Further, our efforts are concentrated not only in microRNA technology, but also in its application in cancer. Our current strategy and licensed intellectual property is focused on targeting microRNA in only four types of cancer. This lack of diversification increases the risk associated with the ownership of our common stock. If we are unsuccessful in developing and commercializing microRNA technology and its application in these four types of cancer, we may have to alter the scope and direction of our company and steer away from the intellectual property we have acquired as well as the core capabilities of our management team and scientific advisory board. Without successful commercialization of our potential therapeutic products, we may never become profitable, which would have a material adverse effect on our business, results of operations and financial condition.

It is difficult to predict the time and cost of developing a viable microRNA-based product since it is a novel technology.

MicroRNA-based technologies are novel and relatively unproven. MicroRNAs are novel elements in the human genome, just recently understood, and their role in cancer was discovered less than ten years ago. The scientific knowledge related to microRNAs, their intracellular mechanism and their role in various forms of cancer continues to evolve and grow. For these reasons, it is difficult to predict the time and expense of developing a microRNA-based therapeutic product for cancer. This uncertainty may make it difficult for us to budget accurately, raise capital and hire appropriately, which are all elements critical to the success of our business. Delays and costs that are greater than expected may have a material adverse effect on our business, results of operations and financial condition.

Our clinical diagnostics may never be validated.

The FDA regulates the sale or distribution, in interstate commerce, of in vitro diagnostic test kits, reagents and instruments used to perform diagnostic testing. To the extent that our diagnostic tests potentially may be regarded as an in vitro diagnostic test rather than as a Laboratory Developed Test (LDT), increased and different FDA regulation may increase the costs of commercialization and/or delay commercialization of our clinical diagnostic product candidates. The FDA, to date, has decided not to exercise its authority to actively regulate the development and use of LDTs such as our current diagnostic product candidates. Any of these events would have a material adverse effect on our business, results of operations and financial condition.

We are subject to CLIA, a federal law regulating clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. Accreditation by the College of American Pathologists (CAP), one of six CLIA-approved accreditation organizations, is sufficient to satisfy the requirements of CLIA.

The validation for CLIA or CAP is a two-step process. The first step is optimization of all of the steps of the test protocol to show that the test is able to produce repeatable and consistent results. The second step is the clinical validation, in which statistically significant sensitivity and specificity of the test on the appropriate human samples are determined. Overall, the purpose of the validation process is to determine the accuracy, precision, sensitivity and specificity of the test. The time and cost to complete the validation process can vary widely, and it is possible that we would be unable to complete the validation process along the timeline and within the budget as planned.

As of the date of this prospectus, our clinical diagnostics have not yet been validated for commercialization in a CLIA or CAP laboratory, and we have not yet begun the validation process. We may be unable to enter into an agreement with a CLIA or CAP laboratory on favorable terms, or at all. Although we may be able to validate the tests, they might have sensitivity and specificity that is insufficient to bring the product to market. Any delays or incurrence of greater costs than budgeted in validating these tests may have a material adverse effect on our business, results of operations and financial condition.

If the FDA were to begin regulating our clinical diagnostics, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval, which would have a material adverse effect on our business, results of operations and financial condition.

Clinical laboratory tests such as our clinical diagnostic candidates are regulated under the CLIA as well as by applicable state laws. CLIA requires laboratories to meet staffing, proficiency and quality standards, and we will need to expend time and resources to be certain that we are in compliance with CLIA standards. Currently, the FDA does not regulate LDTs although reagents, instruments, software or components provided to us by third parties and used to perform these tests may be subject to regulation.

From time to time, the FDA has indicated that it is revisiting its current policy of enforcement discretion. There is a possibility that the FDA could issue guidance that would increase FDA oversight of LDTs. If the FDA implemented new compliance or regulatory policy or Congress made legislative changes increasing its oversight of LDTs, we may be unable to offer clinical laboratory tests. If we are unable to conduct our clinical laboratory tests, we could be forced to halt any future sales of our diagnostic tests until we are able to meet the new regulatory requirements. Meeting new regulatory requirements could involve additional clinical testing, which could be costly and time consuming, and can delay commercialization of our clinical diagnostic product candidates. Furthermore, any ongoing compliance required by the FDA would be an incremental cost to our business. Such developments may have a material adverse effect on our business, results of operations and financial condition.

All of our programs are still in preclinical development. Validation, preclinical testing and future clinical trials may not be successful or may experience delays, which would have a material adverse effect on our business, results of operation and financial condition.

To date, we have devoted our resources to identifying and developing product candidates and acquiring and in-licensing the intellectual property upon which we are building our clinical therapeutic and diagnostic product candidates. Our clinical therapeutic product candidates are currently in a preclinical development phase and our clinical diagnostic product candidates have yet to be validated. We have only initiated preclinical studies on our lead therapeutic product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies. None of our product candidates have generated any revenue.

We may be unable to successfully complete the clinical validation process for our diagnostic product candidates due to several factors, including our ability to acquire enough samples for full validation and the procurement of materials necessary to conduct testing.

We may not be able to successfully complete the preclinical testing necessary to advance our therapeutic product candidates into clinical development, including animal pharmacology and toxicity studies. The results of any preclinical work may indicate that our therapeutic product candidates do not have the safety or efficacy necessary to file an Investigational New Drug (IND) with the FDA in order to move our product on to the clinical development process.

We expect to work with third party sites to conduct our clinical trials. If we are unable to sign up enough sites to conduct the trials, or manage the sites properly, there could be delays, increased costs or termination of the clinical trials all together.

Once we initiate the clinical development of our product candidates, it may be difficult to identify and qualify patients to participate in future clinical trials for our product candidates, and the timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing as well as completion of required follow-up periods. If patients are unwilling to participate in our clinical trials due to concerns over the safety of the product or for other reasons, the timeline for conducting the trials and obtaining regulatory approval may be delayed. Furthermore, we may also compete for patients with other companies conducting similar clinical trials. Any delays in our future clinical trials could result in increased costs, delays in product development or termination of the clinical trials altogether.

Any of these events could have a material adverse effect on our business, results of operations and financial condition.

We may fail to obtain orphan drug status for our product candidates.

We intend to seek orphan drug status from the FDA for LumiralinTM and OmiralinTM, two of our product candidates, for the treatment of ovarian cancer. In addition, we may seek orphan drug status for our other product candidates to the extent such product candidates are developed for ovarian cancer. Ovarian cancer therapies are eligible for orphan drug status under the Orphan Drug Act of 1983. The orphan drug status gives the manufacturer specific financial incentives to develop a pharmacological agent. If a product that has an orphan drug designation receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same medication for the same indication, except in very limited circumstances, for seven years. Failure to obtain an orphan drug designation for LumiralinTM and/or OmiralinTM may have a material adverse effect on our business, results of operations and financial condition.

We may fail to demonstrate the safety and efficacy of our therapeutic product candidates in accordance with regulatory standards and may incur delays and substantial costs in our clinical trials.

In order to commercialize our therapeutic product candidates, we must conduct extensive clinical trials demonstrating the safety and efficacy of our product candidates in humans. The clinical testing process is expensive, difficult to design and implement, will take many years to complete and is unpredictable in both its duration and outcome. A failure of one or more clinical trials can occur at any stage of testing. There is a high failure rate for drugs and biological products proceeding through clinical trials. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market our product candidates as a prescription pharmaceutical product in the United States until we receive approval of a New Drug Application (NDA), from the FDA, or in any foreign countries until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of preclinical testing and clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are eventually approved for commercialization. We have not submitted an NDA to the FDA or comparable applications to other regulatory authorities. Preclinical and clinical data is often susceptible to varying interpretations and types of analyses and regulatory authorities may fail to approve our product. In addition, even if we successfully complete early clinical trials, such results may not be indicative of the success or results of our later clinical trials.

Our successful completion of clinical trials may be materially adversely affected by many factors, including:

•	ineffective trial design and disagreement with the FDA on final trial design;
•	imposition of a clinical hold following an inspection of our clinical trial operations by the FDA or other regulatory authorities;
•	difficulties or delays in reaching an agreement with a contract research organization (CRO), and clinical trial sites;
•	delays in obtaining required institutional review board (IRB) approval for each trial site;
•	data collected from clinical trials may not be sufficient to support the submission of a NDA or other submission or to obtain regulatory approval in the United States or elsewhere;
•	delays or difficulties in recruiting suitable patients to participate in clinical trials;
•	delays in manufacturing or delivering products and materials to clinical trial sites;
•	delays or difficulties caused by lack of patient adherence to treatment or post-treatment follow-up;
•	delays caused by patients dropping out of a trial and the need for recruiting additional patients; and
•	delays caused by clinical sites dropping out of the trial and the time required to recruit a new site.

Any of the these delays or difficulties could cause us to be delayed in obtaining marketing approval from regulatory authorities, if at all, or allow us to obtain approval for specific indications or patient populations that are not as broad as currently targeted. In addition, such delays or difficulties may cause our development costs or our time to bring our product candidates to market to increase, may weaken our competitive positioning in the market and may have a material adverse effect on our business, results of operations and financial condition.

Any of our therapeutic product candidates may cause adverse effects or have properties that could delay or prevent their regulatory approval or limit the scope of any specific indications or market acceptance.

Adverse events caused by our potential therapeutic product candidates could cause interruptions, delays or the halting of our clinical trials. If adverse effects are observed in any clinical trials for our therapeutic product candidates, we may be unable to obtain timely, or any, regulatory approval of our therapeutic product candidates. Adverse effects caused by our product candidates could also subject us to litigation and liability, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, if any of our product candidates are approved for commercialization and are found to cause serious or unpredicted side effects, serious consequences may result, including but not limited to, the withdrawal of marketing approval by regulatory authorities, restrictions on distribution by regulatory authorities, the need to conduct additional clinical trials, litigation and potential liability for personal injury to patients and damage to our reputation. Furthermore, our ability to achieve and/or maintain profitability may be permanently impaired. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

We cannot predict if or when we will receive regulatory approval to commercialize a therapeutic or diagnostic product candidate.

We cannot commercialize a product candidate until the appropriate regulatory authorities, such as the FDA or a state regulating authority, have reviewed and approved the product candidate. Even if our product candidates demonstrate safety and efficacy in clinical trials, regulatory agencies may not complete their review processes in a timely manner, and we may not be able to obtain timely regulatory approval. We may never be able to receive regulatory approval for our product candidates at all. Additional delays may result if an FDA advisory committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Regulatory agencies also may approve a product candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our treatment candidates. Delays or failure to obtain necessary regulatory approvals could have a material adverse effect on our business, results of operations and financial condition.

Even if we obtain regulatory approval for a product candidate, we will remain subject to extensive regulatory scrutiny.

Even if we obtain regulatory approval in the United States for our product candidates, the FDA and/or other appropriate regulatory agencies may still impose significant restrictions or delays, including restriction of patient population or indications or additional costly studies. Any changes to the approved product or its labeling or manufacturing process would require FDA approval. Any advertisements or promotions must comply with FDA regulations and are subject to FDA review as well as state and federal laws. Drug product manufacturers are subject to continual review and inspection by the FDA and other regulatory authorities to comply with cGMP. If the FDA or other regulatory authority finds previously undiscovered compliance issues with products, such as unanticipated adverse effects or issues with the manufacturing facility, the FDA or other regulatory authority may:

•	issue a warning letter asserting that we are in violation of law;
•	seek an injunction;
•	impose civil or criminal penalties or monetary fines;
•	suspend or withdraw regulatory approval;
•	suspend currently ongoing clinical trials;
•	refuse any pending applications;
•	seize product; or
•	prohibit us from entering into beneficial or necessary contracts such as supply or government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, could result in litigation and litigation-related expense and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue, which would have a material adverse effect on our business, results of operations and financial condition.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval that we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our products not commercially viable. For example, regulatory authorities may approve our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve our products with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA may place conditions on approvals including potential requirements or risk management plans and the requirement for a Risk Evaluation and Mitigation Strategy (REMS) to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates and have a material adverse effect on our business, results of operations and financial condition.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our product candidates, when and if developed and approved, we may not be able to successfully commercialize our product candidates.

Market acceptance and sales of our product candidates, when and if developed and approved, will depend on reimbursement policies and may be affected, among other things, by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. Reimbursement by a third party payor may depend on a number of factors, including whether lower cost alternatives are available. Since each third party payor makes its own decision as to whether to establish a policy or enter into a contract to reimburse our product candidates, seeking these approvals is a time-consuming and costly process, and we may never secure reimbursement from any third party payors. Reimbursement may not be available for our product candidates. In addition, reimbursement policies may reduce the demand for, or the price paid for, our product candidates. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize our product candidates. Further, physicians may not order or prescribe our clinical therapeutic and diagnostic product candidates unless third party payors reimburse a substantial portion of the price.

In addition, hospital formulary approval and reimbursement may not be available for our therapeutic product candidates, which could make it difficult for us to sell products profitably. In order for government or third party payors to reimburse hospitals for our therapeutic product candidates, such product candidates must be added to the hospital formularies. Obtaining formulary approval can be an expensive and time consuming process. and we may not be able to obtain such approval. Failure to obtain timely formulary approval may limit our commercial success. In addition, with respect to our clinical diagnostics, we may never be able to establish that our diagnostic tests have clinical utility, or that they add additional value to a diagnosis. If we are unable to establish clinical utility for our diagnostics tests, we will be unable to demonstrate that our tests add value, which would negatively impact our ability to market and sell our diagnostic product candidates.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. Any negotiated prices for our product candidates covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain in the United States.

Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our product candidates profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, “ACA”) became law in the United States. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. Although we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of our product candidates. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the ACA and we expect they will continue to review and assess this legislation and alternative health care reform proposals. We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

Any of these developments and events could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Reliance on Third Parties

We plan to rely on third parties to conduct our preclinical testing and clinical trial design and management for our potential therapeutic products, and these third parties may not perform satisfactorily.

We have a relationship with a laboratory at OSU for preclinical testing of our therapeutic product candidates and with the OSU Comprehensive Cancer Center for clinical trial design and management. Our success in developing our potential therapeutic product candidates is dependent on the success of our relationships with these third parties. These third parties could be unable or unwilling to meet our needs and timelines for clinical trial design and management for a number of reasons, including, but not limited to:

•	turnover of staff;
•	unexpected and unprojected costs;
•	new leadership with a changing focus for the organization;
•	occurrence of unexpected events which may delay completion of the work;
•	difficulties in obtaining internal review board approval;
•	difficulties in gaining access to necessary materials and samples; or
•	difficulties in recruiting suitable patients for clinical trials.

If we enter into formal agreements with either of these third parties for preclinical testing or clinical trial design and management, either party may fail to successfully carry out their contractual obligations, meet expected deadlines or conduct studies in accordance with regulatory requirements or our stated protocols, causing us to delay or stop the completion of the preclinical studies and clinical trials required for approval of our product candidates. We may also face liability for their failure to comply with regulatory requirements. Either of these third parties may also decide to end their relationship with us at any time upon the occurrence of certain conditions. If we need to enter into alternative arrangements, our product candidates or diagnostic development activities may be critically delayed, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we may be unable to enter into agreements with the OSU Comprehensive Cancer Center or with other third parties on favorable terms, or at all.

The concentration of our clinical efforts with OSU also means that our success is closely tied to a single relationship. If OSU were to terminate this relationship, or if adverse effects beyond our control caused the University to neglect its contractual obligations to us, our business would be materially impaired. Specifically, if OSIF terminates our license agreements whereby we have exclusively in-licensed a portfolio of issued and pending patents, our business, results of operations and financial condition may suffer materially, as this intellectual property in central to both the therapeutic and diagnostic parts of our business. Without access to this intellectual property, we may be unable to continue in the clinical development or commercialization processes, which would have a material adverse effect on our business, results of operations and financial condition.

We intend to rely on third party manufacturers to produce the preclinical, clinical trial, and commercial supply of our product candidates.

We do not currently have, nor do we plan to acquire, the capability or infrastructure to manufacture the active pharmaceutical ingredient (API) in our product candidates for use in our clinical trials or for commercial products, if any. In addition, we do not have the capability to encapsulate our product candidates as a finished drug product for commercial distribution. We intend to rely on third parties to manufacture the supplies for our preclinical and clinical trials for our potential therapeutic products. Reliance on third-party manufacturers creates exposure to risks to which we would not be subject if we manufactured the product candidates ourselves, including:

•	the inability to meet any product specifications and quality requirements consistently;
•	a delay or inability to procure or expand manufacturing capacity as necessary;
•	issues with product quality as manufacturing production scales up;
•	the inability to negotiate with suppliers on reasonable terms;
•	reliance on certain sources for raw materials and in some cases single sources;
•	operations of our third party manufactures could be disrupted by conditions unrelated to our business or condition;
•	failure to deliver products in a timely manner;
•	increased costs that cannot be controlled; and
•	non-compliance with regulatory requirements, including cGMP standards.

Any of these events could lead to delays in the development of our product candidates, including delays in our preclinical and clinical trials, or it could impact our ability to successfully commercialize our current product candidates or any future products. Some of these events could be the basis for action from regulatory authorities, including injunction, or partial or total suspension of our production. In addition, we may be unable to enter into agreements with suppliers or manufacturers on favorable terms, or at all.

Additionally, to the extent we rely on third parties as sole suppliers of critical materials used in our development and production process, we may not be able to find alternative sources if our suppliers are no longer able to provide these materials. If we are unable to procure such materials from alternative sources, we could experience an interruption to our operations. Such an interruption could slow or stop our development processes and cause us to fail to meet certain critical milestones, impair customer and third party relationships, lead to the termination of our license agreements and negatively affect our ability to generate revenue, which may have a material adverse effect on our business, results of operations and financial condition.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA pursuant to inspections that will be conducted after we submit our NDA to the FDA. We will not control the manufacturing process of, and will be completely dependent on, our contract manufacturing partners for compliance with cGMPs for manufacture of both active drug substances and finished drug products. These cGMP regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to our product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

Our contract manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory requirements. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure by any of our contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure to grant approval to market our product candidates, delays, suspensions or withdrawals of approvals, operating restrictions and criminal prosecutions. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Failure by our contract manufacturers to comply with or maintain any of these standards could adversely affect our ability to develop, obtain regulatory approval for or market our product candidates. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

Our reliance on third-party relationships will subject us to the downstream effects that any of our future partners’ may experience.

Our business model is to outsource processes and operations wherever possible and we, therefore, expect be dependent on third parties for multiple aspects critical to our business. As such, any events or changes that have an effect on the third parties that we work with will likely have an effect on our business as well. Events for our third party partners that could have a significant effect on our business include:

•	employee turnover causing interruptions or delays in production;
•	leadership change causing shift in organizational goals;
•	bankruptcy or other financial issues halting or shutting down operations;
•	surges in costs triggering renegotiation of contracts or inability to renew contracts on mutually satisfactory terms; or
•	a natural disaster which halts operations.

We may not be able to anticipate the effect such events or changes will have on our business or our relationship with our third party partners. If such events or changes materially affect the ability of our third party partners to adequately perform their contractual obligations, we may be unable to complete our clinical trials or product development in a timely and cost-effective manner, which may affect our ability to become profitable and have a material adverse effect our business, results of operations and financial condition.

Interruptions in the supply of product or inventory loss may have a material adverse effect on our business, results of operations and financial condition.

Our product candidates will likely be manufactured and distributed using technically complex processes requiring specialized facilities, specific raw materials and other production constraints. The complexity of these processes, as well as strict company and government standards for the manufacture and storage of our future products, will subject us to production risks. While product batches released for use in clinical trials will undergo sample testing, some defects may only be identified following product release. In addition, process deviations or unanticipated effects of approved process changes may result in these intermediate products not complying with stability requirements or specifications. Our product candidates will also need to be stored and transported at temperatures within a certain range. If environmental conditions deviate, our product candidates’ remaining shelf-lives could be impaired or their efficacy and safety could be adversely affected. The occurrence or suspected occurrence of production and distribution difficulties can lead to lost inventories, and in some cases, product recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays, substantial expense, lost sales and delays of new product launches. Any interruption in the supply of finished products or the loss thereof and any unforeseen failure in the storage of the product or loss in supply could delay our clinical trials and, if our product candidates are approved for commercialization, result in a loss of our market share. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

We may never form any long-term partnership deals due to our clinical program results, the perceived value of our intellectual property or the competitive environment of therapeutics.

We may never be able to engage a pharmaceutical or biotech partner to move forward and form a long-term partnership. Our clinical data may not be clinically relevant to potential partners or the results of our preclinical and clinical work may not be sufficient to develop clinically viable products. Potential partners may not perceive any value in the intellectual property that we have licensed, or the competitive environment may change such that our intellectual property or clinical programs are believed to be lacking in value or not having a market opportunity. Our inability to form such partnerships, as needed, may have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Intellectual Property

Our failure to comply with our obligations in the agreements under which we license intellectual property rights from third parties could cause us to lose license rights that are critical to our business.

We have built our portfolio of intellectual property rights through exclusive in-licensing deals with OSIF that are important to the development of our business and we expect that we may need to enter into additional license agreements in the future. Our existing license agreements impose certain developmental and commercial milestones which we must meet in order to maintain the exclusivity of our licenses. We are also obligated under the license agreements to make certain payments to OSIF, including payment for the remaining balance of the upfront fee for each license agreement, which we have agreed with OSIF to pay from the net proceeds of this offering. Our failure to meet the terms of these license agreements could result in non-exclusivity or revocation of our intellectual property rights, which would have a material adverse effect on our business, results of operations and financial condition.

We expect that we will need to enter into additional licensing agreements in the future as we develop and build our therapeutic and diagnostic product candidates and move them towards commercialization. We may be unable to obtain key licenses on commercially reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected therapeutic or diagnostic product candidates, which would have a material adverse effect on our business, results of operations and financial condition.

Licensing intellectual property is critical to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including disputes related to the scope of rights granted under the agreement. Disputes with our licensors may hinder our ability to maintain our current licensing arrangements on acceptable terms, which may jeopardize the successful development and commercialization of the affected diagnostic or therapeutic product candidates and have a material adverse effect on our business, results of operations and financial condition.

We may not be successful in obtaining or maintaining the rights to microRNA intellectual property, which would have a material adverse effect on our business, results of operations and financial condition.

We currently have the rights to intellectual property related to certain microRNAs through licenses from third parties to develop our therapeutic and diagnostic product candidates. Because our programs may involve additional therapeutic or diagnostic product candidates that may require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or maintain these proprietary rights.

In order to protect the intellectual property to which we have rights, we rely on a combination of issued and pending patents which we have licensed, patent applications, trade secret protection and confidentiality agreements with various parties. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we in-license or may own in the future may fail to result in issued patents with claims that cover the products in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to our licensed and future patents and patent applications has been or will be found, which can invalidate a patent or prevent a patent from issuing based on a pending patent application. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, our licensed and future patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims.

If the patent applications we hold or have in-licensed with respect to our programs or product candidates fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize, future products. We may never have a patent issued and our patents may be found to be invalid and unenforceable or threatened by third parties.

We may also be unable to acquire or in-license any additional third-party intellectual property rights due to:

•	companies that perceive us to be a competitor being unwilling to license;
•	an inability to come to mutually agreeable terms with universities, companies or other third parties who hold critical intellectual property rights;
•	delays in coming to agreeable terms; and
•	competitors with greater resources and a more established business seeking to license the same rights.

In addition, the United States Patent and Trade Office (USPTO) could decide not to grant us intellectual property rights to currently pending patent applications which will be integral to our business, which may have a material adverse effect on the development of our product candidates. Further, the validation and development processes for our potential clinical diagnostics may reveal a need for additional intellectual property in order to meet necessary regulatory standards. Our failure to acquire the necessary intellectual property rights to commercialize viable diagnostic or therapeutic product candidates in a reasonable timeframe could have a material adverse effect on our business, results of operations and financial condition.

Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we may not be the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, an interference or derivation proceeding in the United States can be initiated by a third party to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Once the patent life has expired for a product, we may be open to competition from generic medications.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we expect our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we face risks of not all such agreements being duly executed or enforceable, our trade secrets and other confidential proprietary information being disclosed, and competitors otherwise gaining access to our trade secrets or independently developing substantially equivalent information and techniques. In addition, others may independently discover our trade secrets and proprietary information.

Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market.

Any of these events may have a material adverse effect on our business, results of operations and financial condition.

We may be involved in lawsuits relating to intellectual property, either to protect or enforce any future patents we may develop or the patents of our licensors, or to defend against third party claims of intellectual property infringement, which may prevent or delay our development and commercialization efforts and could be expensive, time consuming and unsuccessful.

Disputes relating to ownership of intellectual property in the biotechnology and pharmaceutical fields often lead to litigation. We may choose or be forced by our licensors to file lawsuits against third parties to protect against infringement of our large portfolio of licensed intellectual property rights which we would have to fully fund or risk losing exclusivity to those patents involved to any alleged infringer, or any intellectual property we may develop in the future. In addition, there may be third party claims filed against us asserting that we are employing third party proprietary technology without the appropriate authorizations, such as claims related to the materials, formulations, manufacturing processes or treatment protocol for our therapeutic and diagnostic product candidates which we would also be forced to fund pursuant to our license agreements. Litigation can be expensive and time-consuming, cause a substantial diversion of our resources and time and could distract management focus from critical decisions, lead to disclosure of our confidential information, and damage the perception of our business by investors and potential partners, causing a decline in the price of our common stock.

Legal proceedings may never result in a favorable outcome for our business. In an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents or the patents of our licensors do not cover the technology in question. A third-party defendant may also request post reexamination, grant review or inter partes review by the USPTO of any patent we assert. An adverse result in any litigation or defense proceedings could put one or more of our licensed patents or any future patents we develop at risk of being invalidated or interpreted narrowly and could put any of our future patent applications at risk of not issuing, which would have material adverse effect on our business, results of operations and financial condition as our intellectual property is a fundamental part of what distinguishes us from competitors.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our therapeutic and diagnostic product candidates. Because patent applications can take many years to issue, third parties may have currently pending patent applications which may later result in issued patents that our product candidates may infringe, or which such third parties claim are infringed by the use of our technologies. If any third-party patents are held by a court of competent jurisdiction to cover any aspect of the manufacturing process for any of our diagnostic or therapeutic product candidates, any molecules formed during the manufacturing process, or any final diagnostic or therapeutic product candidate, including the formulation or method of use of such product candidate, the holders of any such patents may be able to block our ability to commercialize such product candidates unless we obtained a license under the applicable patents, or until such patents expire. In any such case, such a license may not be available on commercially reasonable terms, or at all.

Parties making claims against us for infringement of their intellectual property rights may obtain injunctive or other equitable relief, which could effectively block our ability to develop one or more of our product candidates. In the event of a successful claim of infringement against us, we could be required to redesign our infringing product candidates or obtain a license from such third party to continue developing and/or commercializing these products candidates. We may be unable to obtain any required license on commercially reasonable terms, or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. It may be impossible to redesign our product candidates and technology, or it may require substantial time and monetary expenditure, which could force us to cease commercialization of one or more of our product candidates, or some of our business operations, which could have a material adverse effect on our business, results of operations and financial condition. In addition, in any such proceeding, we may be required to pay substantial damages, including treble damages and attorneys’ fees in the event we are found liable for willful infringement.

Interference or derivation proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to any of our future patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, or at all. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Any of these developments may have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Commercialization of Our Product Candidates

We face significant competition from other biotechnology and pharmaceutical companies and our business, results of operations and financial condition will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical space is highly competitive. We have competitors both in the therapeutic and diagnostic space and both in the United States and internationally. We are aware of several other companies with microRNA-based therapeutics and diagnostics, including miRagen Therapeutics, Inc., Regulus Therapeutics, Inc., Mirna Therapeutics, Inc., and Rosetta Genomics Ltd. Many of these and other competitors draw from substantially greater financial, scientific and other resources, including a large development staff, a built-out marketing operation, experienced manufacturers as well as stronger and more strategic relationships and partnerships within the industry.

Any of our competitors could succeed in developing a diagnostic or therapeutic product that is more effective, less costly or more marketable or integrates more easily into the standard of care. Our competitors could commercialize and market their products sooner than us, and we could have difficulty in converting physicians to our product. Once other competing products are established, our product candidates would have to show incremental efficacy or price point advantage in order to convert physicians to our product candidates. The inability to do so, or the extra effort required to do so, could have a material adverse effect on our business, results of operations and financial condition.

The commercial success of our product candidates will depend upon the degree of market acceptance by the medical community, including physicians, patients and third party payors.

The commercial success of our product candidates will depend in part on the medical community, patients and third-party payors accepting microRNA therapeutic and diagnostic products as medically useful, cost-effective and safe. If our product candidates do not achieve an adequate level of market acceptance, we may not generate meaningful or any product revenue and may never become profitable. The degree of market acceptance of these product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the potential and perceived efficacy and advantages of such product candidate as compared to alternative treatments;
•	the clinical indications for which the product candidate is approved;
•	the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;
•	relative convenience and ease of administration;
•	the willingness of the target patient population to try new diagnostics and therapies and of physicians to prescribe these therapies;
•	acceptance by physicians and patients of the product as a safe and effective treatment;
•	the existence of other microRNA therapeutic or diagnostic products;
•	the safety of such product candidate seen in a broader patient group;
•	the cost of treatment in relation to alternative treatments;
•	the strength of marketing and distribution support and timing of market introduction of competitive products;
•	the effectiveness of our sales and marketing efforts;
•	publicity concerning our product candidates or competing products and treatments; and
•	sufficient third-party insurance coverage or reimbursement.

Even if a potential product candidate displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be known until after it is launched. Our efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by the conventional technologies marketed by our competitors. If we do not obtain significant additional resources or our product candidates are unable to achieve the level of acceptance by all of these parties, our sales volume will likely suffer and our business, results of operations and financial condition could suffer as well.

Furthermore, market acceptance and sales of any future product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third party payors, such as private health insurers, hospitals and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. Reimbursement may not be available for any future product candidates. Also, reimbursement amounts may reduce the demand for, or the price of, our future product candidates. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize future product candidates that we develop.

Any of these events would have a material adverse effect on our business, results of operations and financial condition.

If we are unable to establish sales and marketing capabilities to effectively sell our product candidates, we may be unable to generate any revenues.

We currently do not have a sales force available to market either our potential therapeutic or diagnostic product candidates. In order to generate revenues from an approved product candidate, we will either have to build our own sales and marketing team or contract with third parties to create a sales and marketing function. We may be unable to create a team or a capability that will effectively be able to market our product candidates at the volume and price point that we require for the success of our business. Our sales force will likely be competing with those of companies with more sales and marketing experience and which have access to better resources, financial or otherwise. We may be unable to build an effective sales and marketing team, which may materially affect our profitability and materially adversely impact our business, results of operations and financial condition.

If we are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, or if we do not successfully enter into appropriate collaboration arrangements, we will have difficulty successfully commercializing our product candidates, which would have a material adverse effect on our business, operating results and financial condition. Outside the United States, we intend to commercialize our product candidates by entering into collaboration agreements with pharmaceutical partners. We may not be able to enter into such agreements on terms acceptable to us, or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.

We may not be able to produce our therapeutic and diagnostic product candidates within a viable cost structure.

Even if we are able to prove safety and efficacy for our product candidates and obtain regulatory approval, we may fail to produce our therapeutic and diagnostic product candidates within a reasonable cost structure. As a result, we may not be able to market our product candidates at a price point that will allow us to be profitable. Further, as we move through the validation and development processes, we may need to incorporate additional materials into our product candidates to meet regulatory guidelines. These additional materials may raise our cost of production in a way that we cannot anticipate. If our production costs are elevated, it is possible that we will be unable to offset such costs, which may negatively affect our profitability and materially adversely impact our business, results of operations and financial condition.

Risk Related to Our Business Operations and Industry

Our future success depends on our ability to attract and retain talent for our management team, board of directors and staff.

We are highly dependent on the members of our executive management team to drive the success of our business. As the corporation has only been in existence for less than one year, we currently only have one employee (our Chief Executive Officer) and several consultants. We face a risk that one or more individuals who have agreed to serve as members of our management team upon the consummation of this offering may be unwilling or unable to do so. The loss of any of the members of our management team could adversely affect our operations and could cause significant delays in the development of our product candidates. The search for a replacement could be costly, time consuming and distracting from our core business. Recruiting and retaining our non-managerial employees is also critical for our business, including scientific and technical personnel. There is currently a dearth of qualified executives and skilled personnel in our industry, and as a result, competition for such talent will be very strong between us and our competitors and turnover rates may be high. Any difficulties in these areas could compromise our validation, development or commercial processes and have a material adverse effect on our business, results of operations and financial condition.

We have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. These advisors are not full-time employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. Any difficulties in these areas could have a material adverse effect on our business, results of operations and financial condition.

As our business evolves and grows in scale, we will have to expand our organization and may face difficulties in managing this growth, which could slow or halt our operations.

Our business is currently in its very early stages, and we expect that our headcount and number of functions will grow significantly as we progress through the validation and development process and the potential commercialization of our product candidates. This will require us to recruit, maintain, manage and motivate additional employees. Given the shortage of skilled employees in our field, it may be difficult to recruit the necessary number of additional employees.

In addition, we may be unable to effectively manage the growth of our organization, which may result in weakness or inefficiencies in our infrastructure. Expansion may also require significant capital expenditure that could require us to seek additional capital. This expansion could divert the focus of our management and employees from our core business and divert our financial resources. If we do not effectively manage our growth, this could have negative consequences on our ability to commercialize and effectively market our product candidates, which could have a material adverse effect on our business, results of operations and financial results.

Our employees, consultants and commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could have a material adverse effect on our business, results of operation and financial results.

We are exposed to the risk of fraudulent conduct or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional recklessness and/or negligent conduct that fails to: comply with FDA regulations or regulations from other authorities, provide accurate information to the FDA, comply with healthcare fraud and abuse laws in the United States, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. Such misconduct could lead to governmental investigations or other claims or lawsuits. If we face any of these actions and are not able to successfully defend ourselves, we could face significant penalties or sanctions and damage to our reputation, which could have a material adverse effect on our business, results of operations and financial condition.

We face potential product liability, and, if successful claims are brought against us, we may incur substantial litigation, costs and damage to our reputation.

The use or misuse of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us by a number of parties, including physicians, patients, biotechnology or pharmaceutical companies, hospitals, manufacturing personnel, or anyone who comes into contact with our product or our personnel. There is a risk that our product candidates may induce adverse effects or fail to perform as intended. If we are unable to successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	harm to our business and product reputations;
•	withdrawal of clinical trial participants;
•	substantial costs due to litigation, monetary awards to patients or other claimants;
•	inability to commercialize our future products;
•	decrease in demand for our candidate products; and
•	product recalls, withdrawals or labeling, marketing or promotional restrictions.

Upon the consummation of this offering, we plan to obtain, but do not currently have in place, limited product liability insurance coverage for our preclinical and any subsequent clinical activities in the United States. Our insurance coverage, once in place, may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. In addition, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, or if brought at the time when we do not have such insurance coverage, could have a material adverse effect on our business, results of operations and financial condition.

Interruptions to our business could delay the development, validation, production and sale of our product candidates.

Our headquarters are in New York City, NY, the CLIA-certified laboratory that we have engaged in discussions with for validating our clinical diagnostic tests is in New Haven, CT, and our clinical trials are expected to be conducted in Columbus, OH. If we enter into these relationships, we will be vulnerable to natural disasters in any of these locations or other disasters such as terrorist attacks, which is a particular threat to New York City where our headquarters are located. New Haven, CT, is a city with a high incidence of criminal activity and Columbus, OH, is prone to tornadoes and other natural disasters. We do not have insurance against natural disasters and such an event could cause a significant delay in our operations, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, as described above, our strategy is to outsource as many of our development and manufacturing functions as possible. As of the date of this prospectus, we are still in discussions to determine which third party suppliers we will engage. However, once we engage with various third parties, we are also exposed to the risks of interruptions to their businesses, which could cause interruptions in our own business, delay our operations and have a material adverse effect on our business, results of operations and financial condition.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business, results of operations and financial condition.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. For our research and manufacturing operations, we intend to contract with third parties and cannot completely eliminate the risk that such third parties will be non-compliant with these regulations. We could be held liable for damages as well as incur fines or penalties, which could create additional costs and materially harm our business. In addition, we could suffer damage to our reputation, which could affect our ability to successfully build and grow our business. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

We are subject to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

We are subject to health care fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These health care laws and regulations include, for example:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or services for which payment may be made under a federal health care program such as the Medicare and Medicaid programs;
•	the federal physician self-referral prohibition, commonly known as the Stark Law, which prohibits physicians from referring Medicare or Medicaid patients to providers of “designated health services” with whom the physician or a member of the physician’s immediate family has an ownership interest or compensation arrangement, unless a statutory or regulatory exception applies;
•	the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which established federal crimes for knowingly and willfully executing a scheme to defraud any health care benefit program or making false statements in connection with the delivery of or payment for health care benefits, items or services;
•	federal false claims laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines, and/or exclusion from participation in Medicare, Medi-Cal or other state or federal health care programs, we could be required to refund payments received by us, and we could be required to curtail or cease our operations. Any of the foregoing consequences could have a material adverse effect on our business, results of operations and financial condition.

Our business, results of operations and financial condition would suffer in the event of system failures.

Our internal computer systems and those of our current and potential collaborators, contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If any material system failure, accident or security breach were to occur and cause interruptions to our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Confidential information sensitive to the development of our product candidates could also be disclosed. Likewise, we intend to rely on third parties to manufacture our product candidates and conduct our clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business, results of operations and financial condition. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed, which could have a material adverse effect on our business, results of operations and financial condition.

We may become subject to litigation, which could materially adversely affect us.

We may become subject to litigation, including claims relating to our operations, security offerings and otherwise in the ordinary course of business. Although we intend to defend any such lawsuits vigorously, any such claims and lawsuits could divert our management’s attention, cause us to incur defense costs, and could result in judgments against us. We cannot be certain of the ultimate outcomes of any claims that may arise, and any significant judgments could materially adversely impact us.

Risks Related to This Offering and Ownership of Our Common Stock

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the public offering price.

Prior to this offering, there has not been a public market for our common stock. An active trading market for our common stock may not develop following this offering. In addition, some investors may find our common stock less attractive because we are an emerging growth company and exempt from certain disclosure requirements. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. In addition, the initial public offering price for our common stock has yet to be determined.

It is likely that the trading price of our common stock will be volatile. Our stock price could fluctuate in response to a number of events, including the following:

•	inability to develop viable product candidates;
•	adverse results or delays in the validation process for our candidate clinical diagnostics or in preclinical testing or clinical trials for our candidate therapeutic products;
•	any delay in filing INDs or other regulatory filings;
•	inability to raise additional rounds of financing;
•	failure to create critical strategic partnerships in the industry;
•	difficulty or delays in building a sales and marketing capability;
•	changes in valuations of key competitors;
•	adverse clinical trial results from key competitors;
•	introduction of new products, services or technologies by key competitors;
•	inability to obtain adequate supply of materials for products or inability to manufacture products at a competitive price point;
•	additions or departures of key scientific or management personnel;
•	reports of adverse events in other microRNA products;
•	the general perception of the biotechnology and pharmaceutical industry by the investment community;
•	claims of intellectual property infringement or product liability claims;
•	changes in laws or regulations applicable to our intellectual property rights or product candidates;
•	failure to meet financial projections and business milestones that we have set forth;
•	announcement of strategic partnerships, joint ventures, additional investments, or acquisition deals;
•	termination of material agreements with third parties, such as our license agreements with OSIF;
•	sales of our common stock by us or our stockholders in the future; and
•	trading volume of our common stock.

In addition, companies trading in the stock market in general have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Extreme volatility in our stock price may also cause stockholders to file securities class action litigation against us. In the past, companies have faced securities class action litigation following a decline in the market of their securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years, and we expect the trading price for our common stock to experience significant volatility. If we face such litigation, we could devote significant financial and human resources, which may have a material adverse effect on our business, results of operations and financial condition.

An active, liquid trading market for our common stock may not develop.

There has not been a public market for our common stock prior to this offering. An active, liquid trading market for our shares may never develop or be sustained following this offering. You may not be able to sell your shares at the market price if an active market does not develop. Furthermore, the initial public offering price for the shares may not be indicative of prices that will prevail in the trading market.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Our failure to meet the continued listing requirements of the NASDAQ could result in a de-listing of our common stock.

Our common shares have been approved for listing on the NASDAQ, a national securities exchange, upon consummation of this offering. Although, after giving effect to this offering, we expect to meet, on a pro forma basis, the NASDAQ’s minimum initial listing standards, which generally mandate that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that we will be able to continue to meet the NASDAQ’s listing requirements. If after listing we fail to satisfy the continued listing requirements of the NASDAQ, such as the corporate governance requirements or the minimum closing bid price requirement, the NASDAQ may take steps to de-list our common stock. If the NASDAQ delists our securities for trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity with respect to our securities;
•	a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;
•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with the NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with the NASDAQ’s listing requirements.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” We expect our common stock will be covered securities because it will be listed on the NASDAQ. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on the NASDAQ, our common stock would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the NASDAQ and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Our shares are held by two principal stockholders who may be able to exert significant control over the company. Joseph Hernandez, our Chief Executive Officer and Executive Chairman, and OSIF currently hold all issued and outstanding shares of our common stock.

Joseph Hernandez, our Chief Executive Officer and Executive Chairman, and OSIF beneficially own all of our issued and outstanding shares of our common stock. Based upon the assumed number of shares to be sold in this offering as set forth on the cover page of this prospectus, upon the closing of this offering, that same group will beneficially own approximately 49% of our outstanding voting stock, which does not account for these stockholders purchasing additional shares in this offering, if any.

Even after this offering, Mr. Hernandez will hold a significant portion of our stock and will be able to exert significant influence on the direction of our company. In addition, OSIF may continue to retain a significant portion of our stock after this offering pursuant to anti-dilution provisions in our license agreements with OSIF. Depending on the number of shares sold in this offering, these stockholders may be able to determine all matters requiring stockholder approval, and, if acting together, may be able to control the amending of our organizational documents, the election of directors or the approval of corporate transaction. This control may deter investors or unsolicited acquisition proposals or offers for our common stock or our business that you may believe are in your best interest as a stockholder. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any fiscal year end before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of fiscal year end or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. Some investors may find our common stock less attractive because we rely on these exemptions, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected not to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Section 107 provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If we are unable to establish and maintain effective disclosure controls and procedures, including an effective system of internal control over financial reporting, our business, results of operations and financial condition could be materially adversely affected.

We must maintain effective disclosure controls and procedures, including internal control over financial reporting, to provide reliable financial reports and to prevent and detect fraud and other improprieties. Since inception we have had a limited number of transactions and have not yet established an internal control system. Accordingly, we do not have effective internal controls over financial reporting. Following the consummation of this offering, we will be a new public company with a newly established system of disclosure controls and procedures. If we are unable to maintain effective disclosure controls and procedures, including an effective system of internal control over financial reporting, our investors could lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the market price of our stock, which could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement of which this prospectus is a part. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting. We have not begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or, if applicable, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will also be required to disclose changes made in our internal control over financial reporting on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act, or such time that we do not qualify as a “smaller reporting company”. At such time when we cease to be an “emerging growth company,” our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in our internal control over financial reporting in the future. Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price and have a material adverse effect on our business, results of operations and financial condition.

We may fail to use the net proceeds from this offering effectively.

We have some discretion in the application of the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Management may decide to apply the proceeds to certain initiatives that fail to achieve viability or profitability. If our management fails to effectively apply the proceeds from this offering, we may fail to achieve expected financial results, which could cause our stock price to decline and our stockholders to lose value and could have a material adverse effect on our business, results of operations and financial condition.

We will face increased administrative costs as a public company.

As a result of the registration of our common stock, we will become a public reporting company. We will incur significant legal, accounting and other expenses in order to comply with the Sarbanes-Oxley Act and other rules implemented by the SEC that we did not incur as a private company. Although we are exempt from certain regulations as an “emerging growth company” as well as a “smaller reporting company,” we are still subject to multiple regulations for which compliance will require significant financial resource and management and employees. For example, we will adopt additional internal controls and disclosures controls and procedures, we may pay higher rates for director and officer liability insurance, and we may incur internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. An increase in any of these costs could have a material adverse effect on our business, results of operations and financial condition.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the pro forma book value (deficit) per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $4.46 per share, based on an assumed initial public offering price of $7.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and our pro forma net tangible book value (deficit) as of March 31, 2014.

Further, based on these assumptions, investors purchasing common stock in this offering will contribute approximately 100% of the total amount invested by stockholders since our inception, but will own only approximately 51% of the shares of common stock outstanding. For information on the dilution you may suffer as a result of investing in this offering, see “Dilution.”

Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution for our stockholders and could cause our stock price to fall.

We expect that we will need significant additional capital in the future to continue along our development process towards approval and subsequent commercialization of our therapeutic product candidates. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

As of the date of this prospectus, options to purchase a total of 402,000 shares of our common stock were outstanding, with 302,000 of the options issued under our 2013 Equity Incentive Plan (the “Plan”). We may grant equity awards covering up to an additional 198,000 shares of our common stock following the consummation of this offering. We plan to register the shares available for issuance under the Plan. We have also agreed to issue Brean Capital, LLC and Summer Street Research Partners, representatives of the underwriters in this offering, warrants to purchase a number of our shares of common stock equal to an aggregate of 5% of the shares of common stock sold in this offering (excluding any shares issuable upon exercise of the underwriters’ overallotment option). Sales of shares granted under the Plan or upon exercise of options or warrants, or increases in the number of shares available for future grant or purchase under the Plan, may result in material dilution to our stockholders, which could cause our share price to fall.

In addition, the terms of our licensing agreements with OSIF provide that OSIF is to hold a 7% equity interest in the company on a fully-diluted basis until we raise at least $10,000,000 in a single transaction or a series of transactions of equity financing. In the event we raise more than $10,000,000 of equity financing, the licensing agreements grant OSIF the right to participate in any sale of equity securities on the same terms as other purchasers so as to maintain its equity interest in the company. The issuance of additional shares to OSIF pursuant to these anti-dilution provisions may result in dilution to our stockholders, especially in instances where our stockholders may not be provided the opportunity to participate in a sale of equity securities or choose not to participate.

We do not intend to pay cash dividends on our common stock so any returns on our common stock will be limited to an appreciation in the value of our common stock, if any.

We have never declared or paid any cash dividends on our common stock and do not currently intend to declare or pay any cash dividends for the foreseeable future. As a result, stockholders may only receive a return on our common stock if the market price appreciates in value. Investors seeking cash dividends should not invest in our common stock.

Anti-takeover provisions of Delaware law and our charter documents may make potential acquisitions more difficult and could result in the entrenchment of management.

We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control or efforts to remove our board of directors more difficult. Also, under Delaware law, our management may adopt additional anti-takeover measures. Our amended and restated certificate of incorporation and bylaws include anti-takeover provisions that:

•	permit our board of directors to issue shares of preferred stock in one or more series and establish the rights and terms of that series without further action by the stockholders;
•	requires at least 25 percent of our entire capital stock for stockholders to call special meetings;
•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of director to be brought before a stockholders meeting;
•	requires the affirmative vote of the holders of at least 80% of our outstanding voting stock in order to remove a director or the entire board of directors for cause;
•	allow our directors to establish the size of the board and fill vacancies on the board created by an increase in the number of directors;
•	do not give stockholders cumulative voting rights with respect to director elections; and
•	provide that our bylaws may be amended by our board of directors without stockholder approval.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person first becomes an “interested stockholder,” unless the business combination is approved in a prescribed manner. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” or the negative of those terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements about:

•	the initiation, cost, timing, progress and results of our preclinical research and development activities;
•	our compliance with the terms of our in-license agreements, including our exclusive in-license agreements with OSIF;
•	our ability to generate revenue;
•	our ability to obtain additional financing;
•	our use of the net proceeds of this offering;
•	our ability to continue as a going concern;
•	our ability to obtain or maintain the rights to microRNA intellectual property and to successfully enforce our intellectual property rights;
•	the safety, efficacy and market acceptance of microRNA technology and our other product candidates;
•	validation of our clinical diagnostics;
•	regulatory approval of our product candidates and future product candidates we may develop, and the labeling under any approval we may obtain;
•	our ability to obtain orphan drug designation for LumiralinTM and OmiralinTM, two of our product candidates;
•	future regulation of clinical laboratory tests by the FDA;
•	our ability to bring our product candidates to clinical trial;
•	regulatory developments;
•	the development, success or failure of competing drugs that are or become available;
•	the potential markets for our product candidates and our ability to serve and compete in those markets;
•	our ability to build and maintain strategic partnerships;
•	our compliance with environmental, health and safety laws and regulations such as federal and state healthcare fraud and abuse laws and regulations;
•	our ability to successfully defend any product liability claims;
•	the performance of our third party partners, including third party manufacturers and suppliers;
•	our ability to obtain reimbursement coverage by third party payors for our product candidates;

•	our ability to obtain sufficient product liability insurance coverage;
•	our ability to obtain formulary approval;
•	the production of our product candidates within a viable cost structure;
•	our ability to recruit and maintain key scientific, management personnel, board members or employees;
•	successful development of our sales and marketing capabilities;
•	our ability to successfully defend against any lawsuits or claims against us in the ordinary course of business;
•	the occurrence of system failures, natural or man-made disasters or terrorist attacks disrupting our ability to operate;
•	our ability to establish and maintain effective disclosure controls and procedures; and
•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and need for additional financing.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from plans, intentions and expectations disclosed in the forward-looking statements that we make. We have based these forward-looking statements largely on our current expectations and projections about future events, and trends that we believe may affect our business, financial condition and operating results. We operate in a very competitive and rapidly changing environment and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risks Factors” section, that could cause actual future results or events to differ materially from the forward- looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, although we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward- looking statements as representing our views as of any date subsequent to the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 4,285,714 shares of common stock in this offering will be approximately $26,038,000 (or approximately $30,200,000 if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $7.00 per share (the mid-point of the price range set forth on the cover page of this prospectus). A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $3,964,000 (or approximately $4,559,000 if the underwriters’ over-allotment option is exercised in full), assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A 20% increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $5,550,000 (or approximately $6,383,000 if the underwriters’ over-allotment option is exercised in full) assuming an initial public offering price of $7.00 per share (the mid-point of the price range set forth on the cover of this prospectus).

A portion of the net proceeds from this offering will be used to reimburse OSIF approximately $2,446,000 (which includes $200,000 in unpaid patent costs), which represents the entire balance of the patent costs set forth in our license agreements with OSIF, and for payment of the remaining balance of the upfront fee under the license agreements, which is approximately $500,000. We also intend to use a portion of the net proceeds to repay Joseph Hernandez, our founder, Chief Executive Officer and Executive Chairman, approximately $363,000, which represents the aggregate amount of funds he has advanced to us to fund our operations since our inception on July 30, 2013.

As of the date of this prospectus, we intend to use the net proceeds to further develop our therapeutic and diagnostic product candidates as well as validate and develop our delivery technology. We will devote a significant portion of the proceeds to the preclinical development of all four of our candidate therapeutic products, which are related to four types of cancer (lung, ovarian, colorectal and prostate) as well as the initial clinical-enabling and initial clinical work for one of those candidate therapeutic products. In addition, we intend to allocate a portion of the net proceeds to the validation of our four candidate clinical diagnostic products. Initially, we plan to continue preclinical studies on our lead therapeutic product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies, and to begin the CLIA validation of OmiraTM, our clinical diagnostic product candidate for ovarian cancer. We expect that the cost for preclinical development of our four therapeutic product candidates up to Phase 1 will be approximately $10 to $14 million, which includes the expenses for the requisite toxicology screening and CMC manufacturing for all therapeutic product candidates, and the pre-IND work for one therapeutic product candidate. We expect that the cost to validate each of our four diagnostic product candidates will be approximately $1 million per product candidate, which includes the expenses associated with sample acquisition, reagents, data analysis, personnel and laboratory overheard. We will seek to validate all four of our diagnostic product candidates within the next two years on a staggered but parallel basis. Further, we intend to devote a portion of the net proceeds primarily to the validation of our delivery technology which, if successfully developed, could be used for any of our four product candidate applications. Our management has broad discretion to develop a different prioritization scheme and to reallocate the use of proceeds related to the above.

The remaining net proceeds will be allocated for working capital and other general corporate purposes, which may include personnel compensation and legal expenses.

Our current estimate of the use of the net proceeds from this offering is as follows:

	Maximum Amount	Maximum Amount (including the exercise in full of the overallotment option)
Gross proceeds	$30,000,000	$34,500,000
Estimated underwriting discounts and commissions	$2,250,000	$2,587,500
Offering costs(1)
SEC registration fee	$5,009	$5,009
Initial NASDAQ listing fee	$50,000	$50,000
FINRA filing fee	$6,440	$6,440
Legal fees and expenses	$1,275,000	$1,275,000
Printing expenses	$100,000	$100,000
Blue Sky fees and expenses	$25,000	$25,000
Accounting fees and expenses	$175,000	$175,000
Transfer agent and registrar fees and expenses	$5,000	$5,000
Miscellaneous expenses	$70,551	$71,051
Net proceeds to company	$26,038,000	$30,200,000
Expected expenditures(2)
Reimbursement of patent costs to OSIF	$2,446,000	$2,446,000
Payment of upfront licensing fee to OSIF	$500,000	$500,000
Repayment of advance to Joseph Hernandez	$363,000	$363,000
Preclinical development of therapeutic product candidates	$14,000,000	$14,000,000
Validation of diagnostic product candidates	$4,000,000	$4,000,000
Working capital and other general corporate expenses(3)	$4,729,000	$8,891,000
Net remaining balance	-0-	-0-

(1)	All amounts shown are estimates except the SEC registration fee, the initial NASDAQ listing fee and the FINRA filing fee.
(2)	After payment of the costs associated with this offering, we intend to use the net proceeds to reimburse OSIF approximately $2,446,000 (which includes $200,000 in unpaid patent costs), which represents the entire balance of the patent costs set forth in our license agreements with OSIF, and to pay OSIF the remaining balance of the upfront fee under the license agreements, which is approximately $500,000. A portion of the net proceeds will be used to repay Joseph Hernandez, our founder, Chief Executive Officer and Executive Chairman, approximately $363,000, which represents that aggregate amount of funds he has advanced to us to fund our operations since our inception on July 30, 2013. As of the date of this prospectus, we intend to primarily use the net proceeds to further develop our therapeutic and diagnostic product candidates as well as validate and develop our delivery technology. We will devote a significant portion of the net proceeds to the preclinical development of all four of our candidate therapeutic products, which are related to four types of cancer (lung, ovarian, colorectal and prostate) as well as the initial clinical-enabling and initial clinical work for one of those candidate therapeutic products. We expect that the cost for preclinical development of our four therapeutic product candidates up to Phase 1 will be approximately $10 to $14 million, which includes the expenses for the requisite toxicology screening and CMC manufacturing for all therapeutic product candidates, and the pre-IND work for one therapeutic product candidate. We expect that the cost to validate each of our four diagnostic product candidates will be approximately $1 million per product candidate, which includes the expenses associated with sample acquisition, reagents, data analysis, personnel and laboratory overhead. Further, we intend to devote a portion of the net proceeds primarily to the validation of our delivery technology, which, if successfully developed, could be used for any of our four product candidate applications.
(3)	The remaining net proceeds will be allocated for working capital and other general corporate purposes, which may include personnel compensation and legal expenses.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments, and our capitalization as of March 31, 2014

•	on an actual basis; and
•	on a pro forma as adjusted basis to give further effect to the issuance and sale of 4,285,714 shares of our common stock in this offering at an assumed initial public offering price of $7.00 per share (the midpoint of the price range listed on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Unless otherwise indicated, all share and per share amounts have been adjusted to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

The pro forma information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of March 31, 2014(1)(3)
	Actual	Pro Forma As Adjusted(2)
	(unaudited)
Cash, cash equivalents and short-term investments	$995	$23,314,356
Capitalization:
Notes payable – Ohio State Innovation Foundation	2,446,214	—
Loans made by Founder	278,425	—
	2,724,639
Preferred stock, $0.000001 par value: 5,000,000 shares authorized, 0 shares issued and outstanding
Common stock, $0.000001 par value: 50,000,000 shares authorized and 4,030,258 shares issued and outstanding, actual; 50,000,000 shares authorized and 8,423,464 shares issued and outstanding, pro forma, as adjusted	4	8
Additional paid-in capital	2,277,619	28,315,615
Accumulated deficit	(6,915,146)	(6,915,146)
Total stockholders’ deficit	(4,637,523)	21,400,477
Total capitalization	$(1,912,884)	21,400,477

(1)	On December 26, 2013, we filed an Amended and Restated Certificate of Incorporation, which increased our authorized number of common shares, $0.000001 par value, to 50,000,000 shares, and authorized the issuance of up to 5,000,000 preferred shares, $0.000001 par value.
(2)	Each $1.00 increase (decrease) in the assumed public offering price of $7.00 per share (the midpoint of the price range listed on the cover page of this prospectus) would increase (decrease) the as adjusted amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $3,964,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each 20% increase (decrease) of shares in the number of shares offered by us would increase (decrease) the as adjusted amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $5,550,000, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

(3)	Pro-forma number of shares issued and outstanding also includes 107,492 shares required to be issued under the OSIF anti-dilution provisions (assuming an initial public offering price of $7.00 per share), which would fulfill the obligations under such agreements.

The number of shares of common stock shown in the table above as issued and outstanding prior to this offering is based on the number of shares of our common stock outstanding as of March 31, 2014, after giving effect to the 2-for-1 forward stock split of our common stock effected on June 16, 2014, and excluding:

•	402,000 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2014, at a weighted average exercise price of $4.75 per share;
•	198,000 additional shares of common stock reserved for future issuance under the Microlin Bio, Inc. 2013 Equity Incentive Plan (the “Plan”);
•	642,857 shares of common stock issuable upon the full exercise of the underwriters’ over-allotment option; and
•	214,286 shares of common stock issuable upon the exercise of the representatives’ warrants, at an exercise price of $8.40 per share (based on an assumed initial offering price of $7.00 per share, the mid-point of the price range on the front cover of this prospectus).

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock.

Our historical net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the actual number of outstanding shares of our common stock. The historical net tangible book value of our common stock as of March 31, 2014 was $(5.3) million or $(1.32) per share.

After giving effect to the sale of 4,285,714 shares of our common stock in this offering, assuming an initial public offering price of $7.00 per share and the 2-for-1 forward stock split of our common stock effected on June 16, 2014, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of March 31, 2014 would have been approximately $21 million, or $2.54 per share of common stock. This amount represents an immediate increase in net tangible book value of $3.86 per share to our existing stockholders and an immediate dilution of $4.46 per share to new investors purchasing shares of common stock in this offering at the assumed initial public offering price.

The following table illustrates this dilution on a per share basis:

Assumed initial offering price per share	$7.00
Historical net tangible book value per share as of March 31, 2014	$(1.32)
Increase in net tangible book value per share attributable to new investors	3.86
Pro forma net tangible book value per share after the offering	2.54
Dilution per share to new investors	$4.46

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share would increase (decrease) our net tangible book value after giving effect to this offering by approximately $4.0 million, or approximately $0.47 per share, and the dilution per share to new investors by approximately $0.53 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. A 20% increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) our net tangible book value after this offering by approximately $5.5 million, or $0.36 per share, and the dilution per share to new investors would be $(0.36) per share, assuming that the assumed initial public offering price of $7.00 remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of March 31, 2014, after giving effect to the 2-for-1 forward stock split of our common stock effected on June 16, 2014, the number of shares acquired or to be purchased from us, the total consideration paid or to be paid by us, and the average price per share paid or to be paid to us by our existing stockholders and new investors participating in this offering at an assumed initial public offering price of $7.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the following table demonstrates, new investors participating in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders before this offering(1)	4,137,750	49%	$0	0%	$0
Investors participating in this offering	4,285,714	51%	$30,000,000	100%	$7.00
Total	8,423,464	100%	$30,000,000	100%	$3.56

(1)	Includes 107,492 shares issued to OSIF to fulfill remaining anti-dilution provisions in our license agreements with OSIF (assuming an initial public offering price of $7.00 per share).

If the underwriters exercise in full their option to purchase up to 642,857 additional shares of common stock at the assumed initial public offering price of $7.00 per share, the net tangible book value after this offering would be $2.82 per share, representing an increase in net tangible book value of $4.14 per share to existing stockholders and immediate dilution in net tangible book value of $4.18 per share to investors purchasing our common stock in this offering at the assumed initial public offering price.

Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014. The number of shares of common stock shown in the table above as issued and outstanding prior to this offering is based on the number of shares of our common stock outstanding as of March 31, 2014 and 107,492 common shares to be issued to OSIF to fulfill the remaining anti-dilution provisions in the license agreements between the company and OSIF (assuming an initial public offering price of $7.00 per share), and excludes:

•	402,000 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2014, at a weighted average exercise price of $4.75 per share;
•	198,000 additional shares of common stock reserved for future issuance under the Microlin Bio, Inc. 2013 Equity Incentive Plan (the “Plan”);
•	642,857 shares of common stock issuable upon the full exercise of the underwriters’ over-allotment option; and
•	214,286 shares of common stock issuable upon the exercise of the representatives’ warrants, at an exercise price of $8.40 per share (based on an assumed initial offering price of $7.00 per share, the mid-point of the price range on the front cover of this prospectus).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

Overview

We are a preclinical stage biopharmaceutical company focused primarily on the development of miR-based therapeutics and diagnostics, including both antimiRs and miR mimics, to diagnose and treat cancer. miRs are small (composed of 19 to 25 nucleotides), naturally-occurring, non-coding RNA molecules that regulate gene expression. Scientific research has shown that miRs play a significant role in cancer development. Although we can provide no assurance, our product candidates have the potential to emerge as a new class of molecularly-targeted therapeutics used to treat lung, ovarian colorectal and prostate cancers. We expect to complete preclinical development of our lead therapeutic product candidate for lung cancer, LumiralinTM, by the end of 2014. We intend to seek orphan drug status for LumiralinTM for the treatment of ovarian cancer, which, if granted, will provide us with seven years of market exclusivity in the United States under the Orphan Drug Act. Once our preclinical development of LumiralinTM is completed, we expect to file our first IND on LumiralinTM with the FDA and to initiate our Phase I clinical trial at the OSU Comprehensive Cancer Center. We can provide no assurance as to when we will start the research and development of, or the clinical trials for, our other product candidates.

We are a development-stage company. We were incorporated on July 30, 2013 and entered into our key licensing agreements in September 2013. To date, we have focused on identifying product candidates, obtaining in-licenses for critical intellectual property rights, recruiting a management team and board of directors, who have agreed to serve upon consummation of this offering, and a scientific advisory board, formulating a development plan for our product candidates and initiating preclinical studies on our lead therapeutic product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies. We do not have any products approved for sale and have not generated any revenue. From our inception until the date of this prospectus, we have been funded primarily by our founder, Chief Executive Officer and Executive Chairman, Joseph Hernandez, as discussed in “Certain Relationships and Related Party Transactions.”

In September 2013, we entered into five patent and technology license agreements with OSIF, an affiliate of OSU, whereby we obtained the exclusive, worldwide rights and license to use, develop, manufacture, market and commercialize certain intellectual property rights from OSIF relating to miR diagnostics, prognostics and therapeutics for lung cancer, ovarian cancer colorectal cancer, and prostate cancer, as well as a novel nucleic acid delivery technology that may be used to deliver miR therapies to cancer cells. As a result, we have a large portfolio of intellectual property in the area of microRNA. Drs. Carlo Croce and Robert Lee, two researchers who contributed to the development of the intellectual property that we in-licensed from OSIF, serve on our scientific advisory board. Dr. Carlo Croce, Professor and Chairman of the Department of Molecular Virology, Immunology and Medical Genetics at the OSU College of Medicine, was the first to discover the relationship between miR changes and cancer and, therefore, the potential use of miR mimics and antimiRs as therapeutic agents against cancer. Dr. Robert Lee, Professor of Pharmaceutics at the OSU College of Pharmacy, developed a lipid nanoparticle-based delivery system that is capable of delivering the therapeutic agents into the cancer cells, allowing them to impact cellular pathways. This delivery system has been shown to improve the in vivo efficacy of oligonucleotide therapeutics since it can more accurately deliver the oligonucleotide therapeutic agents, which are the active molecules which alter cellular pathways, to the cancerous cells. We believe that our delivery system, therefore, constitutes an important enabling technology for the application of miR mimics and antimiRs as clinical therapy.

We expect our developmental strategy for LumiralinTM to entail outsourcing most functions to CROs and leveraging our relationship with OSU to conduct clinical trials in OSU’s academic labs and OSU’s Comprehensive Cancer Center. We expect to perform our preclinical research and preliminary developmental work on our lead products at Dr. Robert Lee’s laboratory. Meanwhile, we expect to accomplish cGMP, GLP Tox, and IND submission through contracting to CROs with the company conducting project management.

We will seek to enter into an agreement to conduct a Phase I clinical trial of LumiralinTM for the treatment of lung and ovarian cancers at the OSU Comprehensive Cancer Center under the leadership of Drs. Miguel Villalona and John Hays, who are highly regarded medical oncologists experienced in Phase I clinical trial design and execution. As of the date of this prospectus, we cannot provide any assurance that we will enter into agreements with these parties on acceptable terms, or at all, or be able to be successful in our preclinical development efforts to be able to commence any clinical trials.

We have incurred net losses in each month since our inception in July 2013. Through March 31, 2014, we have incurred $6.9 million in net losses. We expect to continue to incur significant losses in at least our first five years of operation and anticipate that our expenses will increase substantially as we:

•	initiate our research and development efforts;
•	accelerate and expand our clinical development activities;
•	add additional personnel to support our administrative functions and product development and, at a later time, commercialization efforts;
•	maintain, expand and protect our intellectual property portfolio; and
•	operate as a public company.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain appropriate regulatory approvals for one or more of our product candidates, which we expect will take at least five years for our therapeutic product candidates and at least twenty-four months for our diagnostic product candidates and are subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital (in addition to the proceeds of this offering) prior to the further development and commercialization of our product candidates. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, licensing arrangements, alliances and collaborations with strategic partners and other marketing and distribution arrangements. We may never be able to raise additional funds or enter into such other arrangements when needed on favorable terms, or at all. Our inability to secure additional financing in a timely manner, or at all, would have a material adverse effect on our ability to develop our product candidates and our business, results of operations and financial condition.

Financial Overview

Revenues

As a development stage company, we currently have no sources of revenue and have not generated any revenues to date. Since our inception, we have focused on identifying product candidates, obtaining in-licenses for critical intellectual property rights, recruiting a management team and board of directors, who have agreed to serve upon the consummation of this offering, and a scientific advisory board, formulating a development plan for our product candidates and initiating preclinical studies for our lead therapeutic product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies. We do not know when, or if, we will generate any revenue from any of our product candidates or any other sources of revenue that are, or may become, available to us.

Based on our current operating plan, we anticipate generating future revenue from our therapeutic and diagnostic product candidates and our intellectual property portfolio. We may generate revenue through the sale of our diagnostics tests once they have been validated; however, we cannot provide assurance that such tests will be validated or, if validated, when such validation will occur and if or when commercialization will occur. Although we do not expect sales of our therapeutic product candidates for at least five years due to the current development stage of our product candidates and the regulatory approval process, it is possible that we could generate revenue through milestone payments from potential strategic third party collaborations related to the development of our product candidates. The out-licensing of our intellectual property portfolio to third parties is also a potential source of revenue. We cannot provide assurances, however, as to whether we will be able to enter into any third party collaborations, whether any third parties will be interested in our intellectual property portfolio, whether we will be able to enter into favorable out-licensing agreements or whether we will have enough funding available to continue developing our therapeutic and diagnostic product candidates.

Research and Development Expenses

Since our inception, we have focused on identifying product candidates, obtaining in-licenses for critical intellectual property rights, recruiting a management team and board of directors, who have agreed to serve upon the consummation of this offering, and scientific advisory board, formulating a development plan for our product candidates and initiating preclinical studies for our lead therapeutic product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies. We expect our research and development expenses to consist of:

•	intellectual property licensing payments and, potentially, expenses related to the acquisition of additional intellectual property rights;
•	personnel expenses for our research and development staff; and
•	external research and development expenses incurred under arrangements with third parties, such as CROs, consultants and our scientific advisory board.

From our inception in July 2013 through the periods ended September 30, 2013 and March 31, 2014, we incurred approximately $5.4 million and $5.7 million, respectively, in research and development expenses. Our research and development expenses increased approximately $350,000 from our fiscal year ended September 30, 2013 to the period ended March 31, 2014 due to acquisition of additional patents from OSIF, the issuance of shares to OSIF under the patent and license agreements and an accrual for the consulting fees for one of the members of our scientific advisory board. Our research and development efforts have been fairly limited thus far and have been focused on obtaining the licensing rights and patent portfolio licenses and working with our scientific advisors to engage the right partners (e.g., CROs, cGMP manufacturers, trial sites, etc.) to whom we will outsource our future research and development needs. We have initiated the preclinical development of our lead product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies. We expect our research and development expenses to increase for the foreseeable future as, and if, we continue the development of LumiralinTM and other therapeutic product candidates and advance into clinical trials. We expect that the cost for preclinical development of our four therapeutic product candidates, which are related to four types of cancer (lung, ovarian, colorectal and prostate), will be approximately $10 to $14 million, which includes the expenses for the requisite toxicology screening and CMC manufacturing for all therapeutic product candidates, and the pre-IND work for one therapeutic product candidate. We expect that the cost to validate each of our four diagnostic product candidates will be approximately $1 million per product candidate, which includes the expenses associated with sample acquisition, reagents, data analysis, personnel and laboratory overhead. Further, we will also incur costs as we validate our delivery technology which, if successfully developed, could be used for any of our four product candidate applications. We anticipate that the outcomes of our preclinical and clinical studies will also influence our future decisions about the allocation of resources to our product candidates, and our management may develop a different prioritization scheme for our product candidates based on such outcomes. The preclinical and clinical studies necessary to move product candidates into clinical trials, as well as the various phases of clinical development, are time consuming and extremely costly, and we will need to raise additional capital in our efforts to advance our product candidates to the regulatory approval stage. All of our research programs and product candidates are currently at a preclinical stage and the success of their development is very uncertain and may never result in a viable commercial product. As of the date of this prospectus, although we expect to complete preclinical development of our lead therapeutic product candidate for lung cancer, LumiralinTM, by the end of 2014, and the validation of our clinical diagnostic tests within the next two years on a staggered but parallel basis, we cannot reasonably estimate the total cost of the efforts that will be necessary to complete the development of any preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence, or the extent to which our preclinical development efforts will be subject to delays.

Under our license agreements with OSIF, we are contractually obligated to make milestone payments to OSIF as we reach certain milestones in the development and commercialization of our therapeutic and diagnostic product candidates, and these milestone payments are a large component of our research and development expenses. We are also required to reimburse OSIF for past patent expenses incurred in connection with the licensed rights and to pay certain fees to OSIF, including upfront fees, license maintenance fees, sublicense fees and royalties (including minimum royalties). We expect to incur additional expenses as we invest in acquiring additional intellectual property rights to new technologies. We also expect to incur significant expense with respect to patent prosecution and legal support as we build and protect our intellectual property portfolio.

General and Administrative Expenses

Our general and administrative expenses consist of compensation and related costs for employees in executive, business development and support functions (for further detail, please refer to the “Management” and “Executive and Director Compensation” sections). We expect these personnel expenses to increase as we add personnel to our senior management team, although we intend to outsource work when possible. Our general and administrative expenses also include payments to members of our board of directors, who have agreed to serve upon the consummation of this offering, and our scientific advisory board.

We expect that our general and administrative expenses will increase as we operate as a public company and advance our product candidates into clinical trials. We believe that these increases will likely include increased costs for director and officer liability insurance, costs related to the hiring of additional personnel and increased costs for outside consultants and advisors, including lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies. Other general and administrative costs will include office rent and miscellaneous expenses associated with travel and professional fees.

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reported periods. We base our estimates on factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in the notes to our financial statements appearing elsewhere in this prospectus, we believe that the following critical accounting policies are the most important to fully understanding and evaluating our reported financial condition and results of operations.

Revenue Policy

We do not expect revenues for several years. Accordingly, a revenue policy is not relevant for this prospectus.

Fair Value of Financial Instruments

FASB ASC 820 — “Fair Value Measurements and Disclosures” (“FASB ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. The estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
•	Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet for accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. We recognize all financial instruments as assets or liabilities in the financial statements and measure them at fair value with changes in fair value reflected as current period income or loss.

Research and Development Costs

Costs incurred in connection with research and development activities are expensed as incurred. These costs include licensing fees to use certain technology in our research and development projects as well as fees paid to consultants and various entities that perform certain research and testing on our behalf.

Stock-Based Compensation

We recognize compensation cost relating to share-based payment transactions in net loss using a fair-value measurement method, in accordance with FASB ASC 718 — “Compensation-Stock Compensation” (“FASB ASC 718”). FASB ASC-718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. Grants to non-employees are accounted for in accordance with FASB ASC-505-50 “— Equity-Based Payments to Non-Employees,” which requires that fair value of each award is adjusted at the end of each period for any change in fair value from the previous valuation until the award vests. We begin to expense the award at the non-employee’s service commencement date.

We determine the fair value of share-based awards using the Black-Scholes option-pricing model to determine the fair value of stock option awards. Inputs to this model require management to apply judgment and make assumptions and estimates, including with respect to:

•	the term of the option issuance represents the remaining contractual term;
•	the risk free interest rate, which we estimate based on the U.S. Treasury instruments whose term was consistent with the term of the options;
•	the expected volatility of the underlying common stock, which we estimate based on the historical volatility of a peer group of comparable publicly traded life sciences and biotechnology companies with product candidates in similar stages of clinical development, as we do not have any trading history for our common stock; and
•	the fair value of our common stock determined on the date of grant, as described below.

We established our stock option plan in December 2013. Our stock option plan provides for the issuance of 500,000 shares of common stock, each to be issued at the then fair value of our underlying common stock.

The following table presents the grant dates of stock options that we granted from July 30, 2013 (inception) through the date of this prospectus along with the recipient’s name and affiliation, corresponding exercise price, number of shares granted for each option grant, our estimate of the fair value per share of our common stock on each grant date which we utilize to calculate stock-based compensation, the nature and terms of concurrent agreements, if applicable, and the amount of compensation recorded as expense through March 31, 2014:

Individual and Affiliation	Date of Transaction	# of Shares Granted	Exercise Price of Equity Instruments	Management’s Estimated Fair Value Per Share at Date of Grant	Nature and Terms of Concurrent Agreements	Cumulative Amount of Compensation through March 31, 2014
Carlo Croce, Member of Scientific Advisory Board	08/07/2013	100,000	$0.0000005	$0	SAB Agreement dated August 7, 2013	$158,000
Nicholas M. Dean, Chief Scientific Officer and Director*	12/31/2013	60,000	$6.33	$6.33	Consulting Agreement dated November 1, 2013	$43,800
Christopher Lowe, President, Chief Financial Officer and Director	12/31/2013	40,000	$6.33	$6.33	Non-Qualified Stock Option Agreement dated December 31, 2013	$21,500
Eric G. Marcusson, Head of Preclinical Drug Discovery*	12/31/2013	20,000	$6.33	$6.33	Employment Agreement dated March 7, 2014	$13,600
Jeffrey Jensen, Head of Clinical Development*	12/31/2013	20,000	$6.33	$6.33	Consulting Agreement dated December 30, 2013	$10,200
Gaurav Aggarwal, Director*	12/31/2013	20,000	$6.33	$6.33	N/A	$6,000
John N. Bonfiglio, Director*	12/31/2013	20,000	$6.33	$6.33	N/A	$6,000
Joseph Hernandez, Chief Executive Officer, Executive Chairman and Director	12/31/2013	60,000	$6.33	$6.33	(A)	$17,900
Robert Lee, Member of Scientific Advisory Board	12/31/2013	20,000	$6.33	$6.33	N/A	$10,200
Consultant	12/31/2013	2,000	$6.33	$6.33	N/A	$16,300
Carl Spana, Director*	12/31/2013	20,000	$6.33	$6.33	N/A	$6,000
Consultant	4/15/2014	20,000	$10.00	$10.00	N/A	N/A
	Total:	402,000

(A)	Employment agreement effective July 2013. The award is considered in the employment agreement; however, amounts and dates are not specified.
*	These individuals do not currently serve in the positions identified. They will serve in such positions effective upon consummation of this offering; however, option grant was not contingent upon consummation of this offering.

At March 31, 2014, options to purchase 402,000 shares of our common stock were outstanding, 25,000 of which have vested as of March 31, 2014. The intrinsic value of outstanding options as of March 31, 2014, assuming an initial public offering price of $7.00 per share, the midpoint of the price range set forth on the cover of this prospectus, is $902,340.

The following table presents the common stock that we issued from July 30, 2013 through the date of this prospectus along with the recipient’s name and affiliation, number of common shares issued, our current estimate of the fair value per share of our common stock on each date that we utilize to calculate compensation, the nature and terms of concurrent agreements, if applicable and the amount of expense recorded through March 31, 2014

Individual and Affiliation	Date of Transaction	# of Shares Issued	Management’s Estimated Fair Value Per Share at Date of Grant	Nature and Terms of Concurrent Agreements	Amount of Expense recorded through March 31, 2014
Joseph Hernandez, Chief Executive Officer, Executive Chairman and Director	7/30/2013	3,720,000	$0	Issued at inception of company	$0
Ohio State Innovation Foundation	9/10/2013	280,000	$6.33	OSIF License Agreement dated September 6, 2013	$1,771,000
Ohio State Innovation Foundation	1/09/2014	30,258	$6.33	(A)	$191,533
	Total:	4,030,258

(A) —	Issued pursuant to the anti-dilution clause of the OSIF License Agreement.

While our stock-based compensation expense through March 31, 2014 has been limited principally to transactions described in “License Agreements”, we expect the effect to grow in future periods due to the potential increases in the value of our common stock and increased number of stock options granted due to increases in our overall headcount of consultants and scientific advisory board members, including the above March 31, 2014, grants. At March 31, 2014, we had $2,442,437 of unrecognized compensation expense to be recognized over the next four years.

Common Stock Valuation

We currently have authorized only one class of common stock. Therefore, there are no distinctions in stockholders’ rights that affect the fair market value of our common stock. In November 2013, we engaged an appraiser to estimate the fair market value of our common stock as of September 30, 2013, and to perform a valuation engagement, as defined in the Statement on Standards for Valuation Services (“SSVS”) of the American Institute of Certified Public Accountants. The valuation was updated as of March 31, 2014 to reflect progress made in certain pre-clinical activities, new in-licenses of intellectual property and an update of estimates of amounts that could be raised in the financial markets by our investment bankers. Once the Company becomes public and its shares trade, these estimates will not be necessary.

We determined that a market-based approach to value that employs the probability-weighted expected returns method (“PWERM”) would provide the most appropriate paradigm for estimating the fair market value of our company. The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering the possible outcomes under various scenarios, as well as the economic and control rights of each share class. Under the PWERM approach, we used point estimates for values and dates, since we are a relatively small and early-stage company.

September 30, 2013 valuation

The following table describes the significant assumptions and scenarios in our PWERM analysis.

Scenarios:	Probability	Years to Liquidation	Discount for Lack of Marketability	Company Value	Weighted Common Stock Value	Weighted Common Option Value	Weighted Company Value	Basis For Evaluation
Scenario 1 – IPO with Therapeutic and Diagnostic Sales	5%	3.25	—	$1,332,896,915	$11,900,112	$1,165,165	$13,065,277	(A)
Scenario 2 – IPO with Diagnostic Sales	10%	3.25	—	$492,896,915	$8,801,174	$840,424	$9,641,598	(B)
Scenario 3 – IPO with Delay of Sales	15%	3.25	—	$41,942,000	$1,123,375	$37,798	$1,161,173	(C)
Scenario 4 – Private with Diagnostic Sales	25%	3.25	25%	$58,548,985	$2,827,382	$148,345	$2,975,727	(D)
Scenario 5 – Private with Delay of Sales	25%	3.25	25%	$17,767,000	$654,324	$—	$654,324	(E)
Scenario 6 – Dissolution	20%	3.25	—	$—	$—	$—	$—
Total	100%				$25,306,367	$2,191,732	$27,498,099
Value per share:					$6.33	$5.46

(A)	Market multiple of comparable public companies applied to fully-ramped projected sales of therapeutic and diagnostic products.
(B)	Market multiple of comparable public companies applied to fully-ramped projected sales of diagnostic products.
(C)	Median market capitalization of comparable public companies.
(D)	Market multiple of comparable private companies applied to fully-ramped projected sales of diagnostic products.
(E)	Median sales price of comparable private companies.

For the valuation developed through the probability-weighted expected returns method (PWERM), the scenarios selected included a range of outcomes based on the company’s conclusion of a successful initial public offering (IPO) as well as continuing to operate as a private business. The IPO scenarios included a best-case scenario in which the company obtains approval to sell its therapeutic product and does so successfully, a less favorable scenario in which approval of the therapeutic is denied or delayed but the company is able to successfully sell its diagnostic product, and a worst-case scenario in which sales of the diagnostic product are not realized. The private-company scenarios include an outcome in which the company is able to sell its diagnostic products, an outcome in which it in unable to sell any products but remains viable because of its technology, and a third scenario in which it is dissolved. Projected valuations were based on multiples of revenue for comparable public and private companies, respectively. Valuations under the private-company scenarios were subjected to a 25% illiquidity discount since the referenced multiples were based on data from companies that have been through recent sales transactions and the subject common shares were non-marketable minority interests. The projected period to exit was based on the estimated time management anticipates that it will take for sales to ramp fully if the therapeutic product is approved and rolled out successfully. Probabilities were based on the likelihood of the various outcomes given the company current situation and the known and knowable facts and circumstances. The valuations for the different scenarios were weighted based on the estimated probabilities and discounted based on the estimated period to exit and the company’s estimate cost of capital as established using the capital asset pricing model.

Our board of directors determined that there was no significant change in the fair value of our common stock between September 30, 2013 and March 31, 2014, as the Company has not had any significant external funding to advance clinical or other activities.

March 31, 2014 valuation

The following table describes the significant assumptions and scenarios in our PWERM analysis at March 31, 2014.

Scenarios:	Probability	Years to Liquidation	Discount for Lack of Marketability	Company Value	Weighted Common Stock Value	Weighted Common Option Value	Weighted Company Value	Basis For Evaluation
Scenario 1 – IPO with Therapeutic and Diagnostic Sales	8%	4.50	—	$1,332,896,915	$11,696,460	$1,142,112	$12,838,572	(A)
Scenario 2 – IPO with Diagnostic Sales	15%	3.25	—	$492,896,915	$14,593,694	$1,372,798	$15,966,491	(B)
Scenario 3 – IPO with Delay of Sales	47%	1.00	—	$44,333,000	$11,841,666	$433,659	$12,275,325	(C)
Scenario 4 – Private with Diagnostic Sales	15%	3.25	25%	$58,548,985	$1,849,608	$96,084	$1,945,692	(D)
Scenario 5 – Private with Delay of Sales	10%	2.50	25%	$17,767,000	$289,258	$—	$289,258	(E)
Scenario 6 – Dissolution	5%	3.25	—	$—	$—	$—	$—
Total	100%				$40,270,686	$3,044,652	$43,315,338
Value per share:					$9.99	$7.57

(A)	Market multiple of comparable public companies applied to fully-ramped projected sales of therapeutic and diagnostic products.
(B)	Market multiple of comparable public companies applied to fully-ramped projected sales of diagnostic products.
(C)	Median market capitalization of comparable public companies
(D)	Market multiple of comparable private companies applied to fully-ramped projected sales of diagnostic products.
(E)	Median sales price of comparable private companies.

For the valuation developed through the probability-weighted expected returns method (PWERM), the scenarios selected included a range of outcomes based on the company’s conclusion of a successful IPO as well as continuing to operate as a private business. The IPO scenarios included a best-case scenario in which the company obtains approval to sell its therapeutic product and does so successfully, a less favorable scenario in which approval of the therapeutic is denied or delayed but the company is able to successfully sell its diagnostic product, and a worst-case scenario in which sales of the diagnostic product are not realized. The private-company scenarios include an outcome in which the company is able to sell its diagnostic products, an outcome in which it in unable to sell any products but remains viable because of its technology, and a third scenario in which it is dissolved. Projected valuations were based on multiples of revenue for comparable public and private companies, respectively. Valuations under the private-company scenarios were subjected to a 25% illiquidity discount since the referenced multiples were based on data from companies that have been through recent sales transactions and the subject common shares were non-marketable minority interests. The projected period to exit was based on the estimated time management anticipates that it will take for sales to ramp fully if the therapeutic product is approved and rolled out successfully. Probabilities were based on the likelihood of the various outcomes given the company current situation and the known and knowable facts and circumstances. The valuations for the different scenarios were weighted based on the estimated probabilities and discounted based on the estimated period to exit and the company’s estimate cost of capital as established using the capital asset pricing model.

Net Operating Loss Carryforwards

As of September 30, 2013, we had approximately $5,500 of federal and $5,500 of New York net operating loss carryforwards that will begin expiring in 2033 and 2033, respectively. The Internal Revenue Code (IRC) limits the amounts of net operating loss carryforwards that a company may use in any one year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. We have not performed a detailed analysis to determine whether an ownership change has occurred. Such a change of ownership could limit the utilization of the net operating losses and could be triggered by subsequent sales of securities by us or our stockholders.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As an “emerging growth company,” we have elected not to take advantage of the extended transition period provided in Section 107 of the JOBS Act. Section 107 provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We are currently evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain exemptions provided by the JOBS Act, including, without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (PCAOB) regarding mandatory audit firm rotation or a supplement to the auditor’s reporting providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Plan of Operations

Since our inception, we have focused on identifying product candidates, obtaining in-licenses for critical intellectual property rights, recruiting a management team and board of directors, who have agreed to serve upon the consummation of this offering, and scientific advisory board, formulating a development plan for our product candidates and initiating preclinical studies for our lead product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies. For additional details on our management team, board of directors and scientific advisory board, please refer to the “Management” section of this prospectus.

We plan to perform preclinical and toxicology studies as well as work to initiate our manufacturing with CROs or at OSU. Overall, we do not plan to engage any employees for the development process, but may hire consultants or utilize the services of other third parties as necessary. We have developed business relationships that will likely be critical to us throughout our development process as we advance in our programs. We have engaged in discussions with a CLIA-certified and CAP-accredited laboratory based in New Haven, CT, where we intend to validate and conduct our clinical diagnostic tests. Based on our relationship with Dr. Robert Lee, an advisor and consultant to the company, we expect to complete our preclinical work at Dr. Lee’s laboratory at OSU. Finally, we have a relationship with the OSU Comprehensive Cancer Center, which is expected to conduct our initial clinical trials for our therapeutic product candidates. As of the date of this prospectus, we cannot provide any assurance that we will enter into agreements with these parties on acceptable terms, or at all.

We intend to primarily use the net proceeds from this offering to further develop our diagnostic and therapeutic product candidates, as well as validate and develop our delivery technology. This includes the preclinical development of all four of our candidate therapeutic products, which are related to four types of cancer (lung, ovarian, colorectal and prostate) as well as the initial clinical-enabling and initial clinical work for one of those candidate therapeutic products. We also intend to allocate a portion of the net proceeds to the validation of our four candidate clinical diagnostic products.

Initially, we plan to continue preclinical studies on our lead product candidate for lung cancer, LumiralinTM, including in vitro and in vivo animal studies, and to begin the CLIA validation of OmiraTM, our clinical diagnostic product candidate for ovarian cancer. We also intend to validate our delivery technology which, if successfully developed, could be used for any of our four product candidate applications.

Our therapeutic product candidates face a long road to commercialization. Before filing an IND and initiating our clinical trial programs, we must successfully complete the requisite preclinical and toxicology studies and engage CMC manufacturing for all therapeutic product candidates, and the pre-IND work for one therapeutic product candidate. We expect to complete our preclinical development of LumiralinTM by the end of 2014, at which time we will be able to file an IND and initiate clinical trials for LumiralinTM at the OSU Comprehensive Care Center. We can provide no assurance, however, that we will be able to complete the preclinical development of LumiralinTM or any of our other therapeutic product candidates.

For our diagnostic product candidates, our next step is to validate these tests in a CLIA laboratory, which we will seek to validate within the next two years on a staggered but parallel basis. Although we initially plan to begin the CLIA validation of OmiraTM, our clinical diagnostic product candidate for ovarian cancer, we intend to stagger the validation of our diagnostic product candidates by initiating the validation of a different diagnostic product candidate every six months. We can provide no assurance that our diagnostic tests will be successfully validated.

We also intend to validate our delivery technology which, if successfully developed, could be used for any of our four product candidate applications. In order to successfully commercialize our validated diagnostic tests, we will need to establish a sales and marketing team. To build our sales and marketing team, we will either need to outsource our sales and marketing function or hire employees with sales experience to approach physicians, including oncologists, with our diagnostic product candidates. In addition, we intend to approach third parties with established sales and marketing teams to partner with us in approaching physicians with our diagnostic product candidates. Once established, our sales and marketing team would develop relationships with physicians and healthcare payors and encourage physicians to order our clinical diagnostics and healthcare payors to reimburse the cost of the diagnostic tests so that they are viable commercial options for patients. We can provide no assurance, however, that market acceptance will develop for our product candidates.

For both our therapeutic and diagnostic product candidates, there are a number of risks associated with the development and subsequent marketing of our candidate products, and we may never be able to successfully obtain approval or become profitable in the anticipated timeframe, if at all. For a more comprehensive discussion of these risks, please refer to the “Risk Factors” section of this prospectus.

Results of Operations

We were incorporated on July 30, 2013, and there is no historical financial information about us upon which to base an evaluation of our performance. We are in development stage operations, have minimal assets and have not generated any revenues. We have incurred net losses in each month since our inception in July 2013. From our inception in July 2013 through September 30, 2013 and March 31, 2014, we incurred $5.5 million, and $6.9 million in net losses, respectively. We expect to continue to incur significant losses in at least our first five years of operation and anticipate that our expenses will increase substantially as we:

•	initiate, accelerate and expand our research and development efforts, including our clinical development activities;
•	add personnel to support our product development and, at a later time, commercialization efforts;
•	maintain, expand and protect our intellectual property portfolio; and
•	operate as a public company.

From our inception in July 2013 through March 31, 2014, we incurred approximately $5.7 million in research and development expenses, principally our technology license costs, which amounted to approximately $5.4 million expensed in the period ended September 30, 2013 and which costs did not meet the capitalization criteria under US GAAP. We incurred approximately $350,000 in additional research and development expenses in the 6-months ended March 31, 2014, which represents acquisition of additional patents from OSIF, the issuance of shares to OSIF under the patent and license agreements and an accrual for consulting fees owed to one of our Scientific Board members. We expect our research and development and specifically our clinical development expenses to increase for the foreseeable future as we continue the development of LumiralinTM and initiate the development our other product candidates and advance into clinical trials. Specifically, we expect to devote our capital primarily to the expense of the preclinical studies as well as seeking to commence Phase I of clinical trials, which may include the expense of manufacturing our therapeutic product candidates, patient expense and administrative expense. As we increase our development activity, we will need to increase the size of our management team to oversee the management of this work. If we are able to commercialize our therapeutic product candidates, we will also need to engage additional personnel to oversee the commercialization efforts.

Further, our intellectual property is central to our business, and we may need to acquire additional intellectual property in order to create a viable product. We may need to expend resources protecting our exclusive intellectual property rights from misuse by competitors and other parties through litigation or other legal action. Our general and administrative expenses increased in the six-months ended March 31, 2014 as compared to the period ended September 30, 2013 due to a half-year of salary to our Chief Executive Officer higher professional fees, and stock-based compensation charges.

In addition, operating as a public company requires a number of compliance efforts, including financial reporting and other disclosures, and we will incur significant expense as a public company.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred losses and cumulative negative cash flows from operations since our inception in July 2013 and, as of September 30, 2013 and March 31, 2014, we had an accumulated deficit of approximately $5.5 million and $6.9 million, respectively. The increase in the deficit represents the net loss for the six months ended March 31, 2014. We anticipate that we will continue to incur losses for at least the next five years. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations. We will seek additional financing through equity offerings, debt financings, government or other third-party funding and other collaborations, strategic partnerships and licensing arrangements. However, there is no guarantee that we will be able to obtain additional financing on favorable terms, or at all.

From our inception through March 31, 2014, we funded our operations principally with an advance of $278,425 from Joseph Hernandez, our founder, Chief Executive Officer and Executive Chairman. Mr. Hernandez has also made additional advances to us totaling approximately $85,000 since March 31, 2014. As of September 30, 2013, we had no cash and cash equivalents. We opened our bank account and funded it with an initial advance from Joseph Hernandez of $7,500 in December 2013.

Cash Flows

For the periods ended September 30, 2013 and March 31, 2014, our cash flows were $0 and $995, respectively.

Future Funding Requirements

To date, we have not generated any revenue. We do not know when, or if, we will generate any revenue. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research and development of our lead therapeutic product candidate, LumiralinTM, and initiate the research and development of our other product candidates. In addition, upon the consummation of this offering, we expect to incur additional costs associated with operating as a public company and hiring key personnel.

Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments will enable us to fund our operating expenses and capital expenditures through 2015. We expect to devote substantially all of our capital to the preclinical and initial clinical development of our therapeutic product candidates, the validation of our delivery technology and the validation of our diagnostic product candidates, as well as the acquisition of other intellectual property rights as necessary for our business. The exact amount of cash required to move our business forward is difficult to forecast and will depend on many factors, including:

•	the need to expand our research and develop activities;
•	the timing of the initiation and completion of therapeutic preclinical studies, clinical studies and the cost of these studies;
•	clinical trial design and the associated number of patients;
•	the outcome, costs and timing of seeking and obtaining FDA and other regulatory approvals;
•	results of our CLIA validation, preclinical studies and clinical work and the number of product candidates that we choose to advance as a result;
•	the dynamics of the regulatory space;
•	our need and ability to hire additional management and scientific personnel;
•	the costs of acquiring, licensing and enforcing intellectual property rights;
•	timing and costs associated with our marketing efforts; and
•	the economic and other terms, timing and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

We intend to use the net proceeds from this offering to reimburse OSIF approximately $2,446,000 (which includes $200,000 in unpaid patent costs), which represents the entire balance of the patent costs set forth in our license agreements with OSIF, and for payment of the remaining balance of the upfront fees under the license agreements, which is approximately $500,000. We also intend to use a portion of the net proceeds to repay Joseph Hernandez, our founder, Chief Executive Officer and Executive Chairman, approximately $363,000, which represents, as of the date of this prospectus, the aggregate amount of funds he has advanced us to fund our operations since our inception. We also intend to devote the net proceeds primarily to the further development of our therapeutic and diagnostic product candidates as well as to the validation and development of our delivery technology. We will devote a significant portion of the proceeds to the preclinical development of all four of our candidate therapeutic products, which are related to four types of cancer (lung, ovarian, colorectal and prostate) as well as the initial clinical-enabling and initial clinical work for one of those candidate therapeutic products. We expect that the cost for preclinical development of our four therapeutic product candidates up to Phase 1 will be approximately $10 to $14 million (which includes the expenses for the requisite toxicology screening and CMC manufacturing for all therapeutic product candidates, and the pre-IND work for one therapeutic product candidate) and that the cost to validate each of our four diagnostic product candidates will be approximately $1 million per product candidate (which includes the expenses for sample acquisition, reagents, data analysis, personnel and laboratory overhead). Further, we intend to devote a portion of the net proceeds primarily to the validation of our delivery technology. The remaining net proceeds will be allocated for working capital and other general corporate purposes, which may include personnel compensation and legal expenses.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding and other collaborations, strategic partnerships and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include restrictive covenants that limit or restrict our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, or acquiring or disposing of certain assets. If we raise additional funds through other third-party agreements, such as licensing arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. We can provide no assurance, however, that we will be able to obtain additional financing on favorable terms, or at all.

License Agreements

In September 2013, we entered into five patent and technology license agreements with OSIF, whereby we obtained certain intellectual property rights (OSIF Patent Rights), from OSIF relating to miR diagnostics, prognostics and therapeutics for lung cancer, colorectal cancer, prostate cancer and ovarian cancer, as well as a novel nucleic acid delivery technology that may be used to deliver miR therapies to cancer cells. The term of each agreement continues until the last to expire of the applicable patent rights licensed thereunder. We paid OSIF an initial upfront fee of $5,000 for each agreement ($25,000 in the aggregate). The remaining balance of the upfront fee is $500,000 in the aggregate ($95,000 for each of the four agreements and $120,000 for the fifth agreement), which will be paid out of the net proceeds from this offering. On January 31, 2014, we executed an amendment with OSIF to obtain additional patents, which increases the upfront costs by $25,000.

We must reimburse OSIF for patent costs relating to the OSIF Patent Rights, which amount to approximately $2,446,000 as amended in the aggregate. The unpaid patent costs accrue interest at a rate of 3.5% per annum. We agreed to a payment schedule for the patent costs, pursuant to which we agreed to pay OSIF $5,952.50 upon the effective date of the license agreement, $100,000 by October 31, 2013 and an additional $100,000 by December 31, 2013. OSIF has agreed to receive these installments out of the net proceeds from this offering. We agreed to pay OSIF additional installments of $100,000 in July 2014 and December 2014 and quarterly installments of approximately $273,000 from June 2015 through March 2017, but the entire unpaid balance of the patent costs will become immediately due upon the consummation of this offering. In addition, we must make payments to OSIF upon the achievement of certain milestones, which, in the aggregate, total approximately $76.8 million.

In consideration for the rights granted to us under the license agreements, we issued shares of common stock to OSIF representing 7% of our issued and outstanding capital stock and granted certain rights to OSIF to protect against dilution of OSIF’s interest in our company. The anti-dilution rights will lapse after we raise at least $10,000,000 of equity financing in a single transaction or a series of transactions. After the anti-dilution rights lapse, OSIF has the right to participate in any sale of our equity securities on the same terms as other purchasers so as to maintain its percentage ownership interest in the company.

One of the license agreements provides us the exclusive, worldwide rights and license to use, develop, manufacture, market and commercialize products and perform services utilizing the OSIF Patent Rights under 86 issued and pending patents and/or patent applications for the diagnosis, prognosis and treatment of colon cancer, and to sublicense such rights. For these rights, in addition to the amounts described above, we must pay OSIF a license maintenance fee of $25,000 in May 2015 and royalties at a low to mid, single-digit rate on the net sales of products and services utilizing or relating to the applicable OSIF Patent Rights and technology or, if greater, annual minimum royalty payments at a set rate. We are also required to make payments to OSIF upon the achievement of certain developmental and commercialization milestones relating to the applicable OSIF Patent Rights, including, without limitation, certain regulatory approvals and the launching of new products. We must achieve the milestone events by deadlines set forth in the agreement. For certain milestone events, we are permitted to extend the milestone deadline by up to three months if we pay OSIF an extension fee. We may unilaterally terminate the agreement for any reason upon 90 days’ written notice to OSIF, but if we terminate this agreement before September 2015, we must pay OSIF a termination penalty of $2,500,000. The estimated date of the last patent right to expire under this agreement is 2032.

One of the license agreements provides us the exclusive, worldwide rights and license to use, develop, manufacture, market and commercialize products and perform services utilizing the OSIF Patent Rights under 83 issued and pending patents and/or patent applications for the diagnosis, prognosis and treatment of lung cancer, and to sublicense such rights. For these rights, in addition to the amounts described above, we must pay OSIF license maintenance fees of $10,000 in May 2015, $25,000 in May 2016 and $50,000 in May 2017, and royalties at a low to mid, single-digit rate on the net sales of products and services utilizing or relating to the applicable OSIF Patent Rights and technology or, if greater, annual minimum royalty payments at a set rate. We are also required to make payments to OSIF upon the achievement of certain developmental and commercialization milestones relating to the applicable OSIF Patent Rights, including, without limitation, certain regulatory approvals and the launching of new products. We must achieve the milestone events by deadlines set forth in the agreement. For certain milestone events, we are permitted to extend the milestone deadline by up to three months if we pay OSIF an extension fee. We may unilaterally terminate the agreement for any reason upon 90 days’ written notice to OSIF, but if we terminate this agreement before September 2015, we must pay OSIF a termination penalty of $2,500,000. The estimated date of the last patent right to expire under this agreement is 2033.

One of the license agreements provides us the exclusive, worldwide rights and license to use, develop, manufacture, market and commercialize products and perform services utilizing the OSIF Patent Rights under 23 issued and pending patents and/or patent applications for the diagnosis, prognosis and treatment of ovarian cancer, and to sublicense such rights. For these rights, in addition to the amounts described above, we must pay OSIF a license maintenance fee of $25,000 in May 2015 and royalties at a low to mid, single-digit rate on the net sales of products and services utilizing or relating to the applicable OSIF Patent Rights and technology or, if greater, annual minimum royalty payments at a set rate. We are also required to make payments to OSIF upon the achievement of certain developmental and commercialization milestones relating to the applicable OSIF Patent Rights, including, without limitation, certain regulatory approvals and the launching of new products. We must achieve the milestone events by deadlines set forth in the agreement. For certain milestone events, we are permitted to extend the milestone deadline by up to three months if we pay OSIF an extension fee. If we terminate this agreement before September 2015, we must pay OSIF a termination penalty of $2,500,000. The estimated date of the last patent right to expire under this agreement is 2032.

One of the license agreements provides us the exclusive, worldwide rights and license to use, develop, manufacture, market and commercialize products and perform services utilizing the OSIF Patent Rights under 52 issued and pending patents and/or patent applications for the diagnosis, prognosis and treatment of prostate cancer, and to sublicense such rights. For these rights, in addition to the amounts described above, we must pay OSIF a license maintenance fee of $25,000 in May 2015 and royalties at a low to mid, single-digit rate on the net sales of products and services utilizing or relating to the applicable OSIF Patent Rights and technology or, if greater, annual minimum royalty payments at a set rate. We are also required to make payments to OSIF upon the achievement of certain developmental and commercialization milestones relating to the applicable OSIF Patent Rights, including, without limitation, certain regulatory approvals and the launching of new products. We must achieve the milestone events by deadlines set forth in the agreement. For certain milestone events, we are permitted to extend the milestone deadline by up to three months if we pay OSIF an extension fee. We may unilaterally terminate the agreement for any reason upon 90 days’ written notice to OSIF, but if we terminate this agreement before September 2015, we must pay OSIF a termination penalty of $2,500,000. The estimated date of the last patent right to expire under this agreement is 2032.

Finally, one of the license agreements provides us the exclusive, worldwide rights and license to use, develop, manufacture, market and commercialize products and perform services utilizing the OSIF Patent Rights under 2 patent applications to use QTsomesTM for the diagnosis, treatment, prevention and amelioration of human diseases and conditions, and to sublicense such rights. For these rights, in addition to the amounts described above, we must pay OSIF a license maintenance fee of $10,000 in May of each year for the duration of the contract term, beginning in 2015. We must also pay OSIF royalties at a low to mid, single-digit rate on the net sales of products and services utilizing or relating to the applicable OSIF Patent Rights and technology. We were required to enter into a sponsored research agreement as of January 31, 2014 utilizing Dr. Robert Lee as the principal investigator and to make payments to OSIF upon the achievement of certain other developmental and commercialization milestones relating to the applicable OSIF Patent Rights, including, without limitation, certain regulatory approvals and the launching of new products. We must achieve the milestone events by deadlines set forth in the agreement. We may unilaterally terminate the agreement for any reason upon 90 days’ written notice to OSIF. In addition, a default by us under this license agreement shall be deemed a default under all license agreements between us and OSIF. The estimated date of the last patent right to expire under this agreement is 2035.

Under each of the license agreements, OSIF retained the right, on behalf of itself and other academic institutions and non-profit institutions, to use the OSIF Patent Rights for teaching, research, patient care, education and other educationally-related purposes, and to publish scientific findings from research related to the OSIF Patent Rights.

In the event we sublicense any OSIF Patent Right, we are obligated to pay to OSIF a fee based on a percentage of sublicense fees received by us. If we assign any of the license agreements to a third party, we are obligated to pay an assignment fee to OSIF based on the timing of the assignment and the gross consideration we receive in consideration for the assignment.

Each of the license agreements requires that we (alone or with our affiliates and sublicensees) use diligent and commercially reasonable efforts to implement any agreed upon commercialization plan and achieve milestone events, as applicable, and maintain commercially effective and reasonably funded research, development, manufacturing, regulatory, marketing and sales programs, as applicable, to make licensed products and services available to the public. In addition, each of the license agreements require us to have insurance in commercially reasonable and appropriate amounts in place prior to using or selling licensed products or and performing licensed services.

Upon our breach of certain provisions in the agreements, OSIF has the option to terminate the applicable agreement, change the applicable field of use or territory or change the license granted from an exclusive license to a non-exclusive license.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as defined by applicable SEC regulations).

RELATED PARTY TRANSACTIONS

For a description of our related party transactions, see “Certain Relationships and Related Party Transactions” beginning on page 95 of this prospectus.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in the statement of stockholders’ equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements, consisting of a statement of income followed by a separate statement presenting OCI. The Company did not have any other comprehensive income related transactions during the period from July 30, 2013 (inception) through September 30, 2013 and as such did not present required statements.

In February 2013, FASB issued ASU 2013-02, “Other Comprehensive Income”, with amendments that supersede ASU 2011-05 and ASU 2011-12 replacing the presentation requirements for reclassifications out of accumulated other comprehensive income for all public and private companies. These amendments require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. Amendments in this update are effective on a prospective basis for reporting periods beginning after December 15, 2013 with early adoption permitted.

BUSINESS

OVERVIEW

We are a development stage emerging therapeutic and diagnostic company focusing on microRNA and its role in oncology. MicroRNAs are naturally-occurring RNA molecules (composed of 19 to 25 nucleotides) that do not encode proteins but instead regulate gene expression and play a critical role in regulating networks of biological pathways. MicroRNAs were discovered fairly recently, and scientific research has shown that the improper balance of microRNAs is linked to many diseases, including cancer. MicroRNAs represent targets for a new class of therapeutics and diagnostics, which we believe may be more effective in the diagnosis and treatment of cancer, and diseases in general, with the potential for mitigated side effects in comparison with conventional small molecule drugs. We are working to develop and market diagnostic miR-panel-tests, antimiR therapies, and miR replacement therapies. We believe that our initial LDT tests may enable clinicians to identify patients who are at an increased risk of developing certain types of cancer and will be applicable in identifying appropriate patient therapies. Our ultimate goal is to change the field of cancer diagnosis and treatment, minimize unnecessary healthcare costs and improve patients’ quality of life. We are focused on four types of cancer: lung, ovarian, colorectal and prostate.

We have in-licensed a broad intellectual property portfolio of granted and pending patents and patent applications. In September 2013, we signed five exclusive licensing agreements with OSIF for approximately 138 pending patent applications and 132 granted patents covering numerous microRNAs. In addition, we licensed a novel delivery technology. Since inception, we have assembled a management team and board of directors, who have agreed to serve upon the consummation of this offering, and a scientific advisory board with deep expertise in microRNA biology and broad business experience in biotechnology and drug development. We have also initiated the preclinical development of our lead therapeutic product candidate, LumiralinTM, including in vitro and in vivo animal studies. We believe that there is a significant clinical need for the type of therapeutics and diagnostics we are seeking to develop for lung, ovarian, colorectal and prostate cancers. In addition, we believe the approach by which we are seeking to develop both a therapeutic and diagnostic for a given type of cancer will allow us to use our diagnostic product to identify a patient population that will be the most receptive to our therapeutic product candidates. This should allow us to effectively develop a therapeutic product that can be used by a population with a certain diagnosis. We believe that these elements will allow us to successfully compete against existing companies who focus on microRNA therapeutics and diagnostics, even though our competitors are more established and have greater resources at their disposal.

We are a Delaware corporation incorporated on July 30, 2013. For more information on our plan of operations, please see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

OUR STRATEGY

Our strategy thus far has been to build a company that has a limited infrastructure with flexibility to react to a wide variety of potential outcomes of our validation, clinical and preclinical work. Since we are an early stage company, being able to change direction easily, quickly and at minimal cost allows us flexibility which will be critical to the success of our company. We will need to react to critical events that will determine the course of our company, including the success and timing of our fundraising efforts, the outcome of our diagnostic validation process, the results of our preclinical work, and the various stages of our clinical trials. Based on the outcomes of these events, we may need to alter our development plan and advance certain clinical programs over others based on resource constraint or clinical viability.

We seek to develop tests that have clinical utility and where we hope the outcomes will save the healthcare system money rather than consume more resources. We believe this would help with market acceptance and with reimbursements by private and public payers. Once and if clinically validated, we expect our commercial strategy with these tests will be to partner with entities that have the resources to commercialize them.

We intend for our clinical therapeutics programs to focus on areas of oncology where the current standard of care offers limited hope for patients suffering from cancer. Our product candidates are intended to employ a novel mechanism that could, alone or in combination, potentially help to eradicate or slow the progression of cancer.

A key component to our strategy is engaging seasoned executives to manage our outsourcing strategy. Another key component is our relationship with OSU. We believe OSU has been in the forefront of the discovery of microRNAs and their role in cancer. We intend to partner with OSU on several fronts, including on the preclinical work, the development of the delivery technology and on the clinical trials development. Further, two of our scientific advisors are current professors at OSU. We view this relationship as a key component to our strategy.

Our strategy is to outsource as many elements of the development and manufacturing process as possible, which is a trend in the biotechnology industry. We believe this outsourcing strategy will allow us to avoid capital expenditures, keep fixed costs to a minimum and maximize the flexibility of our programs as we gather data and determine to which programs we should devote our resources. Outsourcing our developmental functions eliminates the need to establish a sizeable research and development facility, which is time consuming and capital intensive. We intend to work with consultants, CROs and CMOs to perform the critical work for our development and manufacturing processes. Under this model, we can leverage the expertise of established consultants, the capabilities of partner academic institutions and the experience of CROs and CMOs, resulting in an overall efficient process for drug development. To execute this strategy, we intend to work mostly as a virtual company, with members of our management team working remotely to execute our strategic plan, carry out operational management tasks and coordinate activities at the sites of our consultants, CROs and CMOs.

As part of this strategy, we currently do not own any facilities and plan instead to enter into as many consulting agreements, as opposed to employment agreements, as possible. We also plan to engage regulatory consultants to help us work through the various stringent regulations required by the relevant regulatory authorities, in particular the FDA, to acquire regulatory approval and comply with any post-approval regulatory requirements.

AN OVERVIEW OF microRNA

The Biology of microRNA

In a cell, DNA transcribed into messenger RNA (mRNA) as well as non-coding RNA. mRNA is “translated” into proteins, which performs various cellular functions. In contrast, microRNAs (miRNAs or miRs) are non-coding RNAs (ncRNAs) that regulate the expression of genes. First, miRNA genes are transcribed to long primary transcripts that are long precursors (“pri-miRNA”) and then processed in the nucleus by an enzyme called Drosha into another precursor (“pre-miRNA”). The pre-miRNA is then transported into the cytoplasm by exportin-5, where it is further cut into 19 to 25 nt double-stranded miRNA: miRNA* duplexes. Next, miRNA: miRNA duplexes are incorporated into RNA-Induced Silencing Complexes (RISC), followed by unwinding of the duplex and retention of the mature miRNA strand in the RISC, while the complementary miRNA* strand is degraded. The mature miRNA serves as a guide molecule for RISC by directing it to partially complementary sites located predominantly in the 3’ untranslated regions (UTRs) of target mRNAs, resulting in translational repression and/or mRNA degradation of the target mRNAs (Figure 1). Over 2,000 potential microRNAs have been identified thus far, more than one-third of all human genes are predicted to be regulated by microRNAs, and each miRNA can regulate hundreds of mRNA and ncRNA targets. Since a single miRNA can regulate an entire network of genes, miRNAs operate as master regulators of the genome.

Figure 1. Mechanism of gene regulation by miRNA

Small-interfering-RNA (siRNA) and miRNAs are similar in that both utilize the RISC to reduce target gene expression. However, there are some important differences between them. siRNAs are mostly exogenous molecules custom-designed to target a specific gene. In contrast, miRNAs are naturally expressed by cells and are regulatory molecules with multiple mRNA gene targets. The multiple mRNA targets of each microRNA have been selected by evolution and thus often play important roles in cellular pathways and networks of pathways that control specific functions. Studies have shown that changes in miRNA level in tissues and blood may be linked to various diseases, including cancer.

The discovery of miRNAs has opened up new opportunities in the discovery of new biomarkers and new drugs. Because levels of miRNAs are altered in many diseases, they can act as biomarkers for these diseases for their diagnosis and prognosis, for prediction of response to therapy, and for post-treatment monitoring. In addition, pathological changes caused by miRNA dysregulation can potentially be reversed by miR-based therapy. There are multiple approaches for miR-based therapy. One is miR-replacement therapy (MRT), in which an exogenous “miRNA mimic” for a miRNA that has a reduced level of expression is introduced. Another approach is antimiR therapy (AMT) in which an inhibitor for a miRNA that is overexpressed is introduced. These miRNA-modulating agents are synthetic oligonucleotides with sequences that are identical or complementary to the targeted miRNAs. Designing of MRT or AMT therapeutic candidates is relatively straight forward because the sequences of the target miRNAs are already known. Because miRNA mimics and antimiRs are sequence specific, compared to the conventional small molecule chemotherapy, fewer adverse sides effects are expected for miRNA-based therapies along with much greater probability of hitting their targets. Many targets that were previously deemed undruggable can now be targeted using AMT or MRT. Finally, blood-based miRNA biomarker tests and miR-based therapeutics can be used in combination because patients most likely to benefit from therapy can be identified based on their miR expression profile and can then be treated with the corresponding miR-based therapy.

The Role of microRNA in Cancer

The role of miRNAs in cancer development was first reported in 2002 by Dr. Carlo Croce, who is a member of the National Academy of Sciences, Professor and Chairman of the Department of Molecular Virology, Immunology and Medical Genetics at the OSU College of Medicine, and a member of our scientific advisory board. miRNAs expression patterns are altered in all types of cancer, with each cancer type displaying a distinctive signature miR expression pattern. miR expression profiling, therefore, potentially enables differentiation of the type of the tumor and its tissue of origin. It has been shown that changes in miRNAs can promote tumor development by increasing the expression of oncogenes that promote tumor growth and by decreasing the expression of tumor-suppressor genes. MiRNAs have been linked to tumor development, invasion, metastasis, new blood vessel generation, and tumor resistance to chemotherapy and radiotherapy. Each miR can affect multiple tumor types whereas multiple miRs may be changed in each tumor type. For example, miR-21 is increased in glioma, breast, lung, prostate, colon, stomach, esophageal, and cervical cancers, as well as diffuse large B-cell lymphoma. Meanwhile, inhibition of miR-21 has been shown to inhibit tumor growth by increasing the expression of certain tumor suppressors.

microRNAs as Biomarkers for Diagnosis and Prognosis of Cancer

There is strong scientific evidence that a patient’s miR profile is an independent prognostic marker for cancer. miR profiling and analysis can be carried out on tissue biopsies and on blood. In cancer, miR signatures in the serum or plasma closely correlate with those of the disease tissues. miRNA levels in the blood can be quantified easily by a technique called real-time polymerase chain reaction. Furthermore, a number of miRs can be simultaneously analyzed using a miRNA panel to produce a miRNA profile. The MPTs for individual tumor types can be designed utilizing a comprehensive database to find miRs that have the highest linkage to patient survival and responsiveness to clinical therapy. Since they are serum based, the MPTs are non-invasive and relatively easy to commercialize. In the clinic, a MPT can complement other established diagnostic techniques for increased accuracy in assessing and predicting a patient’s response to treatment. In addition, a MPT may be used for post-treatment monitoring of cancer patients to detect possible disease recurrence.

Serum MPT of cancer patients may also be valuable for the use of miR-based therapeutics. An MPT may be used to select patients that are more likely to benefit from miR-based therapy, which has important applications in the development process for miR-based therapeutics. For example, a cancer patient with a high level of miR-21 based on a MPT may be more likely to benefit from antimiR-21 AMT therapy than a patient with a low level of miR-21. In addition, during a clinical trial, a patient’s serum miR-21 level may be monitored by MPT to determine how effective the AMT therapy has been. Therefore, MPTs potentially may be developed as companions to miR-based therapies. According to a report by Transparency Market Research, the market for companion diagnostics cancer is expected to grow at a compound annual growth rate (CAGR) of 18.1% until 2019 to reach a size of $5.6 billion.

A potential challenge in clinical development of MPT is that gene regulation by miRNAs is complicated and is dependent on the type of tumor. For example, miR-155 is increased in hepatocellular carcinoma (HCC), thyroid carcinoma, breast cancer, colon cancer, cervical cancer, and lung cancer, and considered an oncomiR, which is a microRNA associated with cancer. However, the same miR is tumor suppressive in ovarian cancer. Furthermore, well-established oncomiRNAs such as miR-21 can also be elevated in inflammatory diseases such as atherosclerosis. As a result, the levels of a single microRNA alone will likely have only limited prognostic or diagnostic value. The MPTs we are developing are intended to simultaneously determine the level of multiple microRNAs helping to make them more reliable. The techniques used in miR extraction and analysis have significant impact on the specificity and sensitivity of MPT data. This means that the MPTs and their diagnostic, prognostic and treatment predictive applications require careful validation in order to be incorporated into clinical practice.

Our microRNA Product Platform

Scientists have shown in animal models that AMT inhibiting oncogenic miRs that are increased in a tumor, such as a miR-21 and members of miR-17-92 cluster, can inhibit tumor growth, tumor cell invasion, new blood vessel development (angiogenesis), and/or reverse resistance to chemotherapy and radiotherapy treatments. AntimiRs are “mirror images” of their miR targets and act by forming a stable complex with them, thereby inhibiting their biological function. Conversely, MRT replacing tumor suppressor miRNAs that are decreased in a tumor, such as miR-484 and miR-34a, with synthetic miR mimics can similarly achieve therapeutic benefits. Therefore, AMR and MRT and their combinations constitute miR-based therapies, a novel modality for the treatment of cancer.

We plan to develop four miR-based therapeutics: LumiralinTM (antimiR-21 AMT), OmiralinTM (miR-484 MRT), ColomiralinTM (antimiR-17-5p AMT), and PromiralinTM (miR-34 mimic MRT). Since both miR-21 and miR-17-5p are elevated in many types of cancer, LumiralinTM and ColomiralinTM may be useful in treating multiple tumor types. miR-34 is also reduced in multiple tumor types, so PromiralinTM will also have therapeutic potential in multiple tumor types. miR-based therapeutics can potentially be used in combination with each other in a common delivery vehicle. Furthermore, because of their ability to decrease therapeutic resistance, miR-based therapy could potentially be combined with standard chemotherapy or radiotherapy and could potentially produce a synergistic effect.

We have in-licensed a portfolio of approximately 138 pending patent applications and 132 granted patents covering various aspects of applications of miRNAs in cancer from OSIF. The subject matter covered by these patents was developed, in whole or in part, by Dr. Carlo Croce, a pioneer and recognized leader in the field of miRNA, and by Dr. Robert Lee, a recognized expert on nanoparticle-based miRNA delivery technology, both of whom are members of our scientific advisory board. The other members of our scientific advisory board also have extensive experience in miRNA biology and in oligonucleotide therapeutics design and development.

In contrast to conventional chemotherapy, miR-based therapy is biomarker-driven and its miR targets are expected to affect entire gene-regulatory networks that are believed to serve as the master switches of tumor survival. The networks usually control several different points in the course of cancer development. Therefore, miR-based therapy is likely to be more effective with fewer side effects. Rather than screening a large library of hundreds of thousands of compounds for lead identification, which is routinely done in traditional drug discovery, miR-based drug discovery is relatively straightforward because the therapeutic oligonucleotide sequence is defined by that of the miR target. The drug directly targets the dysregulated microRNA based on sequence complementarity. If successfully developed, manufactured and commercialized with all the required regulatory approvals, we believe this has the potential to alter the landscape of the oncology market.

Delivery Technology for miR-Based Therapeutics

A significant challenge to clinical development of miR-based therapeutics is the need for a delivery system. This is because human serum is rich in nucleases and the cell membrane is a formidable barrier to the intracellular delivery of oligonucleotides, which makes it difficult to bring the therapeutics to the target site. Other factors, such as renal and reticuloendothelial system clearance, also hinder delivery. The problem of delivery has been a major impediment in previous efforts toward clinical development of siRNA therapeutics and antisense oligonucleotides, as shown by the limited success of these classes of agents in the clinic.

The critical importance of in vivo delivery is well-recognized in the field of siRNA therapeutics as a bottleneck in their clinical development. The approval of ISIS and Genzyme’s KynamroTM as the first systemically administered antisense oligonucleotide therapy in humans for familial hypercholesterolemia in early 2013 was a watershed event in the field of oligonucleotide therapeutics. However, many antisense drugs have performed poorly in the clinic, which may be attributed to inadequacy in the delivery system. On the other hand, if an effective delivery technology is found, it would have broad applications to many types of potential oligonucleotide therapies.

There are two general strategies to addressing the delivery problem of oligonucleotides: chemical modification and nanoparticle formulation. Our delivery approach is expected to incorporate both of these strategies, based on what we believe are strong scientific rationale and strong patent positions.

This dual approach can be seen in the example of one of our therapeutic product candidates, LumiralinTM (antimiR-21). The antimiR-21 oligonucleotide is defined as the drug substance or active pharmaceutical ingredient (API) for the product. To achieve optimum activity, modifications are incorporated to increase its affinity for the miR-21 target and endonuclease stability while reducing non-specific immune system activation which may lead to side effects. While with these modifications the antimiR design is considered “optimized” for an unformulated free or “naked” agent, previous studies have shown that free antimiRs are mostly taken up by the liver and that a high dose is required for therapeutic activity, which in turn leads to potential kidney and liver toxicity.

QTsomeTM is a proprietary lipid nanoparticle-based delivery platform developed by Dr. Robert Lee, a member of our scientific advisory board, and a Professor at the OSU College of Pharmacy. QTsomesTM comprise an optimum combination of two cationic lipids, one with a quaternary amine headgroup and the other with a tertiary amine headgroup. These components can provide a stable nanoparticle and facilitate efficient delivery of the antimiR into the cytoplasm of the target cell. In addition, QTsomesTM incorporate PEG-DPPE, which cause them to stay in the blood circulation for a long time and to passively target delivery to solid tumors based on the enhanced permeability and retention (EPR) effect. This EPR effect is due to the increased blood vessel permeability of solid tumors and reduced lymphatic drainage, which lead to higher QTsomeTM uptake by the tumor.

The benefits of QTsomesTM include high efficiency, low toxicity, rational design, and, in our belief, our strong patent position. QTsomesTM utilize off-the-shelf cationic lipids and helper lipid components that are available in cGMP grade from commercial suppliers. This removes a potential barrier to clinical translation. According to Dr. Lee, production of QTsomesTM can readily be up-scaled to gram- and kilogram levels using standard and scaleable pharmaceutical manufacturing technologies such as diafiltration, sterile filtration, and lyophilization. The feasibility of large-scale production is an important advantage of the QTsomesTM formulation. Due to its higher efficacy and tumor selectivity, a lower clinical dose would be required than free antimiRs or miR mimics, and we therefore expect reduced adverse side effects.

The QTsomeTM technology has been validated in Dr. Lee’s laboratory at OSU. Antimir-21 (AM-21) was shown to upregulate tumor suppressor genes RECK and PTEN in A549 lung cancer cells (Figure 2).

Figure 2. Upregulation of tumor suppressor genes in A549 lung cancer cells by AM-21

AM-21 were then loaded into QTsomesTM and evaluated in tumor cell lines and in a mouse tumor model. The QTsomesTM were small in size (~100 nm) based on dynamic light-scattering measurement and had a low surface charge. These properties are ideal for in vivo delivery. The QTsomesTM effectively inhibited miR-21’s biological functions and unregulated tumor suppressor genes RECK and PTEN in A549 cells and sensitized these cells to a chemotherapy agent paclitaxel (PTX) (Figure 3). Additionally, treatment of A549 cells with OTsomeTM/AM-21 resulted in a reduced capacity to migrate on a plastic dish (Figure 3a). This ability to reduce migration is often interpreted as a potential for the drug to be anti-metastatic. Furthermore, QTsomesTM carrying AM-21 completely inhibited the growth of A549 xenograft tumors in nude mice (Figure 3b) without causing overt toxicity to the mice as indicated by increased weight gain and no significant changes in organ weights in the treated group (data not shown).

Cell Viability (% of untreated cells)

Figure 3. QTsomeTM/AM-21 sensitized A549 cells to chemotherapy drug paclitaxel (PTX)

Figure 3a. QTsomeTM/AM-21 treatment of A549 lung cancer cells reduced their ability to migrate into an open space on a tissue culture dish caused by a scratch through a monolayer of cells.

Figure 3b. Inhibition of A549 xenograft tumor growth by QTsomeTM/AM-21. Mice were inoculated s.c. with A549 cells and randomized into two groups of seven after tumors reach >50 mm3 (~1 week after inoculation). The treatment group was injected intravenously with 2 mg/kg by i.v. injection 3 times in the first week and once a week thereafter.

QTsomeTM/AM-21 was also evaluated in KB tumor cells. As shown in Figure 4, QTsomesTM/AM-21 upregulated tumor suppressor gene PTEN over untreated control and more effectively than free AM-21. In a preliminary pilot study in vivo, intravenous delivery of an antimiR-21 formulated in QTsomesTM resulted in inhibition of miR-21 as demonstrated by upregulation of miR-21 target genes (Figure 5) and a trend toward tumor growth inhibition (data not shown). The study did not have large enough group sizes to detect the tumor growth inhibition with confidence, so larger follow up studies are underway.

Figure 4. Upregulation of tumor suppressor gene PTEN by QTsomeTM/AM-21 in KB cells.

Normalized gene expression (% of untreated tumors)

Figure 5. Upregulation of miR-21 target genes in KB cell xenograft tumors after delivery of QTsomeTM formulated antimiR-21.

Collectively, these results support the further development of QTsomeTM/AM-21 nanoparticles for lung cancer therapy, either alone or in combination with standard chemotherapy. We have recently identified early lead antimiR-21 compounds with a proprietary design that are more potent than the publicly available antimiR-21 compounds we used in the preclinical data here. We believe this will allow us to move forward into additional in vivo studies with proprietary compounds formulated in QTsomesTM while also performing more screens to identify additional lead compounds to enter the in vivo studies to ensure we identify the best potential clinical candidate.

Dr. Lee’s laboratory also made progress on designing enhanced versions of QTsomesTM (licensed by the company). It was found that adding the small peptide, gramicidin, into QTsomesTM was able to improve delivery in the presence of serum. These peptide-enhanced QTsomesTM were found to be very effective in delivery of both siRNA, which is similar to miR mimics, and antimiRs. In a study recently published in the Journal of Controlled Release, a targeted version of QTsomesTM loaded with antimiR-155, with enhancement by gramicidin addition, was shown to be highly active in blocking miR-155 function in liver cancer cells. In this study, a glycolipid, Lactosyl-DOPE, was also added to make these QTsomeTM nanoparticles selective for liver cancer cells, which express the asialoglycoprotein receptor. This improved both the efficiency of antimiR delivery and the selectivity for the targeted cells. The design of the antimiR incorporated chemical modifications (OMe and phosphorothioate), which improved the stability and bioactivity of the oligonucleotide. The particles synthesized were compact in size (73 nm), were slightly positively charged and had high encapsulation efficiency for the antimiR (88%). These are properties that are conducive to in vivo delivery. Treatment of the cancer cells greatly increased the expression of two tumor suppressor genes, CEBP/beta and FOXP3, by 4 and 16-fold, respectively. Importantly, these QTsomesTM were highly active when injected intravenously at a relatively low dose (1.5 mg/kg) into mice and induced similar biological effects in vivo, increasing expression of a tumor suppressor CEBP/beta and FOXP3 by 6.9 and 2.2-fold, respectively. We believe this is significant since in vivo delivery efficiency is the key towards development of a suitable delivery vehicle for clinical applications.

In summary, we have licensed a proprietary lipid nanoparticle-based miR delivery technology (QTsomeTM) for AMT and MRT from OSIF, which we believe will provide us with an advantage in addressing the problem of AMT and MRT delivery with respect to our proposed therapeutics.

Our miR-BASED THERAPEUTIC AND DIAGNOSTIC PRODUCT CANDIDATES

We intend to develop a series of MPTs and miR-based AMT and MRT agents for lung, ovarian, colorectal and prostate cancers. The initial clinical development candidates are listed in the table below:

Therapeutic Candidate	Related MPT	miR Target	Modality	Cancer Targets
LumiralinTM	LumiraTM	miR-21	AMT	Lung
OmiralinTM	OmiraTM	miR-484	MRT	Ovarian
ColomiralinTM	ColomiraTM	miR-17-5p	AMT	Colorectal
ProstamiralinTM	ProstamiraTM	miR-34a	MRT	Prostate

Lung

Market Opportunity

NSCLC, which includes adeno-, squamous-cell and large-cell carcinoma, is the leading cause of cancer deaths both in men and in women. Lung cancer causes more deaths than the next three most common cancers combined (colon, breast and prostate). According to the American Cancer Society, an estimated 160,340 Americans were expected to die from lung cancer in 2012, accounting for approximately 28 percent of all cancer deaths. According to a 2009 report by Global Industry Analysis, the global market for NSCLC therapeutics is set to reach $13 billion in year 2015, representing a large potential market.

Diagnosis and Current Treatment

Lung cancer is diagnosed using computed tomography (CT) X-ray-scan and tissue biopsy. Serum markers CEA and CYFRA 21-1 are often used as prognostic and predictive markers. Lung cancer treatment depends on the stage of the disease. Early stage NSCLC is managed by surgery followed by combination chemotherapy. However, this is associated with serious side effects and limited response rates. A new molecularly targeted agent gifitinib (Iressa) has shown some early promise. However, approval of this drug was withdrawn by the FDA in 2005 due to lack of evidence that it extended life. Molecular classification of lung cancer patients is beginning to improve therapy for small subsets of patients. However, the majority of NSCLC patients (e.g., patents with mutated K-ras gene) still have no effective molecularly targeted therapy. Development of additional novel therapeutic and diagnostic strategies for NSCLC, therefore, is urgently needed to better match additional NSCLC patients to effective novel therapies. We believe that our product candidates are different from other molecularly targeted agents due to our intended targets and proprietary delivery methods.

LumiralinTM AMT and LumiraTM MPT

miR-21 may arguably be the most validated oncomiR in cancer. It is commonly elevated in many cancer types including lung, ovarian, colorectal, prostate, liver, kidney, breast and brain cancers. miR-21 targets tumor suppressor gene such as PTEN. AntimiR-21 AMT has been shown to inhibit tumor growth, migration and invasion, and to reverse chemotherapy and radiotherapy resistance of cancer cells.

miR-21 is the most frequently over-expressed miR over all cancer types and its genomic locus is amplified in some cancer types. Expression of miR-21 correlates with poor patient outcome in many cancer types, including lung cancer. miR-21 expression is known to be driven by several well characterized oncogenes including STAT3, K-ras, C-raf, and PI3K pathways. Inhibition of miR-21 with an anti-miR leads to reduced tumor formation and prolonged survival in a Ras driven model of HCC.

In one study, a mouse model was constructed in which miR-21 could be inducibly over-expressed in the hematopoietic system. When miR-21 was induced, hematopoietic organ grew to 20 times the normal size, which resulted in an acute lymphoma. After lymphomas were formed, miR-21 was shut off and the tumors completely regressed within 2 weeks. This demonstrates that these tumors were not only formed due solely to over-expression of miR-21, but the tumors were also “addicted” to the expression of miR-21.

In a K-ras mouse model, miR-21 expression was found to cooperate with K-ras to form lung cancer. In this model mutant K-ras was expressed only in the lungs. Knockout of miR-21 reduced tumor formation in the model, as shown in Figure 6.

Figure 6. Knockout of miR-21 reduced tumor formation in a K-ras model (adapted from Hatley et al., 2010, Cancer Cell 18: 282-293)

We believe we have established a strong patent position on miR-21-based AMT therapy in lung cancer. Free antimiR-21 (without nanoparticles as carriers) is currently under clinical development by Regulus and Sanofi for hepatocellular carcinoma (HCC) and for kidney fibrosis. In comparison, our antimiR-21 AMT drug candidate, LumiralinTM, incorporates the proprietary delivery technology based on QTsomeTM lipid nanoparticles and we believe is likely to be more potent. LumiralinTM AMT is expected to have therapeutic activity in multiple tumor types, which we believe makes it a logical choice as a lead product for rapid clinical development. LumiralinTM AMT will be designed to be used by intravenous infusion either as a monotherapy or as a combination with standard chemotherapy in patients with recurrent disease, with extension of survival as the expected clinical endpoint. Because miR-21 is unregulated in many cancers including lung and ovarian, we will evaluate whether we can feasibly conduct human clinical trials in both lung and ovarian cancer patients and seek orphan drug status for LumiralinTM AMT.

An MPT, LumiraTM is expected to be developed and validated in a CLIA-certified laboratory. We plan to use LumiraTM MPT as a companion diagnostic agent to select patients for LumiralinTM therapy. This will ensure that the patients receiving LumiralinTM AMT therapy belong to the sub-population that is most likely to benefit from this new drug. In addition, LumiraTM MPT is expected to be validated as a prognostic and predicative marker for treatment response and tumor recurrence, and used to measure changes in patients receiving Lumiralin therapy in clinical trials. We believe LumiraTM MPT can be used as a test in cancer screening and to monitor post-surgery/therapy patients for tumor recurrence.

Ovarian Cancer

Market Opportunity

Ovarian cancer is a leading cause of cancer death among women. The American Cancer Society estimates that approximately 22,000 new cases of ovarian cancer will be diagnosed in 2013 in the United States and approximately 14,000 of the diagnosed individuals will die. While the mortality rate of other major cancers have declined, the mortality rate for ovarian cancer changed little in the past 40 years, making it the most lethal of all gynecologic cancers. Ovarian cancer therapies are eligible for orphan drug status under the Orphan Drug Act of 1983, which provides seven years of market exclusivity. According to a 2013 report by BCC Research, the global ovarian cancer drug and diagnostic market is projected to reach $34.6 billion by 2018.

Diagnosis and Current Treatment

Ovarian cancer is diagnosed by physical exam, CT scan, ultrasound, PET scan, laparoscopy, colonoscopy, and biopsy. Serum CA-125 test is also routinely used in diagnosis and post-therapy monitoring. Early stage ovarian cancer can be effectively treated with surgery. However, most ovarian cancer patients are at an advanced stage at the time of diagnosis. The standard therapy for an ovarian cancer patient is platinum/taxane combination or Doxil therapy. Due to the frequent abdominal involvement of the disease, intraperitoneal chemotherapy can be added to intravenous chemotherapy. An antibody drug, Avastin, is sometimes added as well. There has been less success with molecularly characterizing ovarian cancer patients compared to many other cancer types and this is a factor in the poor response to current therapies. Given the poor survival rates of ovarian cancer patients and the prominent role of early diagnosis, development of new therapeutic and diagnostic strategies is urgently needed.

OmiralinTM MRT and OmiraTM MPT

It has been found that miR-484 expression is frequently lowered in ovarian carcinomas. This miR has been shown to regulate the mitochodrial network and programmed cell death. miR-484 MRT has been shown to inhibit tumor growth when combined with chemotherapy. We believe we have established a strong patent position on miR-484 based therapy in cancer. Our miR-484 mimic MRT drug candidate, OmiralinTM, incorporates the proprietary delivery technology based on QTsomeTM lipid nanoparticles. It is designed to be administered by intravenous infusion or intravenous/intraperitoneal combination, and can be used alone or in combination with standard chemotherapy in patients with recurrent disease, with extension of survival as the clinical endpoint.

The important role of miR-484 in cancer was discovered in Dr. Croce’s lab at OSU. miR-484 targets VEGF-B and VEGFR2 (along with many other genes) to block the angiogenic process needed by tumors.

Low circulating levels of miR-484 in ovarian cancer patients can be used to predict patient response to chemotherapy. Meanwhile, increased expression of miR-484 sensitizes ovarian tumors to chemotherapy. Ovarian cancer can be potentially treated by “local” intraperitoneal delivery, in combination with chemotherapeutics.

We plan to develop and validate an MPT, OmiraTM, in a CLIA-certified laboratory. We expect to use OmiraTM MPT as a companion test to select patients with recurrent disease who have significantly lower levels of miR-484. This will ensure that the patients enrolled in the OmiralinTM MRT trial belong to the sub-population that is most likely to benefit from miR-484 mimic therapy. In addition, OmiraTM MPT is expected to be studied as a prognostic and predicative marker for treatment response and tumor recurrence, and used to measure changes in patients receiving OmiralinTM MRT therapy in clinical trial.

Colorectal Cancer

Market Opportunity

Colorectal cancer is the third leading cause of cancer deaths in the United States among men and women. According to the American Cancer Society, it is estimated to cause 50,830 deaths in 2013. If diagnosed early, when the disease is local, 5-year survival rate is approximately 90%. However, only 40% are diagnosed at this early stage. According to a 2010 report by Global Data, the global colorectal cancer therapy market is projected to grow to $11.6 billion in 2016 with a CAGR of 9.8%.

Diagnosis and Current Treatment

Colorectal cancer is detected by colonoscopy, CT and PET scans, ultrasound, blood tests, and biopsy. Serum CEA and CA19-9 tests are also routinely used in monitoring of the disease. Early stage colon cancer can be effectively treated with surgery. However, a large portion of colon cancer patients are at an advanced stage at the time of diagnosis. The standard therapies for colorectal cancer include a combination of surgery, radiation therapy, and chemotherapy. Given the prevalence of colorectal cancer patient and the critical role of early diagnosis in the management of this disease, new therapeutic and diagnostic strategies are urgently needed.

ColomiralinTM AMT and ColomiraTM MPT

miR-17-92 cluster consists of 6 microRNAs that are frequently elevated in lung, gastric, colon, liver, pancreatic, renal, prostate, and breast cancers. These are a family of microRNAs encoded in three genomic clusters. Because members of a microRNA “family” share the same seed sequence, it is possible to design a single anti-miR to inhibit multiple family members. The miR-17 family is the only family with at least two members in each cluster. The targets of the miR-17 family include important genes in cell cycle and cell surface receptor driven proliferation. The miR-17 family is well validated alone, but the compound nature of the clusters will require more work to determine the best AMT strategy. AntimiR-17-5p AMT has been shown to inhibit tumor growth. We believe we have a strong patent position on miR-17-5p based therapy in colorectal cancer. Our antimiR-17-5p AMT drug candidate, ColomiralinTM, incorporates the proprietary delivery technology based on QTsomeTM lipid nanoparticles. ColomiralinTM AMT is designed to be used by intravenous infusion as monotherapy or in combination with standard chemotherapy as a second-line therapy, with extension of survival as the clinical endpoint.

We plan to develop and validate an MPT, ColomiraTM, in a CLIA-certified laboratory. We expect to use ColomiraTM MPT as a companion test to select patients with an elevated level of miR-17-5p and other markers. This will ensure that the patients enrolled in the therapy trial belong to the sub-population that is most likely to benefit from ColomiralinTM AMT. In addition, ColomiraTM is expected to be studied as a prognostic and predicative marker for treatment response and tumor recurrence, and used to measure changes in in patients receiving ColomiralinTM AMT therapy in clinical trial.

Prostate Cancer

Market Opportunity

Prostate cancer is very common and is the second leading cause of cancer death among men. The American Cancer Society estimates that approximately 238,590 new cases of prostate cancer will be diagnosed in the United States in 2013 and 29,720 of the diagnosed individuals will die from it. According to Decision Resources, a man has a 1 in 6 chance of diagnosis of prostate cancer in his lifetime. While the 5-year survival rate of local (Stage I, II) and regional (Stage III) disease is 100%, Stage IV prostate cancer with distant metastasis has a survival rate of only 28%. According to a report by Decision Resources, the global market for prostate cancer drug will grow from $3.6 billion in 2010 to $10.1 billion in 2020, a CAGR of 10.8%.

Diagnosis and Current Treatment

Prostate cancer is diagnosed through screening tests such as prostate-specific antigen (PSA) test and digital rectal exam, and confirmed by a biopsy. Treatment of prostate cancer includes radiation therapy, hormone therapy, orchiectomy, prostatectomy, cryoablation, high intensity focused ultrasound thermoablation, and chemotherapy. Since advanced prostate cancer is often resistant to standard chemotherapy drugs, novel therapeutic strategies are needed.

PromiralinTM MRT and PromiraTM MPT

miR-34a is a tumor suppressor microRNA that is significantly lowered in prostate cancer. The genomic locus of miR-34a is frequently methylated in tumors to silence expression and is also repressed by cell surface oncogenic receptor tyrosine kinases (RTKs). miR-34 potentiates the p53 tumor suppressor pathway and inhibits proliferation pathways downstream of oncogenic growth factors. The targets of miR-34a include CDK4, CDK8, Met, Myc and E2F3. Delivery of miR-34 mimics into tumor cells leads to a G1 cell cycle block. In prostate cancer, its expression is associated with less aggressive diseases. Accordingly, miR-34 MRT has been shown to inhibit tumor cell growth including in tumors with a mutated p53. miR-34 MRT, therefore, is a promising novel therapeutic modality against prostate cancer. Mirna Therapeutics, Inc. is conducting a Phase I clinical trial for MRX34 in patients with unresectable liver cancer or liver metastasis. MRX34 utilizes the SMARTICLES as the delivery vehicle, which is based on a proprietary “charge-reversing” lipid nanoparticle formulation. We believe we have a strong patent position on miR-34 MRT in prostate cancer. Our miR-34 mimic MRT candidate therapeutic, PromiralinTM, incorporates the proprietary delivery technology based on QTsomesTM lipid nanoparticles. PromiralinTM MRT is designed to be used by intravenous infusion as a monotherapy or in combination with standard chemotherapy in patients with metastatic disease, with extension of survival as the clinical endpoint.

We plan to develop and validate an MPT, PromiraTM, in a CLIA-certified laboratory. We expect to use PromiraTM MPT as a companion test to select prostate cancer patients with significantly reduced levels of miR-34a and other markers. This will ensure that the patients enrolled in the therapy trial belong to the sub-population that is most likely to benefit from PromiralinTM miR mimic MRT therapy. In addition, PromiraTM MPT is expected to be studied as a prognostic and predicative test for treatment response and tumor recurrence, and used to measure changes in serum miR-34 levels in patients receiving PromiralinTM MRT therapy in clinical trials.

OUR miR-BASED THERAPEUTIC PRODUCT PIPELINE

We have identified four miR-based therapeutic products (LumiralinTM AMT, OmiralinTM MRT, ColomiralinTM AMT, and PromiralinTM MRT) and their companion MPT diagnostic tests (LumiraTM, OmiraTM, ColomiraTM, and PromiraTM) as our initial pipeline candidates. Lung, ovarian, colorectal, and prostate cancers have been selected as lead indications because of their established clinical need and large market potential. In addition, we believe we have strong intellectual property positions on these product candidates, which incorporate advanced delivery technology based on QTsomesTM. Each of the product candidates we have identified can target multiple tumor types given the prevalence of the corresponding miR targets in these tumors. In addition, it is possible to combine miR therapeutics to match a specific miR profile. For example, for a tumor that is high in miR-21 and low in miR-34, as measured by LumiraTM and PromiraTM tests, a therapy combination of LumiralinTM AMT and PromiralinTM MRT can be used to produce a synergistic effect. This miR combination can also be developed as a new drug product by combining the antimiR and miR-mimic into the same QTsomeTM lipid nanoparticle. This strategy can generate additional product candidates for our pipeline. Our therapeutic development strategy is to initially focus our resources on preclinical development and clinical translation of our current lead product candidates, LumiralinTM AMT and

LumiraTM MPT, while continuing with validation of pipeline product candidates through preclinical research. We intend to seek strategic partners to develop pipeline product candidates.

OUR OUTSOURCING-BASED PRODUCT DEVELOPMENT STRATEGY

Outsourcing

An emerging trend in the biotechnology industry is to outsource developmental functions. This eliminates the need to establish a sizeable research and development facility, which is time consuming and capital intensive. By outsourcing our developmental functions, we are able to keep fixed costs to a minimum and flexibility to a maximum. Under this outsourcing model, we can leverage the established expertise of consultants and capabilities at partner academic institutions and CROs resulting in an overall efficient process for drug development. Our management will execute the strategic plan and carry out operational management and coordinate activities at sites of contractors and CROs. As of the date of this prospectus, we are engaged in multiple discussions with CROs covering all stages of preclinical development and clinical trials with the objective of reaching agreements shortly after the closing of this offering. However, there is no assurance that we will enter into agreements with CROS or any other parties on acceptable terms, or at all.

Preclinical Research: Relationship with OSU

We have entered into license agreements with OSIF, an affiliate of OSU, covering approximately 100 patent applications and over 80 granted patents on microRNA as biomarkers and therapeutic targets, as well as on miR therapeutic delivery, and as a result, we have developed a strategic relationship with OSU. The key inventors of the licensed subject matter, Drs. Carlo Croce and Robert Lee, have extensive experience and resources to conduct preclinical research geared towards product development. Drs. Croce and Lee both serve on our scientific advisory board. Substantial complementary resources are available from the OSU Comprehensive Cancer Center, the OSU College of Medicine, the OSU College of Pharmacy, the NIH-funded Center for Clinical and Translational Sciences, the Drug Development Institute, and the NSF-funded Nanoscale Science and Engineering Center. We expect to enter into a contract with OSU and Dr. Lee pursuant to which Dr. Lee will serve as the Principal Investigator for our preclinical studies. However, as of the date of this prospectus, we cannot provide any assurance that we will be successful in entering into such an agreement on acceptable terms, or at all.

Manufacturing of the Active Pharmaceutical Ingredient and the Therapeutic Product

A drug product is composed of active pharmaceutical ingredient (API) and excipients. The manufacturing of the drug product for clinical trial must be carried out under cGMP.

Sourcing of API

AntimicroRNAs and miR mimics are manufactured as custom synthetic oligonucleotides. These oligonucleotides will carry chemical modifications. For clinical development, the drug product needs to be synthesized at 100 – 1,000 gram-scale at a cGMP-compliant CMO. We are engaged in discussions and have obtained price quotes on the quantity of materials needed for preclinical development and clinical trials.

Chemical modifications will increase the potency of anti-miR compounds. Oligonucleotide therapeutic compounds have chemical modifications of the backbone or sugar of the oligonucleotide to increase potency and stability and reduce off target effects. Our QTsomeTM delivery technology, which protects the compounds in circulation, allows us more freedom around modifications. Our first library of potential anti miR-21 leads contains compounds with phosphorothioate and 2’-O-methyl modifications, both of which are in the public domain and will result in active compounds. In addition, we intend to enter into agreements with companies to license proprietary modifications that could further increase the potency of our lead compounds. We can provide no assurance, however, that we will be able to enter into such agreements on favorable terms, or at all. The resulting lead compounds that are identified in our ongoing product candidate screens will be unique chemical entities and will be proprietary to us.

Sourcing of Excipients

QTsomesTM include several key lipid ingredients. These will be acquired in cGMP-grade from excipient suppliers. Other excipients include USP grade glycine, trehalose are available from many suppliers. By design, for the QTsomesTM, all excipients are available through commercial suppliers.

Drug Product Manufacturing

We plan that QTsomeTM lipid nanoparticles will be manufactured at a cGMP compliant CMO. There are many CMOs to choose from, and we have engaged several CMOs in discussion. However we can provide no assurance that we will be able to enter into an agreement with a CMO on favorable terms, or at all. Each of these CMOs has established expertise on lipid-based formulations. Lipid nanoparticles are a relatively complicated formulation. Dr. Robert Lee has extensive expertise in the manufacturing of lipid nanoparticles and will advise us throughout this process. Processes and analytical methods developed in his laboratory at OSU and from the API CMO will be transferred to the CMO for making the drug product. When and if we are ready for manufacturing, the manufacturing process will be scaled up to the necessary scale for the clinical trials and performed under cGMP. Smaller non-GMP batches will be manufactured with the same product specifications prior to the clinical batch and used for IND-directed good laboratory practice (GLP) toxicology studies and stability studies. The manufacturing process includes continuous mixing, diafiltration, sterile filtration, aseptic filling, and lyophilization. The product specifications for quality control will include API content, particle size and polydispersity, zeta potential, pH, appearance and colloidal stability. In addition, stability, sterility, and pyrogen tests will be carried out. Data obtained will be incorporated into the IND in the section on Chemistry, Manufacturing, and Control (CMC).

Toxicology Testing

We expect that IND-directed toxicology testing will be carried out at a GLP-compliant toxicology CRO. There are many CROs to choose from and we have engaged a few CROs in discussion. However, we can provide no assurance that we will be able to enter into an agreement with any of these parties on acceptable terms, or at all. Materials used for the GLP toxicology study are to be provided by the CMO that produces the clinical trial material. However, a non-GMP batch manufactured to the same specifications can be used in the toxicology testing to accelerate the developmental process. The toxicology studies will include dose-escalation studies in rat and in a non-human primate and will include genotoxicity studies.

IND Filing with the FDA

We plan to retain a regulatory consultant to handle regulatory filings. During the development process, we expect to arrange a pre-IND meeting with the FDA to obtain input on various aspects of the product development plan. The regulatory consultant will help us organize preclinical efforts to ensure all preclinical work is completed in a timely fashion. As described above, the information relating to the Animal Pharmacology and Toxicology Studies is expected to be based on OSU studies and the GLP Toxicology Study data, which is expected to be collected by a CRO. Meanwhile, materials for the CMC section are expected to come from the CMO that manufactures the drug product. Finally, a section on Clinical Protocols and Investigator Information is expected to be generated in close collaboration with the OSU Division of Medical Oncology and the Clinical Trials Office. Clinical protocols are expected to be developed by physician scientists Dr. Miguel Villalona and Dr. John Hayes, who have extensive experience designing and leading Phase I clinical trials. If so, the clinical trial protocol will be reviewed and approved by OSU’s Institutional Review Board (IRB). In addition, we expect to draft an Investigator’s Brochure to be included in the IND application. The regulatory consultant will be expected to compile all relevant information and assemble the complete IND application and submit to the FDA and, if necessary, follow up with responses if questions are raised by the FDA.

Phase I Clinical Trials on Lumiralin in Lung Cancer and Ovarian Cancer Patients

We plan to retain the service of a CRO to conduct Phase I clinical trials at the OSU Comprehensive Cancer Center on our lead product candidate, LumiralinTM. The Phase I trial will be based on a 3x3 design of dose escalation plus an expansion cohort. This study will involve 12 – 36 patients. Patient blood samples will be analyzed for pharmacokinetics of the drug product and for biomarkers using the LumiraTM MPT test. The CRO and lead physician scientists at OSU will work closely to conduct trial planning and design, patient recruitment, data management, laboratory analysis, and reporting and oversight to ensure data integrity and adherence to good clinical practices (GCP).

Lumira Diagnostic Development in a CLIA Lab

The Lumira MPT is expected to be validated in a CLIA-certified laboratory on patient samples prior to use in the planned Lumiralin clinical trial. We have engaged in discussions with a CLIA-certified laboratory in

New Haven, CT, for this developmental work. OSU serves as an alternative site that is capable of developing CLIA-certified tests. However, we can provide no assurance that we will be able to enter into an agreement with any of these parties on acceptable terms, or at all. The design of the LumiraTM MPT will be based on the large volume of existing data on the relationship between miR profile of lung cancer patients and patient survival and response to therapy. This information can be extracted by bioinformatics analysis of genomic data from in government-sponsored databases. Standard operating procedures will be developed and the test will be validated by performing the test on normal serum and archived serum samples from the cancer tissue bank from a cooperative group, or fresh serum samples from lung cancer patients obtained under informed consent. Diagnostic tests such as the LumiraTM MPT are currently regulated under CLIA and are currently exempt from FDA regulatory approval, which we expect will allow us to undergo the validation process more quickly.

OUR RELATIONSHIP WITH OSU

We have established relationships with multiple departments across OSU. In September 2013 we entered into five exclusive licensing agreements with OSIF, an affiliate of OSU, to exclusively in-license approximately 100 pending patent applications and over 80 granted patents as well as a novel delivery technology known as QTsomes. In addition, two scientists from OSU, Dr. Carlo Croce, who is a lead inventor for many of the licensed patents, and Dr. Robert Lee, the inventor of the QTsomeTM technology, serve as members of our scientific advisory board.

We expect to engage Dr. Lee as the Principal Investigator for our preclinical studies, which will then be conducted in his lab at OSU. Throughout the manufacturing process, Dr. Lee will continue to advise and oversee the work with our third party contractor. Further, we expect to work with Dr. Lee and others at OSU in designing our clinical trials, which we expect will be carried out at the OSU Comprehensive Cancer Center. We cannot guarantee, however, that we will be able to enter into definitive agreements with these parties on acceptable terms, if at all.

We believe that our relationship with OSU will be beneficial to our company because of OSU’s deep research expertise and experience in the microRNA and oncology fields. Further, we expect that the OSU Comprehensive Cancer Center will provide us with guidance in running clinical trials as well as a large patient population pool.

OUR INTELLECTUAL PROPERTY

We have a portfolio of approximately 138 pending patent applications and 132 granted patents worldwide, which we have exclusively licensed from OSIF for use in the diagnosis, prognosis and therapy of certain types of cancer. The portfolio comprises 21 patent families having expiries between 2026 and 2035, not including any patent term adjustments or extensions, which may have been granted or which may be available, respectively. Protection of the intellectual property is being sought in major markets, including the United States, Europe, China, Japan, Australia and Canada. The portfolio embraces claims directed to composition of matter, methods of use, treatment, diagnosis, prognosis and/or stratification of patient populations and evaluation of cancer risk for ovarian, lung, colorectal and prostate cancers, including solid tumors and leukemia. Worldwide, the portfolio includes 6 granted patents directed to ovarian cancer, 37 granted patents directed to lung cancer, 92 granted patents directed to colorectal cancer and 16 granted patents directed to prostate cancer. Our product candidates are based upon the exploitation of these compositions and methods relating to the detection, measurement and/or stratification of microRNA levels or signatures in patients. Our intellectual property portfolio provides us with exclusive access to certain microRNAs and their applications in certain types of cancer as well as a proprietary delivery technology.

We believe that this intellectual property is critical to our business and we strive to strengthen and protect it. We also will rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Our success will depend significantly on our ability to maintain and defend our patents and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, and preserve the confidentiality of our trade secrets. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of microRNA therapeutics and diagnostics. We intend to continue to seek opportunities to in-license relevant intellectual property as it is necessary to develop our product candidates and defend our competitive position in the marketplace.

COMPETITION

The biotechnology and pharmaceutical space is very competitive and rapidly changing, with new companies entering and working to develop new technologies and proprietary products. In addition, our field is tied to the advancement of the related fields of science, which continue to evolve and generate new insights and intellectual property. We have two types of competitors: those who are working to develop microRNA-based diagnostics and those working to develop microRNA-based therapeutics.

We are aware of many competitors working in both the therapeutic and diagnostic space for microRNA. Therapeutic competitors include miRagen Therapeutics, Inc., Mirna Therapeutics, Inc., and Regulus Therapeutics, Inc. Diagnostic competitors include Rosetta Genomics Ltd. and Asurgen, Inc. These competitors compete with us in terms of recruiting talent, acquiring intellectual property and receiving potential funding during our development phase. Our competitors are better established, are further along in their development efforts and have greater resources at their disposal than us.

In addition, we expect that for each type of cancer for which we develop a diagnostic and/or therapeutic product candidate, we will compete against a different set of companies that market diagnostics and/or therapeutics for that given disease utilizing other approaches and technologies. For example, Mirna Therapeutics, Inc. is conducting a Phase I clinical trial for MRX34 in patients with unresectable liver cancer or liver metastasis. MRX34 utilizes the SMARTICLES as the delivery vehicle, which is based on a proprietary “charge-reversing” lipid nanoparticle formulation. The key competitive factors that will affect the success of any of our product candidates, if developed, manufactured and commercialized after obtaining all required regulatory approvals, are likely to be their safety, convenience, and efficacy.

GOVERNMENT REGULATION AND PRODUCT APPROVAL

Government authorities in both the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. The process of developing and obtaining regulatory approvals for our product candidates, as well as the subsequent compliance with applicable federal, state, local and foreign statutes and regulations, require the expenditure of substantial time and financial resources.

Diagnostic Regulations

Clinical Laboratory Improvement Amendments of 1988 and State Regulation

In the United States, as a diagnostic service provider, we are required to hold certain federal, state and local licenses, certifications and permits in order to conduct our business. The FDA regulates the sale or distribution, in interstate commerce, of in vitro diagnostic kits, reagents and instruments used to perform diagnostic testing. In 1988, the United States Congress passed the CLIA, establishing quality standards for all laboratories conducting tests to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. Our candidate diagnostic tests must undergo CLIA validation.

The Centers for Medicare and Medicaid Services regulates all laboratory testing (except research) performed on humans in the U.S. through the CLIA. Under CLIA, a laboratory is defined as any facility which performs laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease, or the impairment of, or assessment of health. CLIA also requires that we hold a certificate applicable to the type of work we perform and comply with certain standards. CLIA further regulates virtually all clinical laboratories by requiring that they be accredited by the federal government and comply with various operational, personnel, facilities administration, quality and proficiency requirements intended to ensure that their clinical laboratory testing services are accurate, reliable and timely. All clinical laboratories must be properly certified to receive Medicare or Medicaid payments. All costs of administering the program must be covered by the regulated facilities, including certification and survey costs. The laboratory we work with is subject to survey and inspection every two years to assess compliance with program standards, and may be subject to additional unannounced inspections. Laboratories performing high complexity testing are required to meet more stringent requirements than laboratories performing less complex tests. Under certain requirements, accreditation by CAP is sufficient to satisfy the requirements of CLIA. We intend to contract with a CLIA-certified and CAP-accredited laboratory to conduct CLIA validation for our candidate diagnostic tests. However, we can provide no assurances that we will be able to enter into an agreement with a CLIA-certified and CAP-accredited laboratory on favorable terms, or at all.

CLIA also provides that a state may adopt laboratory regulations that are more stringent than those under federal law, and a number of states have implemented their own more stringent laboratory regulatory schemes. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or prescribe record maintenance requirements.

We believe that our diagnostic product candidates are considered to be LDTs. To date, the FDA has decided not to exercise its authority to actively regulate the development and use of LDTs. From time to time, the FDA has indicated that it is revisiting its current policy of enforcement discretion and that it plans to issue guidance that would increase FDA oversight of LDTs. The FDA could choose to regulate our clinical diagnostics not as LDTs subject to CLIA, but as diagnostics. If the FDA implemented such regulations or Congress made legislative changes increasing its oversight of LDTs, we would likely incur substantial costs and delays in trying to comply with such regulations, and may never be able to commercialize our diagnostic product candidates.

U.S. Therapeutic Regulations

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with the appropriate federal, state, local and foreign laws and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial civil or criminal sanctions. FDA sanctions may include clinical holds, refusals to approve pending applications, withdrawal of an existing approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, debarment, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of nonclinical laboratory tests, animal studies and formulation studies according to good laboratory practices, or GLP;
•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;
•	performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as GCPs, to establish the safety and efficacy of the proposed drug for its intended use;
•	submission to the FDA of a NDA for a new drug;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with the FDA’s cGMP to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;
•	potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA; and
•	FDA review and approval of the NDA.

Before testing any compounds with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the drug candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLP. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
•	Phase 2. The drug is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.
•	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA and written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

U.S. Review and Approval Processes

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances. In addition, under the Pediatric Research Equity Act, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective.

The FDA reviews all NDAs submitted to determine if they are substantially complete before it accepts them for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets 10 months in which to complete its initial review of a standard NDA and respond to the applicant, and six months for a priority NDA. The FDA often does not meet its PDUFA goal dates for standard and priority NDAs.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug or biological products or drug or biological products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured.

The NDA review and approval process is frequently lengthy and complex and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials testing, which involves clinical trials designed to further assess a drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Federal and State Fraud and Abuse Laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the biopharmaceutical industry in recent years. These laws include anti-kickback statutes and false claims statutes. We could face substantial penalties if we are unable to fully comply with these laws.

The federal healthcare program anti-kickback statute prohibits, among other things, persons or entities from knowingly and willfully offering, paying, providing, soliciting, or receiving remuneration, directly or indirectly, to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability.

The federal physician self-referral prohibition, commonly known as the Stark Law, prohibits physicians from referring Medicare or Medicaid patients to providers of “designated health services” with whom the physician or a member of the physician’s immediate family has an ownership interest or compensation arrangement, unless a statutory or regulatory exception applies.

Federal false claims laws prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, a false claim for payment from Medicare, Medicaid or other third-party payors to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the company’s marketing of the product for unapproved, and thus non-reimbursable, uses. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.

In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•	HIPAA, which created new federal criminal statutes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for health care benefits, items or services;
•	HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;
•	the federal physician self-referral prohibition, commonly known as the Stark Law, which prohibits physicians from referring Medicare or Medicaid patients to providers of “designated health services” with whom the physician or a member of the physician’s immediate family has an ownership interest or compensation arrangement, unless a statutory or regulatory exemption applies; and
•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

If our operations are found to be in violation of any of the laws and regulations described above or any other governmental laws or regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in Medicare, Medi-Cal or other state or federal health care programs and/or the curtailment or restructuring of our operations, and we could be required to refund payments received by us. Any of the foregoing consequences could have a material adverse effect to our business, results of operations and financial condition.

EMPLOYEES

As of the date of this prospectus, our only employees are our founder, Chief Executive Officer and Executive Chairman, Joseph Hernandez, and our President and Chief Financial Officer, Christopher Lowe. Mr. Hernandez, together with select consultants and scientific advisory board members, has overseen the negotiation of our intellectual property licenses, building of our management and scientific team and relationships with third parties, and development of our strategic plan.

FACILITIES

Our corporate headquarters are located in New York, New York. We lease part of an office space, which in total encompasses approximately 2,000 square feet. Our lease began on May 1, 2014 and expires on June 30, 2016. Our monthly rent payments are $8,000 and our future minimum annual rental payments total $32,000 in fiscal year ending 2014, $96,000 in fiscal year ending 2015 and $72,000 in fiscal year ending 2016. We currently do not own or lease any laboratory space. We believe that our current facility (and future facility) is suitable and adequate to meet our needs and that additional space for our office and laboratory needs will be available as and when needed.

LEGAL PROCEEDINGS

From time to time, we may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities, especially since the biotechnology and pharmaceutical space is particularly litigious. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this prospectus, we are not party to any claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business.

MANAGEMENT

Board of Directors

The following table sets forth the names, ages, positions and committee memberships of individuals who have each agreed to serve on our board of directors upon the consummation of this offering. Our current director, Mr. Joseph Hernandez, will continue to serve as our Executive Chairman and Chief Executive Officer and as a director following the consummation of this offering.

Name	Age	Position(s) with the Company
Joseph Hernandez, M.S., MBA	41	Chief Executive Officer, Executive Chairman and Director
Nicholas Dean, Ph.D.	56	Chief Scientific Officer and Director
Christopher P. Lowe, MBA(3)	46	President, Chief Financial Officer and Director
John Bonfiglio, Ph.D.(1)(3)	59	Director
Carl Spana, Ph.D.(1)(2)(3)	51	Director
Gaurav Aggarwal, M.D.(1)(2)	41	Director

(1)	Member of the compensation committee upon the consummation of this offering.
(2)	Member of the nominating and corporate governance committee upon the consummation of this offering.
(3)	Member of the audit committee upon the consummation of this offering.

Joseph Hernandez, M.S., MBA, our founder, has been our Chief Executive Officer, Executive Chairman and sole member of our board of directors since our inception on July 30, 2013. Mr. Hernandez is the founder of several biotechnology companies, including Prolias Technologies, Inc., a molecular diagnostics company focusing on thyroid cancer, where he has served as President and a director since 2010, and Innovative Biosensors, Inc., a MIT-based technology company that develops, manufactures and markets rapid pathogen detection and diagnostic systems comprised of biosensors, where he served as President and Chief Executive Officer from 2003 until 2009. From July 2010 to March 2012, Mr. Hernandez also served as President and Chief Executive Officer of Signal Genetics, LLC, a privately-held company focused on oncology and the development of innovative diagnostic services. Mr. Hernandez has held numerous business development and marketing roles, having served in such roles at Digene Corp. (which has since been acquired by Qiagen NV (QGEN)), a molecular diagnostics company that develops, manufactures and markets gene-based testing systems for the screening, monitoring and diagnosis of certain human diseases, such as women’s cancers and infectious diseases, from 2001 to 2003, and at Affymetrix, Inc. (AFFX), a publicly-held Silicon Valley biotech company that develops DNA microarrays, from 2000 to 2001. From 1998 to 2000, Mr. Hernandez worked in sales and marketing for the publicly-held pharmaceutical company Merck & Co. (MRK). Mr. Hernandez was recently a member of the board of directors of MdBIO, a life science industry association based in the Mid-Atlantic region, and a member of the board of directors of Shady Grove Hospital. Mr. Hernandez holds an M.S. in Microbiology and Molecular Genetics from the University of Florida, an MBA from the University of Florida and a B.S. in Neuroscience from the University of Florida.

Mr. Hernandez is the founder of our company, and brings his experience as the founder of several biotechnology companies coupled with his extensive industry experience in corporate development, sales and marketing in the life sciences field to our board of directors. He possesses an in-depth knowledge of developing drug products and the competitive and corporate partnering landscape.

Nicholas Dean, Ph.D., has agreed to serve as our Chief Scientific Officer and as a member of our board of directors upon the consummation of this offering. Dr. Dean founded Excaliard Pharmaceuticals, Inc., a company which focused on the development and commercialization of novel and innovative drugs for the amelioration of skin scarring and other fibrotic disorders, and served as its Chief Scientific Officer and as a member of its board of directors from March 2006 to March 2012. From January 2002 through January 2006, Dr. Dean served as Vice President of Functional Genomics and Oncology at Isis Pharmaceuticals, Inc. (ISIS), a publicly-held biotechnology company focused on the development of antisense and RNA-targeted drugs. Dr. Dean also served as Managing Director of Isis Singapore Pte. Ltd, a subsidiary of Isis Pharmaceuticals, Inc. from June 2004 through March 2005. Dr. Dean is currently an independent biotechnology consultant.

Dr. Dean holds a Ph.D. in Pharmacology from the Welsh National School of Medicine (Cardiff, UK) and a B.Sc. in Zoology/Biochemistry from the University of Wales.

Dr. Dean has extensive academic and pharmaceutical company experience, with scientific knowledge that makes him a resource to our executive officers and other board members. As a founder of Excaliard Pharmaceuticals, Inc. and an executive officer of several pharmaceutical companies, Dr. Dean has significant knowledge of the process of developing and commercializing novel and innovative therapeutics.

John N. Bonfiglio, Ph.D., has agreed to serve as a member of our board of directors upon the consummation of this offering. Dr. Bonfiglio has served as the President, Chief Executive Officer and a director of Oragenics, Inc. (OGEN), a publicly-traded biotechnology company focused on the development of novel and innovative therapeutics for oral health, since May 2011. Dr. Bonfiglio previously served as the Chief Executive Officer, President and as a director of Transdel Pharmaceuticals, Inc., a specialty pharmaceutical company that developed non-invasive, topically delivered products, between May 2010 and April 2011. From January 2007 to March 2010, Dr. Bonfiglio served as the President and Chief Executive Officer of Argos Therapeutics, Inc., a privately-held biopharmaceutical company focused on the development and commercialization of personalized immunotherapies for the treatment of cancer and infectious diseases. From November 2005 to December 2006, he served as an independent consultant to two medical device companies, a therapeutic company and a medical communications company. From January 2003 to October 2005, Dr. Bonfiglio served as the Chief Executive Officer of The Immune Response Corporation, an immuno-pharmaceutical company focused on developing products to treat autoimmune and infectious diseases. From 2001 to 2002, he was the Chief Operating Officer and Executive Vice President of Cypress Biosciences, Inc., a company providing therapeutics and personalized medicine services, and from 1997 to 2001 he served as the Chief Executive Officer and President of Peregrine Pharmaceuticals, Inc. (PPHM), a publicly-held biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections. Dr. Bonfiglio has also held senior management positions with Baxter Healthcare Corporation (BAX) and Allergan, Inc. (AGN). Dr. Bonfiglio received his B.S. in Chemistry from the State University of New York at Stony Brook in 1976 and earned his Ph.D. in Synthetic Organic Chemistry from the University of California at San Diego in 1980. He later went on to serve as a postdoctoral fellow in organometallic chemistry at the University of California at Berkeley in 1981 and earned an M.S. in Business Administration from Pepperdine University in 1992.

Dr. Bonfiglio’s position as the Chief Executive Officer and President of Oragenics, Inc., as well as his previous leadership positions with other biopharmaceutical companies, provide broad experience with respect to developing and commercializing biotech and pharmaceutical products. His service on the board of directors of other companies provides experience relevant to good corporate governance practices.

Carl Spana, Ph.D., has agreed to serve as a member of our board of directors upon the consummation of this offering. Dr. Spana is a co-founder of Palatin Technologies, Inc. (PTN) (“Palatin”), a publicly-held biopharmaceutical company dedicated to the development of peptide, peptide mimetic and small molecule agonist compounds, with a focus on developing products for treatment of sexual dysfunction, acute asthma, heart failure, hypertension, obesity, diabetes and metabolic syndrome. Dr. Spana has served as the Chief Executive Officer and President of Palatin. since June 2001 and as a director since June 1996, and also served as its Executive Vice President and Chief Technical Officer from June 1996 through June 2000. Dr. Spana has also served as a director of RhoMed Incorporated, a wholly-owned subsidiary of Palatin, since July 1995. From June 1993 to June 1996, Dr. Spana was Vice President of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. Through his work at Paramount Capital Investments and The Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb Co. (BMY), a publicly-held pharmaceutical company, where he was involved in scientific research in the field of immunology. He was previously a member of the board of the life sciences company AVAX Technologies, Inc. (AVXT). Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

Dr. Spana’s qualifications for our board include his leadership experience, business judgment and industry experience. His experience as the co-founder and Chief Executive Officer of Palatin provides him with in-depth knowledge with respect to the development and commercialization of drug products, as well as corporate governance practices.

Gaurav Aggarwal, M.D., has agreed to serve as a member of our board of directors upon the consummation of this offering. Dr. Aggarwal is currently the Chief Business Officer of Ocera Therapeutics, Inc. (OCRX). Dr. Aggarwal served as a Managing Director of Investor Growth Capital, Inc., a venture capital firm, from January 2013 through December 2013, where he focused on investments in life sciences companies. Dr. Aggarwal was previously a member of the General Partner of Panorama Capital, L.P., a venture capital fund, from August 2006 through December 2012. From March 2004 until August 2006, Dr. Aggarwal was an associate with JPMorgan Partners LLC, a private equity division of JPMorgan Chase & Co. (JPM). Prior to joining JPMorgan Partners, LLC, Dr. Aggarwal was employed by KBL Healthcare Ventures, where he focused on venture capital investments in biopharmaceutical and medical device companies, and by the venture capital group at Wasserstein Perella & Co. From June 2009 through April 2013, Dr. Aggarwal served on the board of directors of Hyperion Therapeutics, Inc. (HPTX), a publicly-held biopharmaceutical company focused on the development of drugs for orphan and hepatic diseases. Dr. Aggarwal received his M.D. from Columbia University, College of Physicians & Surgeons, and his B.S. in Agricultural Economics from Cornell University.

Dr. Aggarwal’s experience in investing in life sciences companies, as well as his medical background and his service as a director of a public company, provides him with the qualifications and skills to serve as a director.

Christopher P. Lowe, MBA, has agreed to serve as a member of our board of directors upon the consummation of this offering. Mr. Lowe is currently the interim Chief Financial Officer of Hansen Medical, Inc. (HNSN), a publicly-held medical device company, and also serves on its board of directors. From February 2011 to June 2013, Mr. Lowe served as Chief Business Officer and Chief Financial Officer of Anthera Pharmaceuticals, Inc. (ANTH) (“Anthera”), a publicly-held biopharmaceutical company focused on the development and commercialization of drug products to treat serious diseases associated with inflammation and autoimmune diseases. Mr. Lowe previously served as the Chief Financial Officer and Vice President of Administration of Anthera since November 2007. From September 2005 until November 2007, Mr. Lowe served as Vice President of Finance and Administration of Asthmatx, Inc., a medical technology company, and also served as its Chief Financial Officer beginning in January 2006. Prior to this time, Mr. Lowe served as Chief Accounting Officer of Peninsula Pharmaceuticals, Inc., a specialty pharmaceutical company engaged in the licensing, development and commercialization of anti-infective therapies, from October 2004 until June 2005, and as its Corporate Controller from June 2004 to October 2004. Mr. Lowe holds a B.S. in Business Administration from California Polytechnic State University, San Luis Obispo, and an M.B.A. from Saint Mary’s University, Texas.

Mr. Lowe’s previous leadership positions with other pharmaceutical companies and his experience serving on the board of directors of a publicly-held company provide him with the experience and skill to serve as a director.

Executive Officers

Executive officers are appointed by our board of directors and serve at the discretion of the board. Mr. Hernandez currently serves as our Chief Executive Officer and Executive Chairman and will continue to serve in such capacities following the consummation of this offering. Mr. Hernandez and Mr. Lowe are currently our only executive officers. Dr. Dean has agreed to serve as Chief Scientific Officer upon the consummation of this offering. Mr. Lowe began serving in his positions on May 23, 2014.

Name	Age	Position(s) with the Company
Joseph Hernandez, M.S., MBA	41	Chief Executive Officer, Executive Chairman and Director
Nicholas Dean, Ph.D.(1)	56	Chief Scientific Officer and Director
Christopher Lowe, MBA	46	President, Chief Financial Officer and Director

(1)	Dr. Dean has agreed to serve in his positions upon the consummation of this offering.

Additional information about Mr. Hernandez, Dr. Dean and Mr. Lowe is included above under the heading “Directors.”

Other Key Management

Eric Marcusson, Ph.D., has agreed to serve as our Head of Preclinical Drug Discovery upon the consummation of this offering. Dr. Marcusson has extensive experience as a scientific director in preclinical drug discovery and has worked collaboratively with large pharmaceutical companies. In 2007, he co-founded Regulus Therapeutics Inc. (RGLS), a publicly-held biopharmaceutical company focused on the development of microRNA-based drugs targeting fibrosis, metabolism and cardiovascular diseases, cancer, HCV and immune-related diseases, and served as the Director of Oncology. Dr. Marcusson previously served as a Director of Antisense Drug Discovery at Isis Pharmaceuticals, Inc. (ISIS)) and a scientist at Immusol, Inc. (now known as ItherX), a private biotechnology company dedicated to discovering and developing innovative therapies for Hepatitis C. Dr. Marcusson received his Ph.D. in Biomedical Sciences from the University of California, San Diego, School of Medicine and a B.A. in Cell Biology and Physiological Psychology from the University of California, San Diego.

Jeffrey Jensen has agreed to serve as our Head of Clinical Development upon the consummation of this offering. Mr. Jensen has broad experience in clinical operations and has overseen hundreds of clinical trials. He also has significant experience interacting with regulatory agencies such as the FDA and the European Medicines Agency, and has experience working on oligonucleotide product development. Mr. Jensen previously served as an Executive Director and Vice President of Clinical Operations at Pfizer, Inc. (PFE), and as Head of Clinical Development at Excaliard Pharmaceuticals, Inc., a company which focused on the development and commercialization of novel and innovative drugs for the amelioration of skin scarring and other fibrotic disorders. Mr. Jensen was awarded his B.S. in Biochemistry and Biophysics at Oregon State University.

Other Consulting Arrangements

Donna Ward, Ph.D., J.D., Acting Chief Patent Counsel, is assisting us with the development and management of our intellectual property portfolio. Dr. Ward, a licensed attorney, is the owner of DT WARD, PC, an intellectual property law firm devoted to the practice of patent law in the biotechnology field. She previously served as the Vice President, Intellectual Property, for Alnylam Pharmaceutics, Inc. (ALNY), a publicly-traded biotechnology company focused on RNAi therapeutics, from 2007 to 2010, and as the Executive Director, Intellectual Property, for Isis Pharmaceuticals, Inc. (ISIS), a publicly-traded biotechnology company, from 2004 to 2005. Ms. Ward received her J.D. from Thomas Jefferson School of Law and her Ph.D. in Biophysical Chemistry from the University of Kentucky, College of Medicine.

Scientific Advisory Board

Our executive team is supported by our scientific advisory board, the members of which include scientists experienced in the fields of microRNA and cancer biology.

Carlo Croce, M.D., Professor and Chairman of the Department of Molecular Virology, Immunology and Medical Genetics at the OSU College of Medicine, is a leading scientist and inventor in the area of microRNA, with approximately 100 patents in the field. Dr. Croce, a member of the National Academy of Sciences, has over 1,000 scientific publications.

Robert Lee, Ph.D., Professor of Pharmaceutics at the OSU College of Pharmacy, has experience in developing novel targeted drug delivery systems for cancer based on lipid and polymer nanoparticles, including novel nanocarrier formulations of oligonucleotides Dr. Lee also has previous experience in the private sector, in which he served as the Vice President of Research and Development at Endocyte, Inc. (ECYT), a publicly-held biopharmaceutical company focused on the development of targeted therapies for the treatment of cancer and other serious diseases.

Philip Tsichlis, M.D., Professor of Hematology and Oncology at the Tufts University School of Medicine, serves as the Executive Director of the Molecular Oncology Research Institute at the Tufts Medical Center. Dr. Tsichlis is an expert in various molecular pathways involved in cancer.

Sakari Kauppinen, Ph.D., Professor at the Department of Haematology, Aalborg University Hospital in Denmark, is an expert in miRNA research and discovery and development of miRNA-based therapeutics. Dr. Kauppinen also owns a firm which consults to pharmaceutical companies and previously served as the Senior Director of microRNA Research at Santaris Pharma. Dr. Kauppinen has published 90 scientific papers and is co-inventor on 60 patent applications.

George Calin, M.D., Ph.D., is both a Professor for the Department of Experimental Therapeutics and Co-Director of The RNA Interference and non-coding RNA Center at the The University of Texas MD Anderson Cancer Center. Dr. Calin has hundreds of scientific publications and a strong focus on microRNA biology.

Board Composition and Independence

Our business and affairs are organized under the direction of our board of directors, which currently consists of a sole director, Mr. Hernandez. Upon the consummation of this offering, we expect that our board of directors will consist of the six directors identified above. The primary responsibilities of our board of directors will be to provide oversight, strategic guidance, counseling and direction to our management. We expect our board of directors will meet on a regular basis and additionally as required. In accordance with the terms of our amended and restated certificate of incorporation and bylaws, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier removal, death or resignation.

Our board of directors has determined that upon the consummation of the offering a majority of our board of directors will consist of independent directors as defined by the NASDAQ listing rules. We expect that Mr. Hernandez, Dr. Dean and Mr. Lowe will not be considered independent directors as they have agreed to serve as our executive officers.

There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Mr. Hernandez is currently the Executive Chairman of our board of directors and our Chief Executive Officer. We expect that Mr. Hernandez will continue to serve in these positions following the consummation of this offering. We expect that our board of directors will maintain the flexibility to separate or combine the Executive Chairman and Chief Executive Officer roles from time to time and on a case-by-case basis. We expect that the board will evaluate its leadership structure on an annual basis and when circumstances change, including if and when a new Chief Executive Officer is elected. In the meantime, we believe that we will continue to benefit from having a single person as Chief Executive Officer and Executive Chairman set the overall tone and direction for us and have primary responsibility for managing our operations, while allowing our board of directors to carry out its oversight responsibilities with the full involvement of each independent director. We expect that our board of directors will designate a lead independent director upon the consummation of this offering.

Role of the Board in Risk Oversight

Upon the consummation of this offering, we expect that one of the key functions of our board of directors will be oversight of our risk management process. Although our board of directors will not have a standing risk management committee, we expect this oversight function will be administered directly through the board of directors as a whole, as well as through the various standing committees of our board of directors that will be implemented upon the consummation of this offering and that will address risks inherent in their respective areas of oversight. Our board of directors will be responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Board Committees

Upon the consummation of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition of each committee and its respective charter will be effective following the consummation of this offering, and copies of each charter will be posted on the Corporate Governance section of our Web site, http://www.microlinbio.com.

Audit Committee

Upon the consummation of this offering, we expect that our audit committee will consist of Drs. Bonfiglio and Spana and Mr. Lowe. Mr. Lowe will serve as the chairperson of our audit committee. We expect that our board of directors will determine that Mr. Lowe qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ listing rules. We expect that our independent registered accounting firm and management will periodically meet privately with our audit committee.

Our board of directors has determined that Drs. Bonfiglio and Spana are independent under NASDAQ listing rules and SEC independence requirements and that Mr. Lowe is not independent under such rules and requirements. Mr. Lowe will serve as a non-independent member of the audit committee pursuant to phase-in exemptions available to new public companies in the SEC regulations and the NASDAQ listing rules. We intend to replace Mr. Lowe with an independent audit committee member who qualifies as an audit committee financial expert following this offering.

Upon the consummation of this offering, our audit committee’s responsibilities will include:

•	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;
•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	overseeing our internal audit function;
•	overseeing our risk assessment and risk management policies;
•	meeting independently with our internal auditing staff, registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will also be approved in advance by our audit committee.

Compensation Committee

Upon the consummation of this offering, we expect that the members of our compensation committee will be Drs. Bonfiglio, Spana, and Aggarwal, and that Dr. Spana will chair the compensation committee. Our board of directors has determined that each member of our compensation committee is a non- employee director, as defined in SEC rules, is an outside director, as defined pursuant to Section 162(m) of the IRC, and satisfies the NASDAQ’s independence requirements.

Upon the consummation of this offering, our compensation committee’s responsibilities will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
•	overseeing an evaluation of our senior executives;
•	overseeing and administering our cash and equity incentive plans;
•	reviewing and making recommendations to our board with respect to director compensation;
•	reviewing and discussing annually with management our executive and director compensation disclosures required by SEC rules; and
•	preparing the compensation committee report, to the extent required by SEC rules.

Nominating and Corporate Governance Committee

Upon the consummation of this offering, we expect that the members of our nominating and corporate governance committee will be Drs. Spana and Aggarwal, and that Dr. Aggarwal will chair the nominating and corporate governance committee.

Our board of directors has determined that Drs. Spana and Aggarwal are independent under the NASDAQ listing rules.

Upon the consummation of this offering, our nominating and corporate governance committee’s responsibilities will include:

•	identifying individuals qualified to become members of our board;
•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;
•	reviewing and making recommendations to our board with respect to our board leadership structure;
•	reviewing and making recommendations to our board with respect to management succession planning;
•	developing and recommending to our board corporate governance principles; and
•	overseeing an annual self-evaluation by our board.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that upon the consummation of the offering will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. We intend to disclose on our Web site any amendment to, or waiver of, any provision of this code applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NASDAQ. Following the consummation of this offering, a copy of our code of business conduct and ethics will be available on the Corporate Governance section of our Web site, http://www.microlinbio.com.

EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officer, or Named Executive Officer, for our fiscal year ended September 30, 2013 was our Chief Executive Officer and Executive Chairman, Joseph Hernandez, M.S., MBA. We had no other employees during the period from inception (July 30, 2013) through September 30, 2013:

Nicholas Dean, Ph.D. has agreed to serve as our Chief Scientific Officer upon the consummation of this offering. Christopher Lowe began serving as our President and Chief Financial Officer on May 23, 2014, after the end of our fiscal year.

Summary Compensation Table

The following table provides information regarding the compensation provided to our Named Executive Officer during the fiscal year ended September 30, 2013:

Name and Principal Position	Year	Salary(2)	Option Awards(3)	Total
Joseph Hernandez, M.S., MBA(1) Chief Executive Officer and Executive Chairman	2013	$76,667	$0	$76,667

(1)	Joseph Hernandez was our only officer during the fiscal year ended September 30, 2013.
(2)	Represents accrued but not yet paid salary (for a two-month employment in fiscal 2013). No bonus was received.
(3)	Following our September 30, 2013 fiscal year end, we granted Joseph Hernandez options to purchase up to 60,000 shares of our common stock at an exercise price of $6.33 per share. The options were issued pursuant to the Plan and have an effective grant date of December 31, 2013. In accordance with SEC rules, the aggregate grant date fair value of the option awards granted to Mr. Hernandez on December 31, 2013 is $285,900. This amount is computed in accordance with FASB ASC 718 for stock-based compensation transactions. This amount does not reflect the actual economic value that Mr. Hernandez will realize upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such options. For more information on the stock options granted to Mr. Hernandez, see below under “— Outstanding Equity Awards at September 30, 2013.”

Annual Base Salary

Upon the consummation of this offering, the compensation of our Named Executive Officers will be determined and approved by a compensation committee of our board of directors, which will recommend its compensation decisions to the board of directors. Our board of directors, without members of management present, will ultimately ratify and approve all compensation decisions.

The annual base salary for our Named Executive Officer in fiscal 2013, Joseph Hernandez, was $460,000, but Mr. Hernandez’s employment did not commence until July 30, 2013. We entered into an Employment Agreement with Mr. Hernandez in July 2013, the terms of which are discussed in more detail below under “— Employment and Consulting Agreements.” In June 2014, we entered into an amendment to Mr. Hernandez’s employment agreement, pursuant to which Mr. Hernandez’s annual base salary will decrease to $395,000 upon the consummation of this offering. Upon the consummation of this offering, Dr. Nicholas Dean has agreed to serve as our Chief Scientific Officer. Dr. Dean currently serves as a consultant to the company pursuant to the terms of a Consulting Agreement, which is discussed in more detail below under “— Employment and Consulting Agreements.” We expect Dr. Dean to devote at least 50% of his time to his position as the Company’s Chief Scientific Officer. Based on the number of consulting hours we expect Dr. Dean to provide to the Company, we estimate our payments for Dr. Dean's services in 2014 to be $250,000. Mr. Lowe began serving as our President and Chief Financial Officer on May 23, 2014. Mr. Lowe’s compensation has not been determined at this time.

Long-Term Incentive Compensation

Our long-term, equity-based incentive awards are designed to align the interests of our Named Executive Officers, consultants and future non-employee directors with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our Named Executive Officers, our consultants and our future non-employee directors through the vesting period of the awards.

We use, and intend to use, stock options as the primary incentive for long-term compensation to our Named Executive Officers, consultants and future non-employee directors because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We generally provide initial grants in connection with the hiring or engagement, as applicable, of our Named Executive Officers and our consultants, and intend to provide grants to members of our board of directors in connection with their appointment to the board. We may also provide annual retention grants at or shortly following the end of each fiscal year to our Named Executive Officers, consultants and non-employee directors.

Following our fiscal year ended September 30, 2013, we adopted our 2013 Equity Incentive Plan, or the Plan, the terms of which are described below under “— 2013 Equity Incentive Plan.” All options issued under the Plan are granted at no less than the fair market value of our common stock on the date of grant of each award.

On December 31, 2013, following our fiscal year ended September 30, 2013, we granted our Named Executive Officer an option to purchase up to 60,000 shares of our common stock pursuant to the Plan at an exercise price of $6.33 per share. The vesting terms of the option grant are described in the footnotes to the “— Outstanding Equity Awards at September 30, 2013” table below.

Perquisites, Health, Welfare and Retirement Benefits

We do not provide personal or retirement benefits to our Named Executive Officers. We have agreed to reimburse Mr. Hernandez for his out-of-pocket costs on premiums for life and disability insurance policies.

Outstanding Equity Awards at September 30, 2013

Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect a 2-for-1 forward stock split of our common stock to be effected in connection with this offering.

We did not issue any stock options to our Named Executive Officer during our fiscal year ended September 30, 2013, and our Named Executive Officer did not have any outstanding equity awards at September 30, 2013.

Following September 30, 2013, we adopted the Plan. On December 31, 2013, we granted stock options pursuant to the Plan to our Named Executive Officer, which are described in the following table.

Option Awards(1)
Name	Grant Date		Exercisable	Unexercisable		Option Exercise Price	Option Expiration Date
Joseph Hernandez, M.S., MBA	12/31/13	(2)	—	60,000	(3)	$6.33	12/31/23

(1)	The options were granted pursuant to the Plan, the terms of which are described below under “— 2013 Equity Incentive Plan.”
(2)	The options vest at the rate of 25% of the total number of shares subject to the option on the one-year anniversary of the grant date and with respect to the balance of the shares subject to the option in a series of 36 monthly installments thereafter, provided that Mr. Hernandez continues to provide services to us through such dates.
(3)	Represents 60,000 shares of common stock.

Upon the consummation of this offering, Dr. Nicholas Dean has agreed to serve as our Chief Scientific Officer. Christopher Lowe began serving as our President and Chief Financial Officer on May 23, 2014. Dr. Dean currently serves as a consultant pursuant to the terms of a Consulting Agreement, which is described below under “— Employment and Consulting Agreements.” In connection with our engagement of Dr. Dean and Mr. Lowe, we granted the following stock options pursuant to the Plan:

Option Awards(1)
	Grant Date		Exercisable	Unexercisable		Option Exercise Price	Option Expiration Date
Nicholas Dean, Ph.D.	12/31/13	(2)	—	60,000	(3)	$6.33	12/31/23
Christopher Lowe	12/31/13	(2)	—	40,000	(4)	$6.33	12/31/23

(1)	The options were granted pursuant to the Plan, the terms of which are described below under “— Equity Compensation Plans and Other Benefit Plans — 2013 Equity Incentive Plan.”
(2)	The options vest at the rate of 25% of the total number of shares subject to the option on November 1, 2014 and with respect to the balance of the shares subject to the option in a series of 36 monthly installments thereafter, provided that the option holder continues to provide services to us through such dates.
(3)	Represents 60,000 shares of common stock.
(4)	Represents 40,000 shares of common stock.

Employment and Consulting Agreements

We entered into an Employment Agreement with our Named Executive Officer, Joseph Hernandez, in July 2013. Following our fiscal year end on September 30, 2013, we entered into a consulting agreement with Dr. Nicholas Dean, who has agreed to serve as our Chief Scientific Officer upon the consummation of this offering, and an Employment Agreement with Dr. Eric Marcusson, who has agreed to serve as our Head of Preclinical Drug Discovery upon the consummation of this offering. We also entered into a consulting agreement with Jeffrey Jensen, who has agreed to serve as our Head of Clinical Development upon the consummation of this offering. Compensation arrangements for Christopher Lowe, who began serving as our President and Chief Financial Officer on May 23, 2014, have not been determined at this time. Below are descriptions of the Employment Agreements for Mr. Hernandez and Dr. Marcusson and the respective Consulting Agreements for Dr. Dean and Mr. Jensen.

Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

Employment Agreement with Joseph Hernandez

We entered into an Employment Agreement with Mr. Hernandez in July 2013. Pursuant to the agreement, Mr. Hernandez is paid an annual base salary of $460,000. Pursuant to an amendment to the agreement entered into in June 2014, Mr. Hernandez’s annual salary will decrease to $395,000 upon the consummation of this offering. This salary is subject to an annual review by our board of directors. Mr. Hernandez is also eligible for an annual performance-based cash bonus equivalent to 50% of his base salary, subject to the discretion of our board of directors and attainment by our company of reasonable performance goals approved by the board of directors in its sole discretion. Mr. Hernandez is also entitled to reimbursement from our company for his out-of-pocket cost for life and disability insurance premiums in an amount not to exceed $10,000 annually. Mr. Hernandez’s agreement also provides for a grant of stock options exercisable for an aggregate of 60,000 shares of our common stock at an exercise price of $6.33 per share, which is described above in “— Outstanding Equity Awards at September 30, 2013.”

Upon termination of Mr. Hernandez’s employment for Cause or at Mr. Hernandez’s election other than for Good Reason, he will receive payment for any accrued but unpaid salary through the date of termination and any amount arising from his participation in or benefits under any employee benefit plans, programs, or arrangements. If Mr. Hernandez’s employment is terminated by us other than for Cause or is terminated by Mr. Hernandez for Good Reason, we will make a lump sum payment to Mr. Hernandez in the amount equal to twenty-four (24) months of his salary as in effect immediately prior to the date of termination, in addition to payment for any accrued but unpaid salary through the date of termination and any amount arising from his participation in or benefits under any employee benefit plans, programs, or arrangements.

Under the employment agreement, “Cause” is defined as (a) a material breach of fiduciary duty or material breach of the terms of the employment agreement or any other agreement between Mr. Hernandez and us (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of the employment agreement, remains uncured for a period of sixty (60) days following receipt of written notice from our Board of Directors specifying the nature of such breach; (b) the commission by Mr. Hernandez of any act of embezzlement, fraud, larceny, or theft on or from us; (c) substantial and continuing neglect or inattention by Mr. Hernandez of the duties of his employment, refusal to perform the lawful and reasonable directives of the Board of Directors or the willful misconduct or gross negligence of Mr. Hernandez in connection with the performance of such duties which remains uncured for a period of sixty (60) days following receipt of written notice from the Board of Directors specifying the nature of such breach; (d) the commission by Mr. Hernandez of any crime involving moral turpitude or a felony; and (e) Mr. Hernandez’s performance or omission of any act which, in the judgment of the Board of Directors, if known to our customers, clients, stockholders or any of our regulators, would have a material and adverse impact on our business.

“Good Reason” is defined as (a) a material breach of the agreement by us; (b) a material and substantial reduction of Mr. Hernandez’s responsibilities that is inconsistent with Mr. Hernandez’s status as a senior executive with us; or (c) the requirement by us that Mr. Hernandez perform any act or refrain from performing any act that would be in violation of applicable law.

Employment Agreement with Dr. Eric Marcusson

We entered into an Employment Agreement with Dr. Marcusson on March 7, 2014, which will become effective upon the consummation of this offering. Pursuant to the agreement, Dr. Marcusson will receive an annual salary of $225,000. This salary is subject to an annual review by our board of directors. Dr. Marcusson is also eligible for an annual performance-based cash bonus equivalent to 30% of his base salary, subject to the discretion of our board of directors. Dr. Marcusson is also entitled to receive certain medical, disability, retirement and other fringe benefits offered by the company to its employees, as well as reimbursement from our company for all reasonable and necessary expenses incurred in the ordinary course of his employment.

Upon termination of Dr. Marcusson’s employment for Cause or at Dr. Marcusson’s election other than for Good Reason, he will receive payment for any accrued but unpaid salary through the date of termination and all accrued but unused vacation days, as well as reimbursement for expenses for which he has not yet been reimbursed by the company. If Dr. Marcusson’s employment is terminated by us other than for Cause or is terminated by Dr. Marcusson for Good Reason, we will make a lump sum payment to Dr. Marcusson in an amount equal to six (6) months of his salary as in effect immediately prior to the date of termination, provided that Dr. Marcusson executes a release and waiver of claims against the company.

Under the employment agreement “Cause” is defined as (a) gross incompetence or willful and serious misconduct by Dr. Marcusson that is, or could reasonably be expected to be, injurious to the business, operations and affairs of the company; (b) a breach by Dr. Marcusson of certain restrictive covenants and representations of the employment agreement (including covenants related to non-disclosure, confidentiality, non-competition, non-solicitation, inventions assignment, and no disparagement); (c) a material breach of, or failure or refusal to perform, or habitual neglect of, any of the material duties and obligations of Dr. Marcusson in the employment agreement which remains uncured for a period of thirty (30) days following receipt of a written notice from our Board of Directors specifying the nature of such breach; (d) the commission by Dr. Marcusson of a felony in connection with the business, operations or affairs of the company (including any business done with customers or suppliers) or a reasonable and substantiated determination by us that Dr. Marcusson is engaging in or has engaged in fraud, misappropriation, dishonesty in financial dealings or embezzlement in connection with the business, operations or affairs of the Company (including any business done with any customers or suppliers); (e) conduct by Dr. Marcusson which results or is reasonably likely to result in a material adverse effect (financial or otherwise) on our business or reputation, or which subjects, or if generally known would subject, us to public ridicule or embarrassment; and (f) alcohol or substance abuse by Dr. Marcusson that interferes with the performance of his duties or obligations under the employment agreement.

“Good Reason” is defined as (a) a material breach of the agreement by us; (b) a substantial reduction of Dr. Marcusson’s responsibilities that is inconsistent with Dr. Marcusson’s status as our full-time employee and his title; or (c) the requirement by us that Dr. Marcusson perform any act or refrain from performing any act that would be in violation of applicable law.

Consulting Agreement with Dr. Nicholas Dean

We entered into a Consulting Agreement with Dr. Dean on November 1, 2013. Pursuant to the agreement, Dr. Dean is paid $350 per hour of service and must devote a minimum of 20 hours per month for services to the company. In connection with our engagement of Dr. Dean, pursuant to the Plan, on December 31, 2013, we granted Dr. Dean stock options exercisable for an aggregate of 60,000 shares of our common stock at an exercise price of $6.33 per share.

Consulting Agreement with Mr. Jeffrey Jensen

We entered into a Consulting Agreement with Mr. Jensen on December 30, 2013. Mr. Jensen serves as our Head of Clinical Development. Pursuant to the agreement, Mr. Jensen is paid $275 per hour of service and must devote a minimum of 20 hours per month for services to the company. In connection with our engagement of Mr. Jensen, pursuant to the Plan, on December 31, 2013, we granted Mr. Jensen stock options exercisable for an aggregate of 20,000 shares of our common stock at an exercise price of $6.33 per share.

2013 Equity Incentive Plan

We adopted the 2013 Equity Incentive Plan, or the Plan, in December 2013. Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

Stock Awards

The Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the IRC, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, share-based awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, and to non-employee directors and consultants. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share Reserve

The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the Plan is 500,000 shares. As of the date of this prospectus, stock options to purchase 302,000 shares of our common stock are outstanding under the Plan.

If a stock award is granted under the Plan but shares of our common stock are not acquired pursuant to the stock award (due to expiration, forfeiture, cancelation, surrender or termination of the stock award, cash settlement of the stock award, or otherwise), the shares not acquired again will become available for subsequent issuance under the Plan.

Administration

Our board of directors has the authority to administer the Plan. Our board of directors may delegate its authority to administer the Plan to our compensation committee. Our board of directors may also delegate to one or more of our officers (1) the authority to designate employees to be recipients of certain stock awards, and determine the number of shares of common stock to be subject to such stock awards, and (2) such other authority under the Plan as the board may determine. Subject to the terms of the Plan, our board of directors or the authorized delegate, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the power to modify outstanding awards under the Plan. Subject to the terms of the Plan, the plan administrator has the authority, at any time, to (1) provide that all or a portion of a stock award may be exercised, (2) provide that all or part of any time-based vesting restrictions shall lapse or that all or part of any performance-based criteria shall be deemed to be satisfied, or (3) waive any other limitation or requirement under any stock award.

Stock Options

Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months after the termination of the service relationship. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash or its equivalent, (2) a cashless exercise, (3) the tender of shares of our common stock previously owned by the optionee, (4) a net exercise of the option if it is a nonstatutory option, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Tax Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards

Restricted stock awards may be granted, on terms and conditions determined by the plan administrator, pursuant to restricted stock award agreements adopted by the plan administrator. During any restriction period, the restricted shares are not transferable, but may entitle the holder to voting rights and a right to dividends and distributions paid with respect to the restricted shares.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted, on terms and conditions determined by the plan administrator, pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares covered by a restricted stock unit award.

Stock Appreciation Rights

Stock appreciation rights may be granted, on terms and conditions determined by the plan administrator, pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

Other Stock Award

The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs, (3) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the Plan pursuant to Section 162(m) of the IRC) and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Change in Control

The Plan provides that the plan administrator may take actions that it deems necessary with respect to any stock awards, including the acceleration of vesting, settlement and exercisability in the event of a change in control. For example, a stock award may provide for accelerated vesting upon the participant’s termination without cause or resignation for good reason in connection with a change in control. In the absence of such action or provision, no such acceleration of the stock award will occur. Under the Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (3) a sale of all or substantially all of our assets to a person or entity that is not our affiliate or controlled by the our stockholders.

Amendment and Termination

Our board of directors has the authority to amend, suspend, or terminate our Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No stock awards may be granted after the tenth anniversary of the effective date of the Plan.

Director Compensation

For our fiscal year ended September 30, 2013, Joseph Hernandez served as the only member of our board of directors and did not receive any additional compensation as a director. Please see the “Summary Compensation Table” in this section for a summary of compensation received by Joseph Hernandez in his capacity as our Chief Executive Officer for our fiscal year ended September 30, 2013.

Mr. Hernandez currently serves as our sole director. Five additional individuals have agreed to serve as members of our board of directors upon the consummation of this offering. Following the consummation of this offering, we intend to provide to each of our non-employee directors cash compensation in the form of an annual retainer of $25,000. Our non-employee directors receive an initial stock option grant under the Plan for 20,000 shares of our common stock. These options will vest and become exercisable with respect to one-fourth of the shares subject to the option on the one year anniversary of the date of grant and the balance of the shares will vest and become exercisable in a series of 36 equal monthly installments thereafter, such that the option is fully vested on the fourth anniversary of the date of grant, subject to the director continuing to provide services to us through such dates. The term of each option granted to a director shall be 10 years. The options will be granted under the Plan, the terms of which are described under “— 2013 Equity Incentive Plan.”

We also intend to pay an additional annual retainer of $10,000 to the chair of our audit committee, $5,000 to other independent directors who will serve on our audit committee, $10,000 to the chair of our compensation committee, $5,000 to other independent directors who will serve on our compensation committee, $7,500 to the chair of our nominating and corporate governance committee and $2,500 to other independent directors who will serve on our nominating and corporate governance committee. We intend to reimburse our directors for travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or greater than 5% stockholders since our inception on July 30, 2013. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Following the consummation of this offering, all future related party transactions will be approved by our audit committee or a majority of our independent directors who do not have an interest in the transaction and who will have access, at our expense, to independent legal counsel. Information about our consulting agreements, including grants of options to purchase common stock, entered into with our executive officers and directors is included in the section of this prospectus titled “Executive and Director Compensation.” Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

Since our inception on July 30, 2013 through March 31, 2014, we have funded our operations through non-interest bearing, unsecured advances from Joseph Hernandez, our founder, Chief Executive Officer and Executive Chairman. As of March 31, 2014, Mr. Hernandez had advanced us $278,425 in funds and he has made several additional advances of approximately $85,000 since March 31, 2014. As of the date of this prospectus, we intend to repay Mr. Hernandez approximately $363,000 with a portion of the net proceeds from this offering.

On July 30, 2013, in connection with our incorporation, we issued 3,720,000 shares of common stock to Joseph Hernandez, our founder, Chief Executive Officer and Executive Chairman. We also entered into an Employment Agreement with Mr. Hernandez in July 2013. For a description of the terms of Mr. Hernandez’s Employment Agreement, please see “Executive and Director Compensation — Employment and Consulting Agreements.” In June 2014, we entered into a voting agreement with Mr. Hernandez setting forth certain restrictions on the voting of his common shares. For a description of the voting agreement, please see “Description of Capital Stock — Voting” section of this prospectus.

On September 10, 2013, we issued 280,000 shares of common stock to OSIF in connection with the execution of license agreements between us and OSIF. In January 2014, we issued an additional 30,258 shares to OSIF pursuant to anti-dilution provisions in the licensing agreements. The terms of the licensing agreements provide that OSIF is to hold a 7% equity interest in the company on a fully-diluted basis until we raise at least $10,000,000 in a single transaction or a series of transactions of equity financing. After the anti-dilution rights lapse, OSIF will have the right to participate in any sale of equity securities on the same terms as other purchasers so as to maintain its ownership interest in the company. For more information on the terms of the license agreements and the issuance of such shares, please see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations — License Agreements” section of this prospectus.

We have issued options to purchase shares of our common stock to certain executive officers, consultants and members of our board of directors, including Mr. Hernandez. For more information on these option grants, please see the “Executive and Director Compensation” section of this prospectus. Our executive officers and members of our board of directors have agreed to serve upon the consummation of this offering.

If approved by our board of directors, we may enter into certain business transactions with a CRO or other entities controlled, directly or indirectly, by Joseph Hernandez, our founder, Chief Executive Officer and Executive Chairman.

For more information on the respective equity interests held by Joseph Hernandez and OSIF in the Company, please see the “Principal Stockholders” section of this prospectus.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of June 18, 2014 by (i) each of our directors and executive officers, individually and as a group, and (ii) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

The numbers of shares and percentage ownership information before the offering is based on 4,030,258 shares of common stock outstanding as of June 18, 2014. The numbers of shares and percentage ownership information after the offering is based on the sale of 4,285,714 shares of common stock in this offering.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the SEC rules include shares of our common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days after June 18, 2014, of which there are none. Under the SEC rules, these shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Prior to this Offering			After this Offering
Name and address of beneficial owner	Number of shares beneficially owned		Percentage of shares beneficially owned	Number of shares beneficially owned (assuming no exercise of the overallotment option)	Percentage of shares beneficially owned (assuming no exercise of the overallotment option)
Directors and executive officers
Joseph Hernandez 302 W. 12th St., Suite 114 New York, NY 10014	3,720,000	(1)(2)	93.0%	3,720,000	44.2%
All directors and executive officers as a group (1 person)	3,720,000		93.0%	3,720,000	44.2%
Greater than 5% stockholders
Joseph Hernandez(3) 302 W. 12th St., Suite 114 New York, NY 10014	(4)		(4)	(4)	(4)
Ohio State Innovation Foundation(5) 1524 North High Street Columbus OH, 43201	310,258		7.0%	417,750	5%

*	Represents less than 1% of the number of our common stock outstanding.
(1)	360,000 of these shares are held through a trust.
(2)	Joseph Hernandez’s common shares are subject to a voting agreement which sets forth certain restrictions on the voting of his shares.
(3)	Joseph Hernandez is the founder, Chief Executive Officer and Executive Chairman of our company.
(4)	As listed above.
(5)	The Ohio State Innovation Foundation (OSIF) was issued 280,000 shares on September 10, 2013 pursuant to the licensing agreements for our intellectual property. In January 2014, we issued an additional 30,258 shares to OSIF pursuant to anti-dilution provisions in our licensing agreements with OSIF. In addition, the number of shares beneficially owned after this offering includes an additional 107,492 common shares to be issued under the OSIF anti-dilution provisions (assuming an initial public offering price of $7.00 per share), which would fulfill the remaining anti-dilution provisions of the license agreements.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws and of the Delaware General Corporation Law. Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

General

Upon closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.000001 per share, and 5,000,000 shares of preferred stock, par value $0.000001 per share.

Common Stock

Outstanding Shares

On June 18, 2014, there were 4,030,258 shares of common stock outstanding, held of record by two stockholders. No shares of preferred stock were issued and outstanding as of June 18, 2014.

We currently have 500,000 shares of common stock reserved for issuance under the 2013 Equity Incentive Plan, of which 198,000 shares currently remain available for issuance. Prior to our September 30, 2013 fiscal year end, we issued options for 100,000 shares of common stock to one individual, exercisable beginning six months after August 2013, outside of the plan. We did not issue any options under the plan through our September 30, 2013 fiscal year end, however, in the six-months ended March 31, 2014, we issued options for 282,000 shares of common stock to ten individuals, exercisable beginning in November 2014 and December 2014. In April 2014, we issued options for 20,000 shares of common stock to one individual, exercisable beginning in October 2014.

Voting

Our common stock is entitled to one vote for each share held of record on all matters properly submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

In June 2014, we entered into an agreement with the holder of a majority of our outstanding common shares, Joseph Hernandez, setting forth certain restrictions on the voting of Mr. Hernandez’s common shares (the “Voting Agreement”) and requiring him to vote in the same proportions as the votes cast by other stockholders. Following the consummation of this offering, Mr. Hernandez must vote a portion of his common shares that is in excess of 20% of our common shares then-outstanding in accordance with the Voting Agreement, subject to certain exceptions. The voting restrictions do not apply in the event that (i) an alternative slate of directors is proposed at any meeting of stockholders or other contested election in which Mr. Hernandez is nominated for election as a director by our board of directors, (ii) any action is brought to a vote of stockholders to remove Mr. Hernandez as a director or as our Chief Executive Officer, other than for cause, or (iii) any written consent for a purpose similar to (i) or (ii), in which cases Mr. Hernandez may vote or provide consents with respect to his shares on any matter in any manner as he so wishes. In the event Mr. Hernandez votes, or provides consent, in any manner that breaches the Voting Agreement, we have the right, in the determination of the majority of independent directors then in office, to disregard his voting directions and, instead, count his votes, or consents, as applicable, as if he voted as directed in the Voting Agreement. The Voting Agreement terminates on its first anniversary.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

With the exception of OSIF, holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. Our license agreements with OSIF grant OSIF the right to hold a 7% equity interest in the company on a fully-diluted basis until we raise at least $10,000,000 in a single transaction or a series of transactions of equity financing. Upon the consummation of this offering, when the anti-dilution rights lapse, OSIF will have the right to participate in any sale of equity securities on the same terms as other purchasers so as to maintain its ownership interest in the company. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

The board of directors is authorized, without any further notice or action of the stockholders, to issue 5,000,000 shares of preferred stock in one or more series and to determine the relative rights, preferences and privileges of the shares of any such series. We have no present plans to issue any shares of preferred stock.

Representatives’ Warrants

We have agreed to issue to Brean Capital, LLC and Summer Street Research Partners as representatives of the underwriters in this offering, warrants to purchase a number of our shares of common stock equal to an aggregate of 5% of the shares of common stock sold in this offering (excluding any shares issuable upon exercise of the underwriters’ overallotment option). The warrants will have an exercise price equal to 120% of the offering price of the shares sold in this offering and will be exercisable during the five-year period commencing on the effective date of the registration statement of which this prospectus is a part. The warrants will provide for unlimited piggyback registration rights and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110. Such piggyback registration rights will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The number of shares underlying the warrants will be reduced if necessary to comply with FINRA rules or regulations. For a more complete description of these warrants, see the section entitled “Underwriting — Representatives’ Warrants” in this prospectus.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws include anti-takeover provisions that:

•	authorize our board of directors, without further action by the stockholders, to issue shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights and terms of that series;
•	require at least 25 percent of our entire capital stock for stockholders to call special meetings;
•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of director to be brought before a stockholders meeting;
•	require the affirmative vote of the holders of at least 80% of our outstanding voting stock in order to remove a director or the entire board of directors for cause and permit director removal by stockholders only for cause;
•	allow our directors to establish the size of the board and fill vacancies on the board created by an increase in the number of directors;
•	do not provide stockholders cumulative voting rights with respect to director elections; and
•	provide that our bylaws may be amended by our board of directors without stockholder approval.

Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our board or management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Authorized and Unissued Shares

Our authorized and unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee and consultant compensation. The existence of authorized but unissued shares of common stock could render more difficult, or discourage an attempt, to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

NASDAQ STOCK MARKET LISTING

Our common shares have been approved for listing on the NASDAQ under the “MCLB” symbol.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 77 Spruce Street, Suite 201, Cedarhurst, New York 11516.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. If a public market does develop, future sales of substantial amounts of our common stock in the public market could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. Our common shares have been approved for listing on the NASDAQ under the symbol “MCLB.”

Upon the closing of this offering, we will have an aggregate of 8,423,464 shares of common stock outstanding, assuming sale of all shares offered hereby, the 2-for-1 forward stock split of our common stock effected on June 16, 2014, no exercise by the underwriters of their over-allotment option and no exercise of outstanding options. The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of our common stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below.

The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act. One such safe-harbor exemption is Rule 144, which is summarized below.

Rule 144

Affiliate Resales of Shares

Our affiliates must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of this offering are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

In general, upon expiration of lock-up agreements 12 months after the date of this offering, a person who is an affiliate of ours, or who was an affiliate of ours at any time during the three months immediately before a sale, can sell restricted shares of our common stock in compliance with the following requirements of Rule 144.

Holding period:  If the shares are restricted securities, an affiliate must have beneficially owned the shares of our common stock for at least six months.

Manner of sale:  An affiliate must sell his, her or its shares in “broker’s transactions” or certain “riskless principal transactions” or to market makers, each within the meaning of Rule 144.

Limitation on number of shares sold:  An affiliate is only allowed to sell within any three-month period an aggregate number of shares of our common stock that does not exceed the greater of:

•	one percent of the number of the total number of shares of our common stock then outstanding; and
•	the average weekly trading volume in our common stock during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) the date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker, in each case assuming that our common stock is trading on the NASDAQ at such time.

Current public information:  An affiliate may only resell its restricted securities to the extent that adequate current public information, as defined in Rule 144, is available about us, which, in our case, means that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a period of at least 90 days prior to the date of the sale and we have filed all reports with the SEC required by those sections during the preceding 12 months (or such shorter period that we have been subject to these filing requirements).

Notice on Form 144:  If the number of shares of our common stock being sold by an affiliate under Rule 144 during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then the seller must file a notice on Form 144 with the SEC and the stock exchange on which our common stock is traded concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Shares

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares are expected to enter into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who received shares from us in connection with a compensatory employee benefit plan or other written agreement before the effective date of the registration statement of which this prospectus is a part may resell such shares 90 days after the effective date in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, may be sold by our affiliates by complying with the requirements of Rule 144 applicable to our affiliates and, in the case of non-affiliates, without having to comply with any of the requirements of Rule 144.

Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

As of the date of this prospectus, options to purchase a total of 402,000 shares of common stock were outstanding, of which 25,000 are exercisable. Notwithstanding the above, all shares of our common stock under these options are expected to be subject to lock-up agreements and will become eligible for sale at the expiration of the agreements unless held by an affiliate of ours.

Lock-Up Agreements

Our directors, officers and other holders of outstanding shares of our common stock (including optionholders) will enter into lock-up agreements prohibiting them from selling, contracting to sell, encumbering, granting any option for the sale or otherwise disposing of any shares of our common stock or other securities for a period of six months from the date of the closing of this offering.

2013 Equity Incentive Plan

For our 2013 Equity Incentive Plan, we set aside 500,000 shares of our common stock. As of the date of this prospectus, stock options to purchase 302,000 shares of our common stock are outstanding under the Plan, and 198,000 shares of common stock remain reserved for issuance. Following completion of this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under the Plan. Accordingly, shares registered under any registration statement will be available for sale in the open market following its effective date, except to the extent the shares are subject to the lock-up agreements described above, if applicable, vesting restrictions with us or other contractual restrictions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences to you of the acquisition, ownership and disposition of shares of our common stock offered pursuant to this prospectus. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Department of the Treasury promulgated under the IRC, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, or be interpreted differently, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the shares of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock pursuant to this prospectus and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the IRC (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;
•	insurance companies;
•	tax-exempt organizations;
•	“S” corporations, partnerships or other pass-through entities;
•	insurance companies;
•	tax-exempt organizations;
•	traders in securities that elect to mark to market;
•	regulated investment companies and real estate investment trusts;
•	broker-dealers or dealers in securities or currencies;
•	United States expatriates;
•	persons subject to the alternative minimum tax;
•	persons holding our stock as a hedge against currency risks or as a position in a straddle; or
•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock who, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust, if (i) a United States court can exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person under applicable Treasury Regulations.

As used herein, the term “non-U.S. holder” means any beneficial owner of our common stock that is not a “U.S. holder.”

U.S. Holders

Distributions on Shares of Our Common Stock

If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock. Dividends paid to U.S. holders that are individuals generally will qualify for taxation at the long-term capital gains rates if such U.S. holders meet certain holding period and other applicable requirements. The long-term capital gains rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Distributions in excess of our current and accumulated earnings and profits, as determined under United States federal income tax principles, will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares of our common stock will be taxable as capital gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “— Sale or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock

If a U.S. holder sells or disposes of shares of our common stock, such U.S. holder generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares of our common stock for United States federal income tax purposes at the time of the sale or other disposition. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting will generally apply to a U.S. holder with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock unless the U.S. holder is an exempt recipient. Certain U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock. A U.S. holder will not be subject to backup withholding if such U.S. holder provides its taxpayer identification number to us or our paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Certain holders, including corporations, are generally not subject to information reporting and backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s United States federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, may be subject to a 3.8% Medicare tax. In the case of a U.S. holder who is an individual, the Medicare tax is 3.8% of the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess (if any) of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of an individual ranges from $125,000 to $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Non-U.S. Holders

Distributions on Shares of Our Common Stock

Distributions that are treated as dividends (see “— U.S. Holders — Distributions on Shares of Our Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions in excess of our current and accumulated earnings and profits, as determined under United States federal income tax principles, will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder’s tax basis in its shares of our common stock may be subject to United States federal income tax as gain realized on the sale or other disposition of the shares of our common stock as described under “— Sale or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock

Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or
•	our common stock constitutes a “United States real property interest” (“USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”) by reason of our status as a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but generally may be offset by United States source capital losses.

With respect to the third bullet point above, we believe we will not be a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, it is possible we could become a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market, such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than five percent of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

If gain on the sale or other taxable disposition of shares of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would generally be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder. In addition, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies.

A non-U.S. holder will be required to file a United States federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to United States federal income tax.

Backup Withholding Tax and Information Reporting

We must report annually to each non-U.S. holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or other applicable successor form), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the IRC) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Under certain circumstances, a payee may not be eligible for a refund or credit of such withholding taxes. The U.S. Department of the Treasury has issued administrative guidance providing that these withholding provisions will generally only apply to payments of dividends made on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017.

The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to the particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

Brean Capital, LLC, Summer Street Research Partners and Meyers Associates, L.P., or the Representatives, are acting as the joint book-running managers of this offering and as the representatives of the underwriters in this offering. We have entered into an underwriting agreement dated the date of this prospectus with the Representatives. Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus among us and the underwriters named below, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock listed next to its name in the following table. Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of our common stock effected on June 16, 2014.

Underwriters	Number of Shares
Brean Capital, LLC
Summer Street Research Partners
Meyers Associates, L.P.
Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. After the initial offering of the shares, the public offering price and other selling terms may be changed by the Representatives.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price .	$	$	$
Underwriting discounts and commissions paid by us (7.5%)	$	$	$
Proceeds, before other expenses, to us(1)	$	$	$

(1)	In addition to the underwriting discounts and commissions, we agreed to pay or reimburse the underwriters to cover certain out of pocket expenses of the underwriters in connection with this offering.

The total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $1,712,000 and are payable by us. This includes $20,000 we have already paid, and an additional $160,000 we have agreed to pay Mintz Levin Cohn Ferris Glovsky and Popeo PC (“Mintz”), which is deemed underwriting compensation by FINRA in connection with their representation of Sunrise Securities Corp. (“Sunrise”), who we have terminated as the lead underwriter for our initial public offering. We and the Representatives intend to engage Sunrise to serve as a financial advisor in connection with this offering and the Representatives will pay Sunrise up to $250,000 out of the underwriters’ discounts and commissions. As a financial advisor, Sunrise agrees to use its best efforts, and to extent requested by us and the Representatives, to: (i) advise on the appropriate mix of institutional and retail investors and, if requested, introduce us to at least 10 institutional investors and selling agents with strengths in each of those areas; (ii) evaluate and provide advice on the possibility of placing shares outside of the United States, and making introductions to international broker-dealers; (iii) arrange, organize and assist in the preparation of the roadshow for this offering, including sharing market data and view on capital markets and structure; and (iv) participate in any update and review with us and Representatives of the investors and broker-dealers who have expressed interest in participating in this offering; and help with follow-up as required. We previously paid Sunrise an advance of $20,000 to be used solely to cover actual accountable out-of-pocket expenses and any excess amounts must be repaid to us. Of this $20,000 advance, which is deemed underwriting compensation by FINRA, approximately $14,500 was used for accountable expenses incurred prior to termination of Sunrise as lead underwriter. The remaining amount, approximately $5,500, may be used to cover accountable expenses incurred by Sunrise as a financial advisor and any remaining amounts must be repaid to us.

Representatives’ Warrants

We have also agreed to issue to the Representatives or their designees (with the exception of Meyers Associates, L.P.), at the closing of this offering, warrants, or the Representatives’ Warrants, to purchase that number of our shares of common stock equal to 5% of the aggregate number of shares sold in the offering. The Representatives’ Warrants will be exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of effectiveness of the registration statement of which this prospectus forms a part, at a price per share equal to 120.0% of the public offering price per share of common stock in the offering. The Representatives’ Warrants and the shares of common stock underlying the Representatives’ Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representatives (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate the Representatives’ Warrants or the shares of common stock underlying the Representatives’ Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representatives’ Warrants or the common stock underlying the Representatives’ Warrants for a period of 180 days after the effective date of the registration statement of which this prospectus is a part. The Representatives’ Warrants will provide for piggyback registration rights and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Representatives’ Warrants shall be reduced if necessary to comply with FINRA rules or regulations. Such piggyback registration rights will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part.

Expenses

In addition to the underwriters’ discount, we agreed to pay or reimburse the underwriters to cover certain out of pocket expenses of the underwriters in connection with this offering up to a maximum of $50,000. We have also agreed to pay or reimburse one-half of the fees and expenses of counsel to the Representatives up to a maximum reimbursement of $30,000.

Over-Allotment Option

We have granted the underwriters an option to purchase up to 642,857 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares set forth in the table above. If any shares are purchased pursuant to this over-allotment option, the underwriters will purchase the additional shares in approximately the same proportion as shown in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated between us and the Representatives. Among the factors considered in these negotiations were:

•	the prospects for our company and the industry in which we operate;
•	our past and present financial and operating performance;
•	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;
•	the prevailing conditions of U.S. securities markets at the time of this offering; and
•	other factors deemed relevant.

Lock-Up Agreements

We, our officers and directors and holders of substantially all of our outstanding stock and options have entered into lock-up agreements with the underwriters. Under these agreements, we and these other individuals have agreed, subject to specified exceptions, not to sell or transfer any common stock, options, warrants, or other of our securities, during a period ending 180 days after the effectiveness of the registration statement of which this prospectus is a part, without first obtaining the written consent of Representatives.

Specifically, we and these other individuals have agreed not to during a period ending 180 days after the date of the registration statement of which this prospectus forms a part, without first obtaining the written consent of Representatives:

•	offer, sell, contract to sell, pledge, grant any option to purchase (except for options granted by the Company to our directors and officers), make any short sale or otherwise dispose of, engage in any hedging or other transactions, including, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to, or with respect to any security that includes, relates to, or derives any significant part of its value from, any of our securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any shares of our securities; or
•	exercise or seek to exercise or effectuate in any manner any rights of any nature to register the sale, transfer or other disposition of any of our securities, or to otherwise participate as a selling security holder in any manner in any registration effected by us.

The restrictions described above do not apply to transfers below, provided that prior to such transfer, the donee, trustee, distributee or transferee shall have executed and delivered a lock-up agreement to the representatives of the underwriters, and with respect to the first six bullets below, the transfer does not involve a disposition for value:

•	as a bona fide gift or gifts;
•	to any trust for the direct or indirect benefit of a security holder or the immediate family of a security holder;
•	to any beneficiary of a security holder pursuant to a will or other testamentary document or applicable laws of descent;
•	to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by a security holder or the immediate family of a security holder;
•	if the security holder is a corporation, partnership, limited liability company or other business entity, any transfers to any shareholder, partner or member of, or owner of a similar equity interest in, the security holder;

•	the exercise by a security holder of any stock options or warrants issued pursuant to our existing stock plans, including any exercise effected by the delivery of our securities; provided, that any securities received upon exercise of such options shall be subject to the terms of the lock-up agreement; or
•	of any of the following events: (1) an acquisition by an individual or legal entity or of effective control (whether through legal or beneficial ownership of our capital stock) of 100% of our voting securities; (2) we merge into or consolidate with any other entity, or any entity merges into or consolidates with us; or (3) we sell or transfer all or substantially all of our assets to another person; provided, that, in the case of each of the events set forth in clauses (1) through (3), our securities remain subject to the restrictions on transfer.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ Listing

Our common shares have been approved for listing on the NASDAQ Stock Market under the symbol “MCLB.”

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the Representatives purchases common stock in the open market in stabilizing transactions or to cover short sales, the Representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representatives and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, Prospectus Directive, as implemented in Member States of the European Economic Area, each, a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or CONSOB, pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended, or Qualified Investors; and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors.

Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissã do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to be distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates, or the UAE, or any other governmental authority in the UAE, nor has the Company received authorization or licensing from the Central Bank of the UAE or any other governmental authority in the UAE to market or sell the securities within the UAE. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the UAE by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii)

who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated, together Relevant Persons. The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the shares of common stock being offered by us in this prospectus will be passed upon for us by Thompson Hine, LLP, New York, New York. Goodwin Procter LLP, Boston, Massachusetts, is acting as counsel to the underwriters in connection with this offering.

EXPERTS

The balance sheet of Microlin Bio, Inc. (a development stage company) as of September 30, 2013, and the related statements of operations, stockholders’ deficiency, and cash flows for the period ended September 30, 2013 and for the cumulative period from July 30, 2013 (inception) to September 30, 2013, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein, which report included an explanatory paragraph about the existence of substantial doubt concerning the company’s ability to continue as a going concern, in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any document referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved. Each of these statements is qualified in all respects by this reference.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The registration statement has been filed electronically with the SEC and is publicly available through the SEC’s Web site at http://www.sec.gov.

You may also request a copy of the registration statement and our SEC filings, at no cost, by writing us at 135 E. 57th St., 12th Floor, New York, NY 10022 or emailing us at info@microlinbio.com.

Upon the consummation of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act, and, accordingly, will be required to file annual reports, quarterly reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and Web site of the SEC referred to above. We also maintain a Web site at http://www.microlinbio.com at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on or linked from our Web site does not constitute a part of this prospectus.

MICROLIN BIO, INC
(a Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Mircolin Bio, Inc.

We have audited the accompanying balance sheet of MicroLin Bio, Inc. (a development stage company) (the “Company”) as of September 30, 2013 and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period from July 30, 2013 (inception) to September 30, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microlin Bio, Inc. as of September 30, 2013, and the results of its operations and its cash flows for the period from July 30, 2013 (inception) to September 30, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has not raised any funds as of September 30, 2013. The Company is in the process of raising funds to complete certain preclinical activities; however there is no assurance that the transaction can be successfully executed. These issues raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EisnerAmper LLP

Iselin, New Jersey
January 10, 2014

MICROLIN BIO, INC.
(A Development Stage Company)

Balance Sheet

September 30, 2013
ASSETS	$—
TOTAL ASSETS	$—
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Current portion of notes payable – Ohio State Innovation Foundation	$185,299
Loans made by Founder	24,564
Anti-dilution liability	752,700
Accrued expenses	593,176
Total Current Liabilities	1,555,739
Notes Payable – Ohio State Innovation Foundation, less current portion	2,178,019
3,733,758
COMMITMENTS
STOCKHOLDERS' DEFICIENCY
Common stock, $0.000001 par value; 4,000,000 shares authorized, 4,000,000 shares issued and outstanding	2
Additional paid-in capital	1,770,998
Deficit accumulated during the development stage	(5,504,758)
Total Stockholders' Deficiency	(3,733,758)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$—

The accompanying notes are an integral part of these financial statements.

MICROLIN BIO, INC.
(A Development Stage Company)

Statement of Operations

Period From July 30, 2013 (Inception) To September 30, 2013
REVENUES	$—
OPERATING EXPENSES
Research and development – principally costs to obtain patent portfolio	5,390,518
General and administrative	108,731
Total Operating Expenses	5,499,249
Other expense
Interest expense	5,509
NET LOSS	$(5,504,758)
BASIC AND DILUTED LOSS PER SHARE	$(1.48)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	3,713,016

The accompanying notes are an integral part of these financial statements.

MICROLIN BIO, INC.
(A Development Stage Company)

Statement of Stockholders' Deficiency

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Deficiency
	(Number of Shares)	(Amount)
Balance – July 30, 2013 (inception)	—	$—	$—	$—	$—
Issuance of common stock to founder	3,720,000	2	(2)	—	—
Issuance of stock for license of patents – Ohio State Innovation Foundation	280,000	—	1,771,000	—	1,771,000
Net loss	—	—	—	(5,504,758)	(5,504,758)
Balance – September 30, 2013	4,000,000	$2	$1,770,998	$(5,504,758)	$(3,733,758)

The accompanying notes are an integral part of these financial statements.

MICROLIN BIO, INC.
(A Development Stage Company)

Statement of Cash Flows

Period From July 30, 2013 (Inception) To September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,504,758)
Adjustments to reconcile net loss to net cash used in operating activities:
Note payable in exchange for obtaining patent portfolio	2,363,318
Liability in exchange for obtaining patent portfolio	752,700
Issuance of common stock in exchange for obtaining patent portfolio	1,771,000
Changes in operating assets and liabilities
Accrued expenses	593,176
Net Cash Used in Operating Activities	(24,564)
CASH FLOWS FROM FINANCING ACTIVITIES
Loans made by Founder	24,564
NET CHANGE IN CASH	—
CASH AT BEGINNING OF PERIOD	—
CASH AT END OF PERIOD	$—
Supplemental disclosure of cash paid
Interest	$—
Taxes	$—

The accompanying notes are an integral part of these financial statements.

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note A — Company Information

MicroLin Bio, Inc. (the “Company”) is a development stage biopharmaceutical company with a focus on identifying and developing novel pharmaceutical and diagnostic products for the diagnosis and treatment of cancer. The Company focuses on a class of targets termed microRNAs. The Company was founded on July 30, 2013 and entered into the Patent and Technology License Agreements with the Ohio State Innovation Foundation (“OSIF”), an affiliate of The Ohio State University, on September 6, 2013 (Note D). The Company’s fiscal year end is September 30.

The Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s products, the Company’s ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, Company products, the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company’s ability to raise capital.

From its inception, the Company has devoted substantially all of its efforts to business planning and licensing its portfolio of assets. The Company is currently arranging for outsourced providers to continue clinical development. Accordingly, the Company is considered to be in the development stage.

The principal stockholder and founder was hired as the Company’s Executive Chairman and Chief Executive Officer effective July 30, 2013.

Note B — Liquidity And Plan Of Operation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.

The Company does not expect to receive FDA approval for its therapeutics products for several years. The Company also expects that its research and development expenses will continue to increase as the Company advances to preclinical and clinical trials and pursues FDA approval. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and these losses will be increasing. The Company is uncertain when or if the Company will be able to achieve or sustain profitability. If the Company achieved profitability in the future, the Company may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair its ability to sustain operations and adversely affect the fair value of its common stock and its ability to raise capital.

Through September 30, 2013, the Company has a deficit accumulated during the development stage of approximately $5,500,000 and has not raised any funds to date. The Company’s lack of sufficient capital to execute the development plan for its products raises substantial doubt about its ability to continue as a going concern, and as a result, the Company’s independent registered public accounting firm included an explanatory paragraph in its report on the Company’s financial statements for the period from July 30, 2013 (inception) to September 30, 2013 with respect to this uncertainty.

Subsequent to September 30, 2013, the Company has engaged Torreya Capital, a division of the Financial West Investment Group, and its affiliates to assist the Company with regard to business development efforts, including without limitation mergers and acquisitions. The Company has also engaged Sunrise Securities Corp. to serve as the lead underwriter on a best efforts basis in connection with the Company’s initial public offering. The timing, form and amount of financing, if any, are uncertain.

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note C — Summary Of Significant Accounting Policies

[1] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of the Company’s equity-based instruments. Actual results could differ from those estimates.

[2] Loss per common share:

Basic loss per share is calculated by dividing the Company’s net loss applicable to common stockholders by the weighted average number of common shares during the period. Diluted loss per share is calculated by dividing the Company’s net loss available to common stockholders by the diluted weighted average number of shares outstanding during the year. For the current period there are no instruments outstanding that would be anti-dilutive, except the stock options issued (100,000 non-vested shares) and the shares potentially issuable under the anti-dilution right held by OSIF (See Note D (3)).

Period From July 30, 2013 (Inception) To September 30, 2013
Net Loss (numerator)	$(5,504,758)
Common Shares (denominator)	3,713,016
Net loss per share amount	$(1.48)

[3] Equity-based compensation:

The Company accounts for stock-based transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued, in accordance with Accounting Standards Codification (“ASC”) ASC 718-10 and ASC 505-50, Equity-Based Payments to Non-Employees. The two factors that most affect charges or credits to operations related to stock-based compensation are the estimated fair market value of the common stock underlying stock options for which stock-based compensation is recorded and the estimated volatility of such fair market value. The value of such options is quarterly remeasured and income or expense is recognized during the vesting terms.

Accounting for share-based compensation granted by the Company requires fair value estimates of the equity instrument granted. If the Company’s estimate of the fair value of stock-based compensation is too high or too low, it will have the effect of overstating or understating expenses. When stock-based grants are granted in exchange for the receipt of goods or services, the Company estimates the value of the stock-based compensation based upon the value of its common stock.

Subsequent to year end, the Company has reserved 500,000 shares of Common Stock for issuance to officers, directors, employees and consultants pursuant to the Microlin Bio, Inc. Equity Incentive Plan. See Note J (7).

[4] Revenue recognition:

The Company will develop an appropriate revenue recognition policy when planned principal operations commence.

[5] Research and development:

One of the most significant estimates or judgments that the Company makes is whether to capitalize or expense patent and license costs. The Company makes this judgment based on whether the technology has

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note C — Summary Of Significant Accounting Policies  – (continued)

alternative future uses, as defined in ASC 730, “Research and Development.” The Company’s patent portfolio consists of a large number of compounds and methodologies, substantially all of which are in the very early stage of development, and there is significant uncertainty as to future use and ability to make required payments to the licensor. Based on this consideration, the Company expensed payments made to in-license such patent portfolio. These costs are reflected in research and development expense in the statement of operations.

[6] Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates.

The Company adopted the provisions of ASC 740-10 and has analyzed its filing positions in 2013 in jurisdictions where it may be obligated to file returns. The Company has not had any income tax return filings to date. Therefore, no reserves for uncertain income tax positions have been recorded. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties as of September 30, 2013. In addition, future changes in unrecognized tax benefits will have no impact on the effective tax rate due to the existence of the valuation.

[7] Fair Value Estimate:

The Company is required to estimate the fair value of the common stock underlying stock-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair value of the common stock underlying stock-based awards was determined on each grant date by the Company’s board of directors. All options to purchase shares of common stock are intended to be granted with an exercise price per share no less than the fair value per share of common stock underlying those options on the date of grant, based on the information known on the date of grant.

The Company is privately held with no active public market for its common stock. Therefore, the board of directors have for financial reporting purposes periodically determined the estimated per share fair value of the Company’s common stock at various dates using contemporaneous valuations consistent with the American Institute of Certified Public Accountants Practice Aid, “Valuation of Privately-Held Company Equity Securities Issued as Compensation,” also known as the Practice Aid. These valuations were performed with the assistance of a third-party valuation specialist. The Company performed these contemporaneous valuations as of September 30, 2013. In conducting these contemporaneous valuations, the board of directors considered all objective and subjective factors that it believed to be relevant in each valuation conducted, including the board of directors’ best estimate of the Company’s business condition, prospects and operating performance at each valuation date. Within the contemporaneous valuations performed, a range of factors, assumptions and methodologies were used. The significant factors included external market conditions affecting the biotechnology industry, trends within the biotechnology industry, the results of operations, financial position, status of research and development efforts, stage of development and business strategy, the lack of an active public market for the common stock, and the likelihood of achieving a liquidity event such as an initial public offering (“IPO”).

The Company determined that a market-based approach to value that employs the probability-weighted expected returns method (“PWERM”) would provide the most appropriate paradigm for estimating the fair market value of the Company. The PWERM is a scenario-based analysis that estimates the value per share

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note C — Summary Of Significant Accounting Policies  – (continued)

based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the Company, as well as the economic and control rights of each share class. Under the PWERM approach, the Company used point estimates for values and dates, since the Company is a relatively small and early-stage company.

Under the PWERM approach, six scenarios were evaluated, both in terms of company value and probability of each scenario. The probability identified was the likeliness that the scenario occurs within the next 3.25 years, or by the end of 2017. The scenarios ranged from achieving commercialization of both therapeutic and diagnostic products by the end of 2017 to company dissolution by 2017. The discount rate applied to the future proceeds are based on an estimate of our cost of capital, which is based on the Capital Asset Pricing Model. In the scenarios in which the Company does not become a public company and remains privately held, and thus has illiquid shares, the value of the shares and thus the company were discounted for lack of marketability.

The dates of the Company’s contemporaneous valuations have not always coincided with the dates of its stock-based compensation grants. In such instances, the board of directors’ estimates have been based on the most recent contemporaneous valuation of the Company’s shares of common stock and its assessment of additional objective and subjective factors the board of directors believed were relevant and which may have changed from the date of the most recent contemporaneous valuation through the date of the grant. There were no substantial changes from the date of the valuation noted in valuing the Company’s stock based awards.

[8] Fair Value of Financial Instruments

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
•	Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet for accrued expenses approximate their fair value based on the short-term maturity of these instruments. The Company recognizes all financial instruments as

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note C — Summary Of Significant Accounting Policies  – (continued)

assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss.

[9] Recent accounting pronouncements:

In June 2011, the Financial Accounting Standards Board, (“FASB”) issued ASU 2011-05, Comprehensive Income: Presentation of Comprehensive Income, with the intention of increasing its prominence in financial statements by eliminating the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity. The standard, which became effective for interim and annual periods ending after December 15, 2012, requires comprehensive income to be reported in either a single statement that presents the components of net income, the components of other comprehensive income, and total comprehensive income, or in two consecutive statements. The Company did not have any other comprehensive income related transactions during the period from July 30, 2013 (inception) through September 30, 2013 and as such did not present required statements.

In February 2013, FASB issued ASU 2013-02, Other Comprehensive Income, with amendments that supersede ASU 2011-05 and ASU 2011-12 replacing the presentation requirements for reclassifications out of accumulated other comprehensive income for all public and private companies. These amendments require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. Amendments in this update are effective on a prospective basis for reporting periods beginning after December 15, 2013 with early adoption permitted.

Note D — License Agreements

On September 6, 2013, the Company entered into five license agreements with OSIF pursuant to which OSIF granted the Company the rights to a world-wide license to discover, develop, make, have made, use, import, lease, sell and offer for sale licensed products. In consideration of the licenses:

1.	The Company paid (in October 2013) OSIF a total non-refundable license initiation fee of $25,000 ($5,000 for each of the five licensing agreements) and is required to pay an additional fee of $475,000 ($95,000 for each of the five licensing agreements) in year 2, which resulted in charges to research and development expense for the period July 30, 2013 (inception) through September 30, 2013;
2.	The Company issued 280,000 shares of common stock which have been assigned amounts equivalent to the estimated fair value of the securities issued. Such issuances resulted in charges to research and development expense of approximately $1,771,000 for the period July 30, 2013 (inception) through September 30, 2013;
3.	OSIF received anti-dilution rights equal to 7% of the issued and outstanding share capital of the Company on a fully diluted basis. The right shall lapse following a raise of at least $10,000,000 in a single transaction or a series of transactions of equity financing. The maximum liability of the instrument of $752,700 was charged to research and development expense for the period July 30, 2013 (inception) through September 30, 2013. This liability is based upon the estimated value of shares potentially required to be issued under such agreements. There has been limited Company activity from the date the anti-dilution rights were offered and the end of the period; therefore, there is no change in value of the anti-dilution rights from the date of grant and date of financial statements; and
4.	The Company executed a term note with OSIF in the amount of $2,363,000. The terms of the note require four payments of principal and interest in fixed installments of $100,000 beginning October 31, 2013 through December 31, 2014, and eight payments of principal and interest in fixed

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note D — License Agreements  – (continued)

installments of approximately $273,000 beginning June 30, 2015 through March 31, 2017. The entire amount becomes immediately due in the event that the Company receives external funding of at least $10,000,000. Interest is charged at a 3.5% interest rate. In the event the Company does not make note payments as required, the agreements are considered in default and the patent portfolio would revert back to OSIF. OSIF has agreed to receive the installments due in October 2013 and December 2013 out of the net proceeds from the Company’s initial public offering. The execution of the note payable resulted in charges to research and development expense of approximately $2,363,000 for the period July 30, 2013 (inception) through September 30, 2013.

Interest expense on this note was $5,509 for the period July 30, 2013 (inception) through September 30, 2013.

Future maturities of notes payable are as follows:

Year Ending September 30,
2014	$185,300
2015	579,500
2016	1,057,800
2017	540,700
2,363,300
Less: current portion	185,300
Note payable, net of current portion	$2,178,000

Future commitments under the OSIF License Agreements are as follows:

5.	The Company will pay OSIF annual license maintenance fees of $95,000 (in contract year 3), $35,000 (in contract year 4), $60,000 (in contract year 5) and $10,000 (each contract year thereafter);
6.	The Company may be required to make future milestone payments upon the achievement of various milestones relating to regulatory approval or commercial events under the five licensing agreements plus additional occurrence specific costs which will depend on international and commercial growth; and
7.	The Company will be required to pay OSIF a varying low single digit royalty rate of net sales relating to the licensed products. The license agreements also require annual minimum royalties, as defined in the agreements, beginning in the contract year ending December 31, 2015 and continuing in all contract years thereafter (minimum royalty payments will escalate annually through contract year December 31, 2019).

Under the terms of the license agreements, the Company is allowed to grant sublicenses or assign the license agreements to third parties. If the grant of a sublicense occurs, then the Company will be obligated to pay OSIF a varying percentage of all payments received from the sublicensees. If an assignment of any of the license agreements occurs, the Company will be obligated to pay the greater of a specified amount or percentage, as defined in the agreements, of the gross consideration of the total transaction for contract years beginning December 31, 2014 and continiuing in all contract years thereafter. The term of each agreement continues until the last to expire of the applicable patent rights licensed thereunder. The Company may terminate the agreements at any time upon 90 days’ prior written notice. Four of the agreements require the Company to pay a termination penalty of $2,500,000 if the agreement is terminated by the Company in the first two years of the contract.

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note E — Related Party Transactions

During 2013, the Company borrowed approximately $24,564 from its founder and principal stockholder. These loans are short term, non-collateralized and non-interest bearing. See Note D for a description of equity and licensing transactions with OSIF.

Note F — Income Taxes

Due to operating losses, the Company does not have a provision for current income taxes. Deferred tax assets, principally capitalized patent and start-up costs, consisted of the following at September 30, 2013:

Deferred tax assets:
Capitalized license and patent agreements	$2,044,300
Anti-dilutive liability	332,000
Start-up costs	47,100
Net operating loss carryovers	2,700
Accrued expenses	1,500
2,427,600
Valuation allowance	(2,427,600)
Net deferred tax assets	$—

As of September 30, 2013, the Company has approximately $5,500 of Federal Net Operating Losses (“NOLs”) that will begin to expire in 2033 and approximately $5,500 of New York NOLs that will begin to expire in 2033 for New York tax purposes. The Internal Revenue Code (“IRC”) limits the amounts of net operating loss carryforwards that a company may use in any one year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. Such a change of ownership could limit our utilization of the net operating losses, and could be triggered by subsequent sales of securities by us or our stockholders.

Note G — Commitments and Contingencies

[1] Compensation of Scientific Advisory Board members:

Each of the members of the Company’s Scientific Advisory Board (“SAB”) has entered into a scientific advisory board agreement with the Company, terminable upon 30 days’ written notice by either party, which specifies the services to be provided by each member and compensation payable to each member. As of September 30, 2013, one member of the Scientific Advisory Board received an option to purchase 100,000 shares of common stock in connection with his service (See Note I [2]).

[2] Minimum Lease Commitments

In November 2013, the Company entered into a non-cancellable operating lease for office space expiring in November 2014. The premises were occupied in November 2013. Monthly rent payments under the agreement total $3,500. Future minimum annual rental payments are $38,500 in fiscal year ending 2014 and $3,500 in fiscal year ending 2015.

Note H — Accrued Expenses

Accrued expenses are comprised of the following as of September 30, 2013:

License Initiation Fee (Note D)	$500,000
Accrued salaries (primarily founder)	80,167
Other	13,009
$593,176

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note I — Equity

[1] Stock Issued to Founder

On July 30, 2013, the founder and principal stockholder was issued 3,720,000 shares of the Company’s common stock. The date of issuance was prior to the execution of the OSIF agreements and therefore the Company had no business assets or liabilities at that time. Accordingly, minimal value was assigned to the founder shares.

[2] Stock Options

The Company recognizes compensation expense for share-based payments based on the fair value of the instrument granted. The fair value for non-employee share based awards are marked-to-market on each valuation date until vested using the Black Scholes pricing model.

The Company granted stock options to a SAB member (Note G [1]) on August 7, 2013. The options vest as follows: 25% on the 6-month anniversary and the remaining 75% shall vest ratable over a three year period commencing on the first anniversary of the agreement. However, as of September 30, 2013 the SAB member had not yet commenced working for the Company; therefore, no expense has yet been recognized.

A summary of stock option activity for the period July 30, 2013 (inception) to September 30, 2013 is summarized as follows:

	Number of Options	Weighted Average Exercisable Price
Granted	100,000	$0.0000005
Exercised	—	—
Forfeited	—	—
Options outstanding at September 30, 2013	100,000	$0.0000005

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and will be expensed under the straight-line method. The following assumptions were used:

September 30, 2013
Exercise price	$0.0000005
Fair value underlying common stock	$0.0000005
Risk free interest rate	0.63%
Expected life of the option in years	9
Expected volatility	83.54%
Fair value of option	$0.0000004

Total stock compensation expense recognized amounted to approximately $0 for the period from July 30, 2013 (inception) to September 30, 2013. As of September 30, 2013, the total remaining unrecognized compensation cost related to unvested stock options was approximately $632,500 which will be recognized over a period of 3.5 years.

[3] Forward Stock Split

Unless otherwise indicated, all share and per share amounts have been adjusted to reflect a 2-for-1 forward stock split of the Company’s common stock to be effected upon the consummation of the Company’s initial public offering.

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note J — Subsequent Events

1.	In December 2013, the Company increased the number of authorized shares of common stock from 4,000,000 to 50,000,000 and authorized 5,000,000 shares of preferred stock at $0.000001 par value per share.
2.	The Company entered into an employment agreement with its Executive Chairman and CEO which has an effective date of July 2013. The agreement specifies the compensation payable to, and the services to be provided by, the executive. If the agreement should be terminated by the Company for other than cause, as defined, the Company will be required to pay 24 months annual salary in a lump sum within 60 days of the date of termination. Pursuant to the agreement, the Company granted options with an issuance date of December 31, 2013 to purchase 60,000 shares of the Company’s common stock. The options have an exercise price of $6.33. The options expire in December 2023 and vest as follows: 25% on the one-year anniversary of the issuance date and the remaining 75% shall vest ratably over a three-year period commencing on the first anniversary of the issuance date.
3.	The Company entered into consulting agreements with four other individuals who have agreed to serve as executive officers or in other key management positions upon the consummation of the Company’s initial public offering. The agreements are terminable upon 15 days’ written notice by either party and specifies the compensation and services to be provided by each consultant. The compensation for services shall be accrued until the Company has raised at least $500,000 in financing. Pursuant to the agreements, the Company granted options to purchase 120,000 shares (in the aggregate) of the Company’s common stock with an exercise price of $6.33. The options expire in December 2023 and vest as follows: 25% on the one-year anniversary of the applicable consulting agreement and the remaining 75% shall vest ratably over a three-year period commencing on the first anniversary of the agreement.
4.	The Company issued an option for a member of its Scientific Advisory Board to purchase 20,000 shares of the Company’s common stock with an exercise price of $6.33 per share. The options expire in December 2023 and vest as follows: 25% on the one-year anniversary and the remaining 75% shall vest ratably over a three-year period commencing on the first anniversary of the issuance date.
5.	The Company issued an option for a consultant to purchase 2,000 shares of the Company’s common stock with an exercise price of $6.33 per share. The options expire in December 2023 and vest as follows: 25% on the one-year anniversary and the remaining 75% shall vest ratably over a three-year period commencing on the first anniversary of the issuance date.
6.	In December 2013, 5 individuals agreed to serve as additional members of the Board of Directors upon the consummation of the Company’s initial public offering. As part of their compensation, the Company granted to the individuals who will be independent directors options to purchase 80,000 shares (in the aggregate) of the Company’s common stock with an exercise price of $6.33 per share. The options expire in December 2023 and vest as follows: 25% on the one-year anniversary and the remaining 75% shall vest ratably over a three-year period commencing on the first anniversary of the issuance date.
7.	In December 2013, the Company reserved 500,000 shares of common stock for issuance to officers, directors, employees and consultants pursuant to the Microlin Bio, Inc. Equity Incentive Plan. The awards under this plan must be approved by the Board of Directors and may include stock options, restricted stock or other types of awards, and are subject to compliance with Internal Revenue Code regulations. In certain cases, the Company may include in its awards, a right to repurchase shares exercised/vested by the grantee at its then fair value.

MICROLIN BIO, INC
(A Development Stage Company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to September 30, 2013

Note J — Subsequent Events  – (continued)

8.	The Company has engaged Torreya Capital, a division of the Financial West Investment Group, and its affiliates to assist the Company with regard to business development efforts, including without limitation mergers and acquisitions. The Company has also engaged Sunrise Securities Corp. to serve as the lead underwriter on a best efforts basis in connection with the Company’s initial public offering. The timing, form and amount of financing, if any, are uncertain.
9.	In January 2014, the Company issued an additional 30,258 shares of common stock to OSIF pursuant to anti-dilution provisions in the Company’s licensing agreements with OSIF.

MICROLIN BIO, INC.
(A Development Stage Company)

Condensed Balance Sheets

	March 31, 2014	September 30, 2013*
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$995	$—
Prepaid expense	5,374	—
Total Current Assets	6,369	—
Deferred issuance costs	682,123	—
Security deposit	3,500	—
TOTAL ASSETS	$691,992	$—
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Notes payable – Ohio State Innovation Foundation	$2,446,214	$2,363,318
Loans made by Founder	278,425	24,564
Anti-dilution liability	752,700	752,700
Accounts payable	298,331	—
Accrued expenses	1,553,845	593,176
Total Current Liabilities	5,329,515	3,733,758
COMMITMENTS
STOCKHOLDERS' DEFICIENCY
Preferred stock, $0.000001 par value; 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.000001 par value; 50,000,000 shares authorized, 4,030,258 and 4,000,000 shares issued and outstanding at March 31, 2014 and September 30, 2013, respectively	4	4
Additional paid-in capital	2,277,619	1,770,996
Deficit accumulated during the development stage	(6,915,146)	(5,504,758)
Total Stockholders' Deficiency	(4,637,532)	(3,733,758)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$691,992	$—

*	Derived from audited financial information

The accompanying notes are an integral part of these financial statements.

MICROLIN BIO, INC.
(A Development Stage Company)

Condensed Statement of Operations (unaudited)

	Three months ended March 31, 2014	Six months ended March 31, 2014	Period From July 30, 2013 (Inception) To March 31, 2014
REVENUES	$—	$—	$—
OPERATING EXPENSES
Research and development – principally costs to obtain patent portfolio	332,602	350,102	5,740,620
General and administrative	657,301	1,018,324	1,127,055
Total Operating Expenses	989,903	1,368,426	6,867,675
OTHER EXPENSE
Interest expense	21,283	41,962	47,471
NET LOSS	$(1,011,186)	$(1,410,388)	$(6,915,146)
BASIC AND DILUTED LOSS PER SHARE	$(0.25)	$(0.35)	$(1.76)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	4,027,568	4,013,633	3,936,331

The accompanying notes are an integral part of these financial statements.

MICROLIN BIO, INC.
(A Development Stage Company)

Condensed Statements of Stockholders' Deficiency

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Deficiency
	(Number of Shares)	(Amount)
Balance – July 30, 2013 (inception)	—	$—	$—	$—	$—
Issuance of common stock to founder	3,720,000	4	(4)	—	—
Issuance of stock for license of patents – Ohio State Innovation Foundation	280,000	—	1,771,000	—	1,771,000
Net loss	—	—	—	(5,504,758)	(5,504,758)
Balance – September 30, 2013	4,000,000	4	1,770,996	(5,504,758)	(3,733,758)
Stock based compensation charge (unaudited)	—	—	315,241	—	315,241
Issuance of stock pursuant to anti-dilution provisions (unaudited)	30,258	—	191,382	—	191,382
Net loss (unaudited)	—	—	—	(1,410,388)	(1,410,388)
Balance – March 31, 2014 (unaudited)	4,030,258	$4	$2,277,619	$(6,915,146)	$(4,637,523)

The accompanying notes are an integral part of these financial statements.

MICROLIN BIO, INC.
(A Development Stage Company)

Condensed Statements of Cash Flows (unaudited)

	Six months ended March 31, 2014	Period From July 30, 2013 (Inception) To March 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,410,388)	$(6,915,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Note payable in exchange for obtaining patent portfolio	82,896	2,446,214
Liability in exchange for obtaining patent portfolio	—	752,700
Issuance of common stock in exchange for obtaining patent portfolio	191,382	1,962,382
Stock based compensation expense	315,241	315,241
Changes in operating assets and liabilities
Prepaid expense	(5,374)	(5,374)
Accounts payable	298,331	298,331
Accrued expenses	322,410	915,586
Net Cash Used in Operating Activities	(205,502)	(230,066)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for security deposits	(3,500)	(3,500)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for deferred issuance costs	(43,864)	(43,864)
Advances made on our behalf by Founder	253,861	278,425
Net Cash Provided by Financing Activities	209,997	234,561
NET CHANGE IN CASH	995	995
CASH AT BEGINNING OF PERIOD	—	—
CASH AT END OF PERIOD	$995	$995
Supplemental disclosure of cash paid
Interest	$—	$—
Taxes	$—	$—
Supplemental disclosure of noncash transactions
Deferred issuance costs in accounts payable and accrued liabilities	$638,259	$638,259

The accompanying notes are an integral part of these financial statements.

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note A — Company Information

Microlin Bio, Inc. (the “Company”) is a development stage biopharmaceutical company with a focus on identifying and developing novel pharmaceutical and diagnostic products for the diagnosis and treatment of cancer. The Company focuses on a class of targets termed microRNAs. The Company was founded on July 30, 2013 and entered into the Patent and License agreements with Ohio State Innovation Foundation (“OSIF”), an affiliate of The Ohio State University, on September 6, 2013 (Note D). The Company’s fiscal year end is September 30.

The Company's operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company's products, the Company's ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, Company products, the Company's ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company's ability to raise capital.

From its inception, the Company has devoted substantially all of its efforts to business planning and licensing its portfolio of assets. The Company is currently arranging for outsourced providers to continue clinical development. Accordingly, the Company is considered to be in the development stage.

The accompanying unaudited interim condensed financial statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission pertaining to reports on Form 10-Q and should be read in conjunction with the financial statements and accompanying notes included in the Company’s report for the year ended September 30, 2013. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. In the opinion of management, these statements include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the consolidated financial statements.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The interim operating results are not necessarily indicative of the results for a full year.

Note B — Liquidity And Plan Of Operation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.

The Company does not expect to receive FDA approval for its therapeutics products for several years. The Company also expects that its research and development expenses will continue to increase as the Company advances to pre-clinical and clinical trials and pursues FDA approval. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and these losses will be increasing. The Company is uncertain when or if the Company will be able to achieve or sustain profitability. If the Company achieved profitability in the future, the Company may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair its ability to sustain operations and adversely affect the fair value of its common stock and its ability to raise capital.

Through March 31, 2014, the Company has a deficit accumulated during the development stage of approximately $6,915,000 and has not raised any significant funds to date. In addition, the Company has not made the payments as required under the term note with OSIF (Note D (4)). The Company’s lack of sufficient capital to execute the development plan for its products raises substantial doubt about its ability to continue as a going concern, and as a result, the Company’s independent registered public accounting firm included an

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note B — Liquidity And Plan Of Operation  – (continued)

explanatory paragraph in its report on the Company’s financial statements for the period from July 30, 2013 (inception) to September 30, 2013 with respect to this uncertainty.

The Company has engaged Torreya Capital, a division of the Financial West Investment Group, and its affiliates to assist the Company with regard to business development efforts, including without limitation mergers and acquisitions. The Company has engaged Brean Capital, LLC, Summer Street Research Partners and Meyers Associates, L.P., to serve as the lead underwriters for the Company’s initial public offering (“IPO”). Sunrise Securities Corp. has agreed to serve as a financial advisor in connection with the IPO. The timing, form and amount of financing, if any, are uncertain. Further, the Company is negotiating certain employment and consulting agreements, which could become effective at the close of the IPO.

Note C — Summary Of Significant Accounting Policies

[1] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of the Company's equity-based instruments. Actual results could differ from those estimates.

[2] Loss per common share:

Basic loss per share is calculated by dividing the Company’s net loss applicable to common stockholders by the weighted average number of common shares during the period. Diluted loss per share is calculated by dividing the Company’s net loss available to common stockholders by the diluted weighted average number of shares outstanding during the year, and is the same as basic net loss per share because the Company incurred a net loss in all periods presented and the potentially dilutive securities from the assumed issuance of shares under the anti-dilution option held by OSIF or exercise of outstanding stock options (402,000 shares at March 31, 2014) would have an anti-dilutive effect.

	Three months ended March 31, 2014	Six months ended March 31, 2014	Period From July 30, 2013 (Inception) To March 31, 2014
Net Loss (numerator)	$(1,011,186)	$(1,410,388)	$(6,915,146)
Common Shares (denominator)	4,027,568	4,013,633	3,936,331
Net loss per share amount	$(0.25)	$(0.35)	$(1.76)

[3] Equity-based compensation:

The Company recognizes compensation expense for all equity-based payments. Stock based compensation issued to employees is accounted for under Accounting Standard Codification (“ASC”) ASC 718-10, Compensation — Share Compensation” (“ASC 718-10”). The Company utilizes the Black- Scholes valuation method to recognize compensation expense over the vesting period. Certain assumptions need to be made with respect to utilizing the Black-Scholes valuation model, including the expected life, volatility, risk-free interest rate and anticipated forfeiture of the stock options.

The Company accounts for stock-based transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued, in accordance with Accounting Standards Codification (“ASC”) 718-10 and ASC 505-50, Equity-Based

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note C — Summary Of Significant Accounting Policies  – (continued)

Payments to Non-Employees. The value of such options, computed utilizing the Black-Scholes valuation model, is remeasured at the end of each period for any change in fair value from the previous valuation until the award vests. The Company begins expensing the awards to non-employees at the service commencement date or when the shares vest.

Accounting for share-based compensation granted by the Company requires fair value estimates of the equity instrument granted. If the Company’s estimate of the fair value of stock-based compensation is too high or too low, it will have the effect of overstating or understating expenses. When stock-based grants are granted in exchange for the receipt of goods or services, the Company estimates the value of the stock-based compensation based upon the value of its common stock.

[4] Revenue recognition:

The Company will develop an appropriate revenue recognition policy when planned principal operations commence.

[5] Research and development:

One of the most significant estimates or judgments that the Company makes is whether to capitalize or expense patent and license costs. The Company makesthis judgment based on whether the technology has alternative future uses, as defined in ASC 730, “Research and Development.” The Company’s patent portfolio consists of a large number of compounds and methodologies, substantially all of which are in the very early stage of development, and there is significant uncertainty as to future use and ability to make required payments to the licensor. Based on this consideration, the Company expensed payments made to in-license such patent portfolio. These costs are reflected in research and development expense in the statement of operations.

[6] Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or allof the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates.

The Company adopted the provisions of ASC 740-10 and has analyzed its filing positions in 2013 in jurisdictions where it may be obligated to file returns. The Company has not had any income tax return filings to date. Therefore, no reserves for uncertain income tax positions have been recorded. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties as of March 31, 2014 or September 30, 2013. In addition, future changes in unrecognized tax benefits will have no impact on the effective tax rate due to the existence of the valuation.

[7] Fair Value Estimate:

The Company is required to estimate the fair value of the common stock underlying stock-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair value of the common stock underlying stock-based awards was determined on each grant date by the Company’s board of directors. All options to purchase shares of common stock are intended to be granted with an exercise price per share no less than the fair value per share of common stock underlying those options on the date of grant, based on the information known on the date of grant.

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note C — Summary Of Significant Accounting Policies  – (continued)

The Company is privately held with no active public market for its common stock. Therefore, the board of directors have for financial reporting purposes periodically determined the estimated per share fair value of the Company’s common stock at various dates using contemporaneous valuations consistent with the American Institute of Certified Public Accountants Practice Aid, “Valuation of Privately-Held Company Equity Securities Issued as Compensation,” also known as the Practice Aid. These valuations were performed with the assistance of a third-party valuation specialist. The Company performed these contemporaneous valuations as of September 30, 2013 and March 31, 2014. In conducting these contemporaneous valuations, the board of directors considered all objective and subjective factors that it believed to be relevant in each valuation conducted, including the board of directors’ best estimate of the Company’s business condition, prospects and operating performance at each valuation date. Within the contemporaneous valuations performed, a range of factors, assumptions and methodologies were used. The significant factors included external market conditions affecting the biotechnology industry, trends within the biotechnology industry, the results of operations, financial position, status of research and development efforts, stage of development and business strategy, the lack of an active public market for the common stock, and the likelihood of achieving a liquidity event such as an initial public offering (“IPO”).

The Company determined that a market-based approach to value that employs the probability-weighted expected returns method (“PWERM”) would provide the most appropriate paradigm for estimating the fair market value of the Company. The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the Company, as well as the economic and control rights of each share class. Under the PWERM approach, the Company used point estimates for values and dates, since the Company is a relatively small and early-stage company.

September 30, 2013 valuation:

Under the PWERM approach, six scenarios were evaluated, both in terms of company value and probability of each scenario. The probability identified was the likeliness that the scenario occurs within the next 3.25 years, or by the end of 2016. The scenarios ranged from achieving commercialization of both diagnostic and therapeutic products to company dissolution by 2016. The discount rate applied to the future proceeds are based on an estimate of our cost of capital, which is based on the Capital Asset Pricing Model. In the scenarios in which the Company does not become a public company and remain privately held, and thus have illiquid shares, the value of the shares and thus the company were discounted for lack of marketability. Under the valuation model, the fair value of the Company’s common stock was determined to be $6.33 at September 30, 2013. Management believes there were no substantial changes from the date of the valuation (September 30, 2013) through December 31, 2013 noted in valuing the Company’s stock based awards.

March 31, 2014 valuation:

In response to progress made in certain pre-clinical activities, new in-licenses of intellectual property and capital market feedback, the Company updated its common stock valuation at March 31, 2014. Under the PWERM approach, six scenarios were evaluated, both in terms of company value and probability of each scenario. The probability identified was the likeliness that the scenario occurs within one to five years. The scenarios ranged from achieving commercialization of both diagnostic and therapeutic products to company dissolution. The discount rate applied to the future proceeds are based on an estimate of our cost of capital, which is based on the Capital Asset Pricing Model. In the scenarios in which the Company does not become a public company and remain privately held, and thus have illiquid shares, the value of the shares and thus the company were discounted for lack of marketability. Under the valuation model, the fair value of the Company’s common stock was determined to be $10.00 at March 31, 2014.

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note C — Summary Of Significant Accounting Policies  – (continued)

The dates of the Company’s contemporaneous valuations have not always coincided with the dates of its stock-based compensation grants. In such instances, board of directors’ estimates have been based on the most recent contemporaneous valuation of the Company’s shares of common stock and its assessment of additional objective and subjective factors the board of directors believed were relevant and which may have changed from the date of the most recent contemporaneous valuation through the date of the grant.

[8] Fair Value of Financial Instruments

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
•	Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet for cash, accounts payable, accrued expenses, notes payable and loans made by founder approximate their fair value based on the short-term maturity of these instruments. The Company recognizes all financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss. See Note D(3) regarding calculation of the value of the anti-dilution liability.

[9] Deferred issuance costs

Deferred public offering costs, which primarily consist of direct, incremental legal and accounting fees relating to the company’s initial public offering, are capitalized within deferred issuance costs. The deferred issuance costs will be offset against IPO proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. The Company has incurred approximately $682,000 in initial public offering costs as of March 31, 2014.

Note D — License Agreements

On September 6, 2013, the Company entered into five license agreements with OSIF pursuant to which OSIF grants the Company the rights to a world-wide license to discover, develop, make, have made, use, import, lease, sell and offer for sale licensed products. In consideration of the licenses:

1.	The Company paid OSIF a total non-refundable license initiation fee of $25,000 ($5,000 for each of

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note D — License Agreements  – (continued)

the five licensing agreements) and is required to pay an additional fee of $500,000 ($95,000 for each of the four licensing agreements and $120,000 for one of the five licensing agreements) in year 2, which resulted in charges to research and development expense of $25,000 for the three months and the six months ended March 31, 2014, and $525,000 for the period July 30, 2013 (inception) through March 31, 2014;
2.	The Company issued 280,000 shares of common stock which have been assigned amounts equivalent to the estimated fair value of the securities issued. Such issuances resulted in charges to research and development expense of $0 for the three months and the six months ended March 31, 2014, and approximately $1,771,000 for the period July 30, 2013 (inception) through March 31, 2014, respectively;
3.	OSIF received anti-dilution rights equal to 7% of the Company’s issued and outstanding share capital of the Company on a fully diluted basis. The right shall lapse following a raise of at least $10,000,000 in a single transaction or a series of transactions of equity financing. The estimated liability of the instrument of $752,700 was charged to research and development expense for the period July 30, 2013 (inception) through March 31, 2014. This liability is based upon the estimated value of shares potentially required to be issued under such agreements. In January 2014, the Company issued an additional 30,258 common shares to OSIF pursuant to anti-dilution provisions in our licensing agreements with OSIF. Because these shares were issued but not in connection with a raise the shares were expensed as Research and Development at the estimated fair value of the shares, and
4.	The Company executed a term note with OSIF in the amount of approximately $2,363,000. The terms of the note require four payments of principal and interest in fixed installments of $100,000 beginning October 31, 2013 through December 31, 2014, and eight payments of principal and interest in fixed installments of approximately $273,000 beginning June 30, 2015 through March 31, 2017. The entire amount becomes immediately due in the event that the Company receives external funding of at least $10,000,000. Interest is charged at a 3.5% interest rate. In the event the Company does not make note payments as required, the agreements are technically in default with the patent portfolio reverting back to OSIF. In January 2014, the Company executed an amendment to one of their license agreements which increases the number of patents that the Company has exclusive licensing rights. As consideration for the additional patents, the Company has agreed to pay additional upfront licensing costs of $25,000 (Note D(1)) and has agreed to increase the term note from approximately $2,363,000 to $2,446,000. The execution of the note payable resulted in charges to research and development expense of approximately $83,000 for the three months and the six months ended March 31, 2014, and $2,446,000 for the period July 30, 2013 (inception) through March 31, 2014, respectively. At March 31, 2014, the Company has not made the payments as required under the license agreement. OSIF has agreed to receive these installments out of the net proceeds from the Company’s initial public offering. Due to the fact that the Company does not have the funds available to make payments, the debt has been classified as current for all periods presented. Interest expense on this note was $21,283, $41,960 and $47,469, respectively, for the three months ended March 31, 2014, the six months ended March 31, 2014 and the period July 30, 2013 (inception) through March 31, 2014, respectively. Accrued interest at March 31, 2014 and September 30, 2013 was $47,469 and $5,509, respectively and is included in accrued expenses.

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note D — License Agreements  – (continued)

Future commitments under the OSIF License Agreements are as follows:

5.	The Company will pay OSIF annual license maintenance fees of $95,000 (in contract year 3), $35,000 (in contract year 4), $60,000 (in contract year 5) and $10,000 (each contract year thereafter);
6.	The Company may be required to make future milestone payments upon the achievement of various milestones relating to regulatory approval or commercial events under the five licensing agreements plus additional occurrence specific costs which will depend on international and commercial growth; and
7.	The Company will be required to pay OSIF a varying low single digit royalty rate of net sales relating to the licensed products. The license agreements also require annual minimum royalties, as defined in the agreements, beginning in the contract year ending December 31, 2015 and continuing in all contract years thereafter (minimum royalty payments will escalate annually through contract year December 31, 2019).

Under the terms of the license agreements, the Company is allowed to grant sublicenses or assign the license agreements to third parties. If the grant of a sublicense occurs, then the Company will be obligated to pay OSIF a varying percentage of all payments received from the sublicensees. If an assignment of any of the license agreements occur, the Company will be obligated to pay the greater of a specified amount or percentage, as defined in the agreements, of the gross consideration of the total transaction for contract years beginning December 31, 2014 and continiuing in all contract years thereafter. The term of each agreement continues until the last to expire of the applicable patent rights licensed thereunder. The Company may terminate the agreements at any time upon 90 days' prior written notice. Four of the agreements require the Company to pay a termination penalty of $2,500,000 if the agreement is terminated by the Company in the first two years of the contract.

Note E — Related Party Transactions

As of March 31, 2014 and September 30, 2013, the Company has borrowed approximately $278,400 and $24,600, respectively, from its founder and Executive Chairman and Chief Executive Officer, who is also the principal shareholder. These loans are short term, non-collateralized and non-interest bearing.

See Note D for description of equity and licensing transactions with OSIF.

Note F — Commitments and Contingencies

[1] Compensation of Scientific Advisory Board members and Board of Directors:

Each of the members of the Company's Scientific Advisory Board (“SAB”) have entered into a scientific advisory board agreement with the Company, terminable upon 30 days' written notice by either party, which specifies the services to be provided by each member and compensation payable to each member. The Company granted an aggregate of 120,000 stock options to SAB members from July 30, 2013 (inception) through March 31, 2014.

[2] Minimum Lease Commitments

In November 2013, the Company entered into a non-cancellable operating lease for office space expiring in November 2014. The premises were occupied in November 2013. However, this lease was assigned to a related company, owned by its founder and Executive Chairman and Chief Executive Officer, effective May 1, 2014.

In March 2014, the Company entered into a non-cancellable operating lease for office space effective May 1, 2014 and expiring in June 2016. Monthly rent payments under the agreement total $8,000. Future

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note F — Commitments and Contingencies  – (continued)

minimum annual rental payments are approximately $40,000, $96,000, and $72,000 for the years ending September 30, 2014, September 30, 2015 and September 30, 2016, respectively.

[3] Employment Agreements

The Company entered into an employment agreement with its Executive Chairman and Chief Executive Officer which has an effective date of July 2013. The agreement specifies the compensation payable to, and the services to be provided by, the executive. If the agreement should be terminated by the Company for other than cause, as defined, the Company will be required to pay 24 months annual salary in a lump sum within 60 days of the date of termination. No payments have been made through March 31, 2014 and $353,846 and $76,667 has been accrued at March 31, 2014 and September 30, 2013, respectively as a result of the agreement.

Note G — Accrued Expenses

Accrued expenses are comprised of the following as of March 31, 2014 and September 30, 2013:

	March 31, 2014	September 30, 2013
License Initiation Fee to OSIF (Note D)	$500,000	$500,000
Accrued Salaries and benefits (primarily founder)	357,346	76,667
Professional fees	648,489	—
Other	48,010	16,509
	$1,553,845	$593,176

Note H — Equity

[1] Stock Issued to Founder

On August 1, 2013, the founder and principal stockholder was issued 3,720,000 shares of the Company’s common stock. The date of issuance was prior to the execution of the OSIF agreements and therefore the Company had no business assets or liabilities at that time. Accordingly, minimal value was assigned to the founder shares.

[2] Stock Options

The Company reserved 500,000 shares of Common Stock for issuance to officers, directors, employees and consultants pursuant to the Microlin Bio, Inc. Equity Incentive Plan. The awards under this plan must be approved by the Board of Directors and may include stock options, restricted stock or other types of awards, and are subject to compliance with Internal Revenue Code regulations. In certain cases, the Company may include in its awards, a right to repurchase shares exercised/vested by the grantee at its then fair value. During the six months ended March 31, 2014, the Company issued 302,000 options under the stock option plan and there are 198,000 options available for future issuance. During the period ended September 30, 2013, the Company also issued 100,000 options outside of the stock option plan.

A summary of stock option activity for the period July 30, 2013 (inception) to March 31, 2014 is summarized as follows:

	Number of Options	Weighted Average Exercisable Price
Granted	100,000	$0.0000005
Exercised	—	—

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note H — Equity  – (continued)

	Number of Options	Weighted Average Exercisable Price
Forfeited	—	—
Options outstanding at September 30, 2013	100,000	$0.0000005
Granted	302,000	$6.325
Exercised	—	—
Forfeited	—	—
Options outstanding at March 31, 2014	402,000	$4.752

In April 2014, there were 20,000 stock options forfeited.

The following is a summary of the status of stock options outstanding at March 31, 2014:

	Outstanding Options		Exercisable Options
Exercise Price	Number	Weighted Average Contractual Life	Number
$0.0000005	100,000	9.35 years	25,000
$6.325	302,000	9.75 years	—
	402,000	9.65 years	25,000

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and will be expensed under the straight-line method. The following assumptions were used

	December 31, 2013	August 7, 2013
Exercise price	$6.33	$0.0000005
Fair value underlying common stock	$6.33	$0.0000005
Risk free interest rate	2.45%	0.63%
Calculated dividend rate	0	0
Expected life of the option in years	7	9
Expected volatility	85.00%	83.54%
Fair value of option	$4.77	$0.0000004

The expected life of the stock options was calculated using the method allowed by the provisions of ASC 718-10. The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the options. Estimates of pre-vesting option forfeitures are based on the Company’s experience. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

During the six-months ended March 31, 2014 and year ended September 30, 2013 the Company granted stock options to purchase 122,000 and 100,000 shares, respectively, to non-employees. The fair-value of non-employee share based awards are marked-to-market on each valuation date until vested using the Black Scholes Pricing Model. At March 31, 2014 the following revised assumptions were used to remeasure the unvested options: fair value of underlying stock: $10.00, risk free interest rate: 2.3% to 2.7%, volatility: 86%,

MICROLIN BIO, INC
(a development stage company)

Notes to Financial Statements
Period from July 30, 2013 (Inception) to March 31, 2014

Note H — Equity  – (continued)

term 6-9 years. The fair value of the options at March 31, 2014 was estimated to be: $8.13 to $10. For the period ended September 30, 2013, no stock based compensation expense was recognized for the stock options issued to the consultant as the fair value of the option was negligible and the service period of the consultant’s services had not yet begun. For the three and six months ended March 31, 2014 $243,800 and $255,600, respectively, was recorded as stock compensation expense to non-employees.

Total stock compensation expense recognized amounted to approximately $297,000, $315,000 and $315,000 for the three months ended March 31, 2014, the six months ended March 31, 2014 and the period from July 30, 2013 (inception) to March 31, 2014, respectively. As of March 31, 2014, the total remaining unrecognized compensation cost related to unvested stock options was approximately $2,442,400, which will be recognized over a period of approximately 3.75 years.

[3] Forward Stock Split

All share and per share amounts have been adjusted to reflect a 2-for-1 forward stock split of the Company’s common stock to be effected upon the consummation of the Company’s initial public offering.

[4] Increase in number of shares

In December 2013, the Company increased the number of authorized shares of common stock from 4,000,000 to 50,000,000 and authorized 5,000,000 shares of preferred stock at $0.000001 par value per share.

Note I — Subsequent Events

In April 2014, the Company executed an amendment to one of their license agreements which increases the number of patents that the Company has exclusive licensing rights. As consideration for the additional patents, the Company has agreed to reimburse OSIF the related patent costs of approximately $8,500. Such amounts have not yet been paid.

On April 15, 2014, the Company issued options for a consultant to purchase 20,000 shares of the Company’s common stock with an exercise price of $10.00 per share. The options expire in April 2024 and vest as follows: 25% on the six-month anniversary and the remaining 75% shall vest ratably over a three-year period commencing on November 1, 2014. The total fair value of the option at the grant date is approximately $152,000.

4,285,714 Shares
Common Stock

PROSPECTUS

Joint Book-Running Managers
Brean Capital
Summer Street Research Partners

Co-Manager
Meyers Associates

           , 2014

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

Until            , 2014, (25 days after the commencement of this offering) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Microlin Bio, Inc., or the Registrant, in connection with the sale of the common stock being registered. All amounts shown are estimates except the SEC registration fee, the initial NASDAQ listing fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$5,009
Initial NASDAQ listing fee	$50,000
FINRA filing fee	$6,440
Legal fees and expenses	$1,275,000
Printing expenses	$100,000
Blue Sky fees and expenses	$25,000
Accounting fees and expenses	$175,000
Transfer agent and registrar fees and expenses	$5,000
Miscellaneous expenses	70,551
Total	$1,712,000

ITEM 14. INDEMNIFICATION OF DIRECTORS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The Registrant’s bylaws provide that the Registrant shall pay expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition, provided that an undertaking is delivered to the Registrant by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

The Registrant’s bylaws also provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. The rights conferred in the bylaws are not exclusive, and the Registrant is permitted by the Delaware General Corporation Law to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons. The Registrant has entered into or plans to enter into indemnification agreements with each of its directors and executive officers, the forms of which are included as exhibits to this registration statement. The Registrant’s forms of indemnification agreements require the Registrant to indemnify a director or executive officer, as applicable, for certain expenses (including attorney’s fees) actually and reasonably incurred by such director or executive officer in connection with any claims made against or by such director or executive officer in connection with any action, suit or proceeding, whether actual threatened or completed, to which any such director or executive officer may be made a party by reason of the fact that such person was a director, officer, employee or other agent of the Registrant or is or was acting or serving as a director, officer, employee or other agent of another corporation or enterprise at the Registrant’s request. Under these forms of agreements, the Registrant is not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;
•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;
•	indemnification for any proceedings involving a final judgment that the director’s or officer’s conduct was knowingly fraudulent or deliberately dishonest or constituted willful misconduct;
•	indemnification for which payment has been made to the director or officer under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement (except in respect of any excess beyond payment actually received by the director or officer under such insurance policy, indemnity clause, bylaw or agreement); or
•	indemnification with respect to any proceeding initiated by the director or the officer against the Registrant or its directors, officers, employees or other agents, subject to certain exceptions.

The forms of indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation eliminates the liability of a director to the Registrant or the Registrant’s stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising under:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law (or any successor provision); or
•	from any transaction from which the director derived an improper personal benefit.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

There is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Upon the consummation of this offering, the Registrant intends to obtain an insurance policy that covers its directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

In any underwriting agreement that we enter into in connection with the sale of our common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Registrant, its directors, its officers and persons who control the Registrant within the meaning of the Securities Act against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Unless otherwise indicated, all share and per share amounts have been adjusted for all periods presented to reflect the 2-for-1 forward stock split of the Registrant’s common stock effected on June 16, 2014.

Since its inception on July 30, 2013, the Registrant has issued shares of common stock to two parties. On July 30, 2013, in connection with its incorporation, the Registrant issued 3,720,000 shares to Joseph Hernandez, the Registrant’s founder, Chief Executive Officer and Executive Chairman. On September 10, 2013, the Registrant issued 280,000 shares of common stock to OSIF in connection with the execution of license agreements between the parties. In January 2014, the Registrant issued an additional 30,258 common shares to OSIF pursuant to anti-dilution provisions in the license agreements. No underwriters were used in the foregoing issuances. The securities described above were issued in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

On August 7, 2013, prior to its September 30, 2013 fiscal year end, the Registrant granted stock options to Dr. Carlo Croce, a member of the Registrant’s scientific advisory board, to purchase 100,000 shares of common stock, with an exercise price of $0.0000005 per share, as part of Dr. Croce’s engagement as a member of the scientific advisory board. Dr. Croce’s options were granted prior to the adoption of the Registrant’s 2013 Equity Incentive Plan (the “Plan”).

Following its September 30, 2013 fiscal year end, the Registrant granted the following stock options pursuant to the Plan:

•	On December 31, 2013, stock options to Dr. Robert Lee, a member of the Registrant’s scientific advisory board, to purchase 20,000 shares of common stock, with an exercise price of $6.33 per share, as part of Dr. Lee’s engagement as a member of the scientific advisory board;
•	On December 31, 2013, stock options to Joseph Hernandez, the Registrant’s founder, Chief Executive Officer and Executive Chairman, to purchase 60,000 shares of common stock, with an exercise price of $6.33 per share, as part of Mr. Hernandez’s compensation;
•	On December 31, 2013, stock options to Dr. Nicholas Dean, a consultant engaged by the Registrant, to purchase 60,000 shares of common stock, with an exercise price of $6.33 per share, as part of Dr. Dean’s compensation;
•	On December 31, 2013, stock options to Christopher Lowe, an employee of the Registrant, to purchase 40,000 shares of common stock, with an exercise price of $6.33 per share, as part of Mr. Lowe’s compensation;
•	On December 31, 2013, stock options to Dr. Eric G. Marcusson, an employee of the Registrant, to purchase 20,000 shares of common stock, with an exercise price of $6.33 per share, as part of Dr. Marcusson’s compensation;
•	On December 31, 2013, stock options to Mr. Jeffrey Jensen, a consultant engaged by the Registrant, to purchase 20,000 shares of common stock, with an exercise price of $6.33 per share, as part of Mr. Jensen’s compensation;
•	On December 31, 2013, stock options to a consultant engaged by the Registrant to purchase 2,000 shares of common stock, with an exercise price of $6.33 per share, as part of compensation; and
•	On April 15, 2014, stock options to a consultant engaged by the Registrant to purchase 20,000 shares of common stock, with an exercise price of $10.00 per share, as part of compensation.

In addition, on December 31, 2013, the Registrant granted the following options pursuant to the Plan to members of the Registrant’s board of directors, who have agreed to serve as directors upon the consummation of this offering, as part of their compensation as members of the Registrant’s board of directors:

•	To Gaurav Aggarwal, stock options to purchase 20,000 shares of common stock, with an exercise price of $6.33 per share;
•	To John Bonfiglio, stock options to purchase 20,000 shares of common stock, with an exercise price of $6.33 per share; and
•	To Carl Spana, stock options to purchase 20,000 shares of common stock, with an exercise price of $6.33 per share.

The issuances of common stock upon exercise of the options are exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

Exhibit number	Description of document
1.1	Form of Underwriting Agreement.+++
3.1	Amended and Restated Certificate of Incorporation of the Registrant.+++
3.1.1	Form of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.+++
3.2	Bylaws of the Registrant.+++
4.1	Form of Common Stock Certificate of the Registrant.+++
4.2	Underwriters’ Warrant.+++
5.1	Opinion from Thompson Hine LLP.
@10.1	Form of Indemnity Agreement between the Registrant and its directors.+++
@10.2	Form of Indemnity Agreement between the Registrant and its executive officers.+++
10.3	Patent & Technology License Agreement, Agt. No. A2014-0165, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.3.1	Amendment No. 1 to License Agreement No. A2014-0165, between the Registrant and Ohio State Innovation Foundation, dated May 5, 2014.+++
10.4	Patent & Technology License Agreement, Agt. No. A2013-2080, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.4.1	Amendment No. 1 to License Agreement No. A2013-2080, between the Registrant and Ohio State Innovation Foundation, dated May 5, 2014.+++
10.5	Patent & Technology License Agreement, Agt. No. A2013-2069, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.5.1	Amendment No. 1 to License Agreement No. A2013-2069, between the Registrant and Ohio State Innovation Foundation, dated January 15, 2014.+++
10.5.2	Amendment No. 2 to License Agreement No. A2013-2069, between the Registrant and Ohio State Innovation Foundation, dated May 5, 2014.+++
10.6	Patent & Technology License Agreement, Agt. No. A2014-0164, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.6.1	Amendment No. 1 to License Agreement No. A2014-0164, between the Registrant and Ohio State Innovation Foundation, dated May 5, 2014.+++
10.7	Patent & Technology License Agreement, Agt. No. A2014-0294, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.7.1	Amendment No. 1 to License Agreement No. A2014-0294, between the Registrant and Ohio State Innovation Foundation, dated April 7, 2014.+++
@10.8	2013 Equity Incentive Plan of the Registrant.+++
@10.8.1	Form of Nonqualified Stock Option Agreement for stock options granted under the 2013 Equity Incentive Plan of the Registrant.+++
@10.8.2	Form of Incentive Stock Option agreement for stock options granted under the 2013 Equity Incentive Plan of the Registrant.+++
@10.9	Employment Agreement, between the Registrant and Joseph Hernandez, dated July 2013.+++

Exhibit number	Description of document
@10.9.1	First Amendment to Employment Agreement, between the Registrant and Joseph Hernandez dated June 13, 2014.
@10.10	Scientific Advisory Board Agreement, between the Registrant and Dr. Carlo Croce, dated August 7, 2013.+++
@10.11	Scientific Advisory Board Agreement, between the Registrant and Dr. Philip Tsichlis, dated September 18, 2013.+++
@10.12	Scientific Advisory Board Agreement, between the Registrant and Dr. Robert Lee, dated September 20, 2013.+++
@10.13	Scientific Advisory Board Agreement, between the Registrant and Dr. George Calin, dated December 18, 2013.+++
@10.14	Scientific Advisory Board Agreement, between the Registrant and Dr. Sakari Kauppinen, dated December 19, 2013.+++
@10.15	Consulting Agreement, between the Registrant and Nicholas M. Dean, dated November 1, 2013.+++
@10.16	Employment Agreement, between the Registrant and Eric G. Marcusson, dated March 7, 2014.+++
@10.17	Consulting Agreement, between the Registrant and Jeffrey Jensen, dated December 30, 2013.+++
@10.18	Nonqualified Stock Option Agreement, between the Registrant and Carlo Croce, M.D., dated August 7, 2013.+++
@10.19	Nonqualified Stock Option Agreement, between the Registrant and Nicholas M. Dean, dated December 31, 2013.+++
@10.20	Nonqualified Stock Option Agreement, between the Registrant and Chris Lowe, dated December 31, 2013.+++
@10.21	Nonqualified Stock Option Agreement, between the Registrant and Eric G. Marcusson, dated December 31, 2013.+++
@10.22	Nonqualified Stock Option Agreement, between the Registrant and Jeffrey Jensen, dated December 31, 2013.+++
@10.23	Nonqualified Stock Option Agreement, between the Registrant and Robert Lee, dated December 31, 2013.+++
@10.24	Nonqualified Stock Option Agreement, between the Registrant and Joseph Hernandez, dated December 31, 2013.+++
10.25	Form of Lock-Up Agreement.+++
10.26	Voting Agreement between the Registrant and Joseph Hernandez, dated June 13, 2014.
23.1	Consent of EisnerAmper LLP, independent registered public accounting firm.
23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1).
99.1(a)	Consent of Dr. Gaurav Aggarwal.+++
99.1(b)	Consent of Dr. John M. Bonfiglio.+++
99.1(c)	Consent of Dr. Nicholas Dean.+++
99.1(d)	Consent of Joseph Hernandez.+++
99.1(e)	Consent of Christopher Lowe.+++
99.1(f)	Consent of Carl Spana.+++

*	The Registrant has sought confidential treatment with respect to certain portions of this exhibit. The omitted information has been separately submitted to the SEC.

@	Indicates a management contract or compensatory plan or arrangement.
+++	Previously filed.
(b)	Financial statement schedules.

No financial statement schedules are provided because the information called for is either not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
B.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 18, 2014.

MICROLIN BIO, INC.

By:	/s/ Joseph Hernandez Joseph Hernandez Chief Executive Officer and Executive Chairman

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Joseph Hernandez Joseph Hernandez	Director (sole member of the Board of Directors) Chief Executive Officer and Executive Chairman (principal executive officer)	June 18, 2014
/s/ Christopher Lowe Christopher Lowe	President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 18, 2014

INDEX TO EXHIBITS

(a)	Exhibits.

Exhibit number	Description of document
1.1	Form of Underwriting Agreement.+++
3.1	Amended and Restated Certificate of Incorporation of the Registrant.+++
3.1.1	Form of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.+++
3.2	Bylaws of the Registrant.+++
4.1	Form of Common Stock Certificate of the Registrant.+++
4.2	Underwriters’ Warrant.+++
5.1	Opinion from Thompson Hine LLP.
@10.1	Form of Indemnity Agreement between the Registrant and its directors.+++
@10.2	Form of Indemnity Agreement between the Registrant and its executive officers.+++
10.3	Patent & Technology License Agreement, Agt. No. A2014-0165, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.3.1	Amendment No. 1 to License Agreement No. A2014-0165, between the Registrant and Ohio State Innovation Foundation, dated May 5, 2014.+++
10.4	Patent & Technology License Agreement, Agt. No. A2013-2080, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.4.1	Amendment No. 1 to License Agreement No. A2013-2080, between the Registrant and Ohio State Innovation Foundation, dated May 5, 2014.+++
10.5	Patent & Technology License Agreement, Agt. No. A2013-2069, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.5.1	Amendment No. 1 to License Agreement No. 2013-2069, between the Registrant and Ohio State Innovation Foundation, dated January 15, 2014.+++
10.5.2	Amendment No. 2 to License Agreement No. A2013-2069, between the Registrant and Ohio State Innovation Foundation, dated May 5, 2014.+++
10.6	Patent & Technology License Agreement, Agt. No. A2014-0164, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.6.1	Amendment No. 1 to License Agreement No. A2014-0164, between the Registrant and Ohio State Innovation Foundation, dated May 5, 2014.+++
10.7	Patent & Technology License Agreement, Agt. No. A2014-0294, between the Registrant and Ohio State Innovation Foundation, dated September 6, 2013.*+++
10.7.1	Amendment No. 1 to License Agreement No. A2014-0294, between the Registrant and Ohio State Innovation Foundation, dated April 7, 2014.+++
@10.8	2013 Equity Incentive Plan of the Registrant.+++
@10.8.1	Form of Nonqualified Stock Option Agreement for stock options granted under the 2013 Equity Incentive Plan of the Registrant.+++
@10.8.2	Form of Incentive Stock Option agreement for stock options granted under the 2013 Equity Incentive Plan of the Registrant.+++
@10.9	Employment Agreement, between the Registrant and Joseph Hernandez, dated July 2013.+++
@10.9.1	First Amendment to Employment Agreement, between the Registrant and Joseph Hernandez dated June 13, 2014.

Exhibit number	Description of document
@10.10	Scientific Advisory Board Agreement, between the Registrant and Dr. Carlo Croce, dated August 7, 2013.+++
@10.11	Scientific Advisory Board Agreement, between the Registrant and Dr. Philip Tsichlis, dated September 18, 2013.+++
@10.12	Scientific Advisory Board Agreement, between the Registrant and Dr. Robert Lee, dated September 20, 2013.+++
@10.13	Scientific Advisory Board Agreement, between the Registrant and Dr. George Calin, dated December 18, 2013.+++
@10.14	Scientific Advisory Board Agreement, between the Registrant and Dr. Sakari Kauppinen, dated December 19, 2013.+++
@10.15	Consulting Agreement, between the Registrant and Nicholas M. Dean, dated November 1, 2013.+++
@10.16	Employment Agreement, between the Registrant and Eric G. Marcusson, dated March 7, 2014.+++
@10.17	Consulting Agreement, between the Registrant and Jeffrey Jensen, dated December 30, 2013.+++
@10.18	Nonqualified Stock Option Agreement, between the Registrant and Carlo Croce, M.D., dated August 7, 2013.+++
@10.19	Nonqualified Stock Option Agreement, between the Registrant and Nicholas M. Dean, dated December 31, 2013.+++
@10.20	Nonqualified Stock Option Agreement, between the Registrant and Chris Lowe, dated December 31, 2013.+++
@10.21	Nonqualified Stock Option Agreement, between the Registrant and Eric G. Marcusson, dated December 31, 2013.+++
@10.22	Nonqualified Stock Option Agreement, between the Registrant and Jeffrey Jensen, dated December 31, 2013.+++
@10.23	Nonqualified Stock Option Agreement, between the Registrant and Robert Lee, dated December 31, 2013.+++
@10.24	Nonqualified Stock Option Agreement, between the Registrant and Joseph Hernandez, dated December 31, 2013.+++
10.25	Form of Lock-Up Agreement.+++
10.26	Voting Agreement between the Registrant and Joseph Hernandez, dated June 13, 2014.
23.1	Consent of EisnerAmper LLP, independent registered public accounting firm.
23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1).
99.1(a)	Consent of Dr. Gaurav Aggarwal.+++
99.1(b)	Consent of Dr. John M. Bonfiglio.+++
99.1(c)	Consent of Dr. Nicholas Dean.+++
99.1(d)	Consent of Joseph Hernandez.+++
99.1(e)	Consent of Christopher Lowe.+++
99.1(f)	Consent of Carl Spana.+++

*	The Registrant has sought confidential treatment with respect to certain portions of this exhibit. The omitted information has been separately submitted to the SEC.
@	Indicates a management contract or compensatory plan or arrangement.
+++	Previously filed.

(b)	Financial statement schedules.

No financial statement schedules are provided because the information called for is either not required or is shown either in the financial statements or the notes thereto.